EXHIBIT 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BLACKBAUD, INC.

PROJECT MONTESSORI ACQUISITION, INC.

EVERFI, INC.

and

EON STOCKHOLDER REPRESENTATIVE, LLC

(solely in its capacity as the Seller Representative)

Dated as of December 30, 2021

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3.18	Related Party Transactions	62
3.19	Minute Books	62
3.20	Bank Accounts; Powers of Attorney	62
3.21	Customers	62
3.22	Suppliers	63
3.23	No Other Representations or Warranties	63
ARTICLE 4
	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB	63
4.1	Organization, Good Standing and Other Matters	63
4.2	Authority and Enforceability	64
4.3	No Conflict: Required Filings and Consents	64
4.4	Financing	64
4.5	Solvency	65
4.6	Litigation	65
4.7	Capital Structure	65
4.8	SEC Filings	65
4.9	Absence of Changes	67
4.10	Activities of Merger Sub	67
4.11	Brokers and Finders	67
4.12	No Other Representations or Warranties	67
ARTICLE 5
	PRE-CLOSING COVENANTS	67
5.1	Conduct of Business	67
5.2	Access to Information; Confidentiality	70
5.3	Efforts to Consummate	71
5.4	Notices and Consents	71
5.5	Public Announcements	71
5.6	Related Party Transactions	72
5.7	Exclusive Dealing	72
5.8	Notification of Certain Matters	73
5.9	Merger Sub	73
5.10	Financing	73
ARTICLE 6
	POST-CLOSING COVENANTS	74
6.1	Books and Records	74
6.2	Indemnification of Directors and Officers; Insurance	74
6.3	Employee Matters	75
6.4	Tax Matters	76
6.5	R&W Insurance Policy	77
ARTICLE 7
	CONDITIONS PRECEDENT	77
7.1	Conditions to Each Party’s Obligation	77
7.2	Conditions to Obligation of Purchaser and Merger Sub	77
7.3	Conditions to Obligations of the Company	79
ARTICLE 8
	TERMINATION	79
8.1	Events of Termination	79

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8.2	Effect of Termination	80
ARTICLE 9
	SURVIVAL; INDEMNIFICATION	81
9.1	Survival of Representations, Warranties and Covenants	81
9.2	Indemnification by the Sellers	81
9.3	Indemnification by Purchaser	82
9.4	Indemnification Procedures	82
9.5	Certain Limits on Indemnification	85
9.6	Calculation of Losses	86
9.7	Materiality Scrape	86
9.8	Tax Treatment of Indemnity Payments	86
9.9	Exclusive Remedy	86
ARTICLE 10
	GENERAL PROVISIONS	86
10.1	Seller Representative	86
10.2	Entire Agreement	90
10.3	Amendment; No Waiver	90
10.4	Severability; Specific Versus General Provisions	90
10.5	Expenses and Obligations	91
10.6	Notices	91
10.7	Counterparts	92
10.8	Governing Law	92
10.9	Submission to Jurisdiction; Consent to Service of Process	92
10.10	Waiver of Jury Trial	93
10.11	Rights Cumulative	93
10.12	Assignment	93
10.13	Specific Enforcement	94
10.14	Third-Party Beneficiaries	94
10.15	No Personal Liability of Directors, Officers and Owners	95
10.16	Release	95
10.17	Deemed Seller Agreement	96
10.18	Attorney-Client Privilege and Conflict Waiver	96
10.19	Non-Reliance	97

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 30, 2021, is entered into by and among Blackbaud, Inc., a Delaware corporation (“Purchaser”), Project Montessori Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), EverFi, Inc., a Delaware corporation (the “Company”) and Eon Stockholder Representative, LLC, a Delaware limited liability company, solely in its capacity as the Seller Representative (as defined below) and only for the express purposes provided herein and no other purpose.

RECITALS

WHEREAS, the Company, Purchaser and Merger Sub intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which, among other things, Merger Sub will cease to exist and the Company will become a Subsidiary of Purchaser (the “Merger”);

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that this Agreement and the transaction contemplated hereby, including the Merger, are fair and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger, and (d) directed that this Agreement be submitted to the stockholders of the Company for their adoption;

WHEREAS, immediately following the execution of this Agreement, the Company shall seek to obtain, in accordance with Section 228 of the DGCL, a written consent of (a) its stockholders approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL and (b) the holders of the Series D Preferred Stock under the Investor Rights Agreement (the “Written Consent”);

WHEREAS, the respective boards of directors of the Purchaser and Merger Sub have each approved, adopted and declared advisable this Agreement and the Transactions, including the Merger, in accordance with the DGCL and upon the terms and subject to the conditions set forth herein;

WHEREAS, Purchaser shall, or shall cause the direct holder of the stock of Merger Sub to, immediately following execution and delivery of this Agreement, adopt this Agreement in its capacity as sole stockholder of Merger Sub;

WHEREAS, concurrently with the execution and delivery of this Agreement, Purchaser has entered into written employment offer letters with each of the Key Employees (as defined below), which offers of employment shall be effective upon, and conditioned upon the occurrence of, the Closing (the “Key Employee Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Persons listed on Schedule 1.1, the Company, and Purchaser have entered into restrictive

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covenant agreements, which restrictive covenant agreements shall be effective upon, and conditioned upon the occurrence of, the Closing (the “Restrictive Covenant Agreements”); and

WHEREAS, Purchaser, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with, and establish various conditions to, the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1 DEFINED TERMS

1.1    Defined Terms. The following terms shall have the following meanings in this Agreement:

“Accounting Methodology” means GAAP applied using the accounting principles, methods, practices, reserves and accruals utilized in preparing the Company’s balance sheet at the Audit Date, applied on a consistent basis with such balance sheet, using consistent estimation methodologies and judgments and with consistent classifications used in such balance sheet.

“Acquisition Engagement” has the meaning set forth in Section 10.18(a).

“Action” means any claim, suit, action, proceeding, arbitration, investigation or litigation (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Authority, arbitrator, arbitration panel, or similar Person or body.

“Adjustment Amount” means the net amount (which may be positive or negative) of all increases or decreases to the Closing Date Merger Consideration pursuant to Section 2.12(c).

“Adjustment Amount Per Share” means the quotient of (a) the Adjustment Amount over (b) the Fully Diluted Shares.

“Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by, or under common control with, such particular Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” means a schedule, to be delivered by the Seller Representative to Purchaser at least three (3) Business Days prior to the anticipated Closing Date, allocating the Closing Date Merger Consideration, including the respective portion of Closing Date

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Cash Consideration and Closing Date Stock Consideration, as applicable, and Final Merger Consideration among the Sellers.

“Antitrust Laws” has the meaning set forth in Section 5.5(b).

“As-Converted Outstanding Preferred Shares” means the number of shares of Common Stock into which the Outstanding Preferred Shares are then convertible.

“Audit Date” has the meaning set forth in Section 3.5(a).
“Balance Sheet” has the meaning set forth in Section 3.5(a).

“Balance Sheet Date” has the meaning set forth in Section 3.5(a).

“Base Amount” equals $750,000,000.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Calculation Time” means 11:59 p.m. (Eastern time) on the day immediately preceding the Closing Date.

“CARES Act” means the United States Coronavirus Aid, Relief, and Economic Security Act and any similar or successor Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, and IRS Notice 2020-65) in any U.S. jurisdiction, and any subsequent Law intended to address the consequences of COVID-19, including the Health and Economic Recover Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability and Schools Act.

“Casualty Proceeds” means any insurance proceeds received by the Company or any Company Subsidiary on or before the Closing Date with respect to any damage, destruction or loss occurring to any asset that has not been applied to the repair, replacement and restoration thereof.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change of Control Payment” means (a) any bonus, retention, severance or other payment or other form of compensation that is created, accelerated, accrues or becomes payable by the Company or any Subsidiary of the Company to any present or former director, stockholder, employee or consultant thereof, including pursuant to any employment agreement, benefit plan or any other Contract, including any Taxes payable on or triggered by any such payment, and (b) without duplication of any other amounts included within the definition of Selling Expenses, any other payment, expense or fee that accrues or becomes payable by the Company or any Subsidiary of the Company to any Governmental Authority or other Person under any Law or Contract or in connection with the giving of any notices or the obtaining of any Consents, including any termination fee payable under the Series D- Management Services Agreement with The Rise Fund

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Management, LLC, dated April 13, 2017, in the case of each of clauses (a) and (b), as a result of, or in connection with, the execution and delivery of this Agreement or any Related Document or the consummation of the Transactions.

“Claim” has the meaning set forth in Section 10.16.
“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Cash and Cash Equivalents” means the sum of (i) cash and cash equivalents, plus (ii) deposits in transit to the extent there has been a reduction of receivables on account thereof, and minus (iii) outstanding (uncleared) checks, overdrafts, drafts and wire transfers to the extent there has been a reduction of accounts payable on account thereof, restricted balances or deposits (including cash held as collateral and restricted cash related to any letter of credit serving in place of security deposit), amounts held in escrow and Casualty Proceeds and any other time item that would otherwise constitute cash that is subject to restriction, limitation or imposition of any Tax or adverse Tax consequence on use or distribution by applicable Law, in the case of the foregoing clauses (i) – (iii), of the Company Group as of the Calculation Time, as further reduced by the amount of any cash used by any of the Company Group after such time and prior to the Closing to pay Indebtedness, Selling Expenses, or a dividend, distribution or redemption in respect of equity securities. Notwithstanding the foregoing, the calculation of Closing Date Cash and Cash Equivalents shall be made in accordance with the Accounting Methodology and without giving effect to any Closing Date Cash and Cash Equivalents funded by or on behalf of Purchaser.

“Closing Date Cash Consideration” means an amount in cash equal to (i) the Closing Date Merger Consideration, (ii) minus the sum of (A) the aggregate amount of In-the- Money Vested Option Cancellation Payments (other than with respect to Non-Employee Optionholders), plus (B) the aggregate exercise price of all In-the-Money Vested Options (including with respect to Non-Employee Optionholders), plus (C) the aggregate exercise price of all Warrants, (iii) minus $300,000,000.

“Closing Date Indebtedness” means the Indebtedness of the Company Group as of immediately prior to the Closing calculated in accordance with the Accounting Methodology and without giving effect to the Transactions.

“Closing Date Merger Consideration” means aggregate consideration (comprising both cash and Purchaser Common Stock) having a value equal to the sum of (a) the Base Amount, plus (b) Estimated Cash and Cash Equivalents, plus (c) the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital, minus (d) the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital, minus (e) the Estimated Closing Date Indebtedness, minus (f) the Escrow Amount, minus (g) the Estimated Selling Expenses, minus (h) the Seller Representative Expense Fund, and plus (i) the aggregate exercise price of all of the In-the-Money Vested Options and all of the Warrants outstanding immediately prior to the Effective Time.

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“Closing Date Per Share Merger Consideration” means the quotient of (a) the Closing Date Merger Consideration minus the Preference Amount (if any) over (b) the Fully Diluted Shares.

“Closing Date Stock Consideration” means a number of shares of Purchaser Common Stock having an aggregate Purchaser Stock Price equal to $300,000,000.

“Closing Date Stock Consideration Percentage” means an amount, expressed as a percentage, of the quotient of (a) $300,000,000, divided by (b) the sum of (i) $300,000,000, plus
(ii) the Closing Date Cash Consideration.

“Closing Statement” has the meaning set forth in Section 2.12(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state or local Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Majority Interest” means the holders of at least a majority of the (a) Outstanding Common Shares entitled to vote on the matter and (b) Outstanding Preferred Shares, voting together as a single class on an as-converted to Common Stock basis.

“Common Stock” means the Company’s Common Stock, par value $0.001 per share.

“Company” has the meaning set forth in the preamble.

“Company Access Contact” has the meaning set forth in Section 5.2(a).
“Company Charter” means the Company’s Sixth Amended and Restated
Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on April 12, 2017, as amended.

“Company Data” means all data, information, and data compilations contained in the IT Systems or any databases of the Company, including Personal Data, that are used by, or necessary to the business of the Company Group.

“Company Documents” has the meaning set forth in Section 3.3.

“Company Group” means (a) prior to the Closing, collectively, the Company and its Subsidiaries and (b) from and after the Closing, collectively, the Surviving Company and its Subsidiaries.

“Company Intellectual Property” has the meaning set forth in Section 3.16(b).     “Company Permits” has the meaning set forth in Section 3.7(b).
“Company Plans” has the meaning set forth in Section 3.15(a).

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“Company Privacy Policies” means any (a) internal or external past or present data protection, data usage, privacy and security policies of the Company Group, (b) public statements, representations, obligations, promises, commitments relating to privacy, security, or the Processing of Personal Data, and (c) binding policies and obligations applicable to the Company Group as a result of any certification relating to security or the Processing of Personal Data.

“Company Software” means any proprietary software owned or purported to be owned by any member of the Company Group.

“Company Stock” means the Common Stock and Preferred Stock.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated March 3, 2021, by and between the Company and Purchaser.

“Continuing Employees” has the meaning set forth in Section 6.3(a).

“Contract” means any written or oral contract, lease, license, indenture, agreement, arrangement, understanding, instrument, note, commitment or other legally binding arrangement.

“Contracting Parties” has the meaning set forth in Section 10.15.

“COVID-19” means the coronavirus disease (COVID-19), caused by the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), including any variants thereof, which was declared a Public Health Emergency of International Concern by the World Health Organization on January 30, 2020.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, layoff, furlough, social distancing, shut down, closure, sequester, safety or similar Law, or other Laws, directives, guidelines or recommendations promulgated by any industry group or Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, (i) in connection with or in response to COVID-19 or (ii) if required by a change in applicable Law after the date hereof.

“Creditors” has the meaning set forth in Section 2.4(d)(vi).

“Data Processor” means a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of or at the direction of the Company Group.

“DGCL” has the meaning set forth in the recitals.

“Dissenting Shares” has the meaning set forth in Section 2.13(a).
“DLA Piper” has the meaning set forth in Section 10.18(a).

“DOJ” has the meaning set forth in Section 5.5(a).

“Effective Time” has the meaning set forth in Section 2.2.

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“Electronic Data Room” has the meaning set forth in Section 10.18(a).

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

“Environmental Laws” means any Law relating to pollution or protection of the environment, natural resources or human health and safety or relating to the use, generation, management, manufacture, processing, treatment, storage, transportation, remediation cleanup, handling, disposal or Release of, or exposure to, Hazardous Substances.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to any Environmental Law.

“ERISA” has the meaning set forth in Section 3.15(a).

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person, is (or was at any relevant time) treated as a single employer for purposes of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Account” means the account or subaccount set up with the Escrow Agent in which the Escrow Amount is deposited.

“Escrow Agent” means PNC Bank, National Association.

“Escrow Agreement” means the escrow agreement to be entered into at Closing by and among Purchaser, the Seller Representative, and the Escrow Agent in substantially the form attached hereto as Exhibit A.

“Escrow Amount” means an amount equal to $1,000,000.

“Escrow Funds” means the amounts held in the Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof and less distributions thereof in accordance with this Agreement and the Escrow Agreement.

“Estimated Cash and Cash Equivalents” has the meaning set forth in Section 2.10.

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.10.

“Estimated Selling Expenses” has the meaning set forth in Section 2.10.

“Estimated Working Capital” has the meaning set forth in Section 2.10.

“EU” has the meaning set forth in Section 3.7(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Exchange Documents” has the meaning set forth in Section 2.16(b).

“Family” means, with respect to an individual, (i) the individual's spouse and any former spouses, (ii) any other individual who is related to the individual or the individual’s spouse (or any former spouse) within the second degree and (iii) any other individual who resides with such individual.

“Final Cash and Cash Equivalents” has the meaning set forth in Section 2.12(c).

“Final Indebtedness” has the meaning set forth in Section 2.12(c).

“Final Merger Consideration” means the Closing Date Merger Consideration, as adjusted pursuant to Section 2.12.

“Final Selling Expenses” has the meaning set forth in Section 2.12(c).

“Final Working Capital” has the meaning set forth in Section 2.12(c).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Fraud” means actual, knowing, and intentional common law fraud (and not a constructive fraud or any form of fraud premised on recklessness or negligence) committed by a Person in the making of the representations and warranties in this Agreement (as modified by the Schedules).

“FTC” has the meaning set forth in Section 5.5(a).

“Fully Diluted Shares” means the aggregate number of Outstanding Common Shares plus the aggregate number of As-Converted Outstanding Preferred Shares plus the aggregate number of shares of Common Stock issuable upon the exercise of all In-the-Money Vested Options outstanding immediately prior to the Closing plus the aggregate number of shares of Common Stock issuable upon the exercise of all Warrants outstanding immediately prior to the Closing.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization, Good Standing and Other Matters; Subsidiaries), 3.2 (Capitalization), 3.3 (Authority and Enforceability), 3.4(a) (No Conflict; Required Filings and Consents)(solely with respect to the representation in Section 3.4(a)(A)), 3.17 (Brokers and Finders), 4.1 (Organization, Good Standing and Other Matters), 4.2 (Authority and Enforceability), 4.3 (No Conflict; Required Filings and Consents), and 4.7 (Capitalization).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof (or, for the purposes of Section 3.5, as of the date of such Financial Statements referred to therein).

“Governmental Authority” means any domestic or foreign national, provincial, state, multi-state or municipal or other local government, any subdivision, agency, commission or

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authority thereof, any court or tribunal or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder (including the IRS).

“Hazardous Substances” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined, designated, identified or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any Environmental Law; and (b) any petroleum, petroleum distillate or petroleum-derived products, radon, radioactive materials or wastes, per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as
amended.

“Improvements” has the meaning set forth in Section 3.10(c).

“In-the-Money Vested Option” has the meaning set forth in Section 2.9.

“In-the-Money Vested Option Cancellation Payment” means, as to each In-the-Money Vested Option, an amount equal to the product of (i) the Closing Date Per Share Merger Consideration minus the per share exercise price of the applicable In-the-Money Vested Option multiplied by (ii) the number of shares of Common Stock that would otherwise be issuable upon the exercise of such In-the-Money Vested Option.

“Incentive Plan” means the 2010 Equity Incentive Plan of the Company, as amended.

“Indebtedness” means, as of any time, without duplication, (a) all indebtedness for borrowed money; (b) all indebtedness for the deferred purchase price of property or services (including “earn out” or incentive payments or similar obligations, in each case, computed as if all the criteria or other conditions of such “earn out,” incentive, or similar provision, together with any gross-up payment, was due); (c) obligations evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations under leases that have been or should be, in accordance with GAAP (without giving effect to FASB Accounting Standards Update No. 2016-02, Leases, ASC Topic 842), recorded as capital leases; (f) all reimbursement, payment, or similar obligations, contingent or otherwise, under acceptance, letter of credit, or similar facilities; (g) all obligations of such Person under interest rate, currency swap or other hedging transactions (valued at the termination value thereof); (h) any accrued salary, bonus, incentive or other payments or benefits owed to employees of the Company or its Subsidiaries (including severance owed to former employees, accrued but unused paid time off, deferred compensation, and unfunded or underfunded pension or post-retirement benefits, including the employer portion of employment and all other related Taxes without regard to the ability of the Company Group to defer such Taxes under the CARES Act or other applicable Law, for the avoidance of doubt, net of any Employee

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Retention Credits receivable under Section 2301 the CARES Act as set forth on Exhibit H) but excluding any of the foregoing that constitute Change of Control Payments; (i) any Pre-Closing Taxes that remain unpaid as of immediately prior to the Closing (whether or not due and payable as of the Closing Date), net of any Tax Overpayment Amount; (j) $8.132 million, which represents liabilities of the Company Group relating to sales Taxes in the Pre-Closing Tax Period); (k) all obligations secured by any Lien existing on property or assets owned by such Person, whether or not indebtedness secured thereby has been assumed; (l) any dividend payable (other than any dividend payable from one member of the Company Group to another member of the Company Group); (m) any accrued and unpaid amounts payable in connection with the closure of Company Group offices located in Boston, Massachusetts; (n) any liability of others described in clauses (a) through (m) above that the Person has guaranteed or that is otherwise its legal liability; and (o) all interest (accrued and unpaid), premiums, penalties, indemnities, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing Indebtedness; provided, that Indebtedness shall be reduced by amounts due to the Company in connection with the sale of the Company’s CPN assets to Vector Systems, Inc. Notwithstanding the foregoing, “Indebtedness” shall not include (i) any amounts reflected in Working Capital, (ii) any indebtedness, obligations and other liabilities that are solely between or among any one or more members of the Company Group, (iii) any indebtedness incurred by or on behalf of Purchaser or Merger Sub, or (iv) any Selling Expenses.

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Indemnitees” has the meaning set forth in Section 6.2(a).

“Independent Accountant” has the meaning set forth in Section 2.12(b)(iii).

“Information Security Program” means a written information security program that materially complies with Privacy Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Data, and that includes: (i) written policies and procedures regarding Personal Data, and the Processing thereof; (ii) administrative, technical and physical safeguards designed to protect the security, confidentiality, and integrity of any Personal Data owned, controlled, maintained, held, or Processed by the Company Group; (iii) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; and (iv) protections against Security Incidents, Malicious Code, and against loss, misuse or unauthorized access to and Processing of Company Data, IT Systems.

“Intellectual Property” means any and all (i) patents and patent applications, including all reissues, divisions, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof; (ii) trademarks, service marks, trade dress, trade names, brand names, logos, internet domain names and URLs, business names and other source or business identifiers, whether registered or unregistered, all registrations and applications for registration thereof and renewals for any of the foregoing, and, in each case, together with all of the goodwill associated therewith; (iii) published and unpublished works of authorship and copyrights (registered or unregistered), including software, and all registrations and applications for

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registration thereof and any renewals or extensions for any of the foregoing; and (iv) trade secrets and, know-how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and technology, and other confidential and proprietary information.

“International Plan” has the meaning set forth in Section 3.15(h).

“Investors’ Rights Agreement” means the Third Amended and Restated Investors’ Rights Agreement, effective as of April 13, 2017, by and among the Company, each of the investors listed on Schedule A thereto, each of the stockholders listed on Schedule B thereto, and any additional purchaser that becomes a party thereto in accordance with Section 6.6 thereof.

“IRS” means the United States Internal Revenue Service.

“IT Systems” mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet- related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or used to process Company Data or other data or information in the conduct of the business of the Company Group.

“Junior Preferred Stock” means the Preferred Stock designated as Junior Preferred Stock in accordance with the Company Charter.

“Key Employees” means each of Tom Davidson, Ray Martinez, Jon Chapman, Ellen Patterson, Tom Hartenstein, and Don Prodehl.

“Key Employee Agreements” has the meaning set forth in the recitals.

“Knowledge” means (a) with regard to the Company, the actual knowledge Tom Davidson, Ray Martinez, Jon Chapman, Ellen Patterson, Tom Hartenstein, and Don Prodehl have or would have had after a reasonable inquiry of their direct internal reports and (b) with regard to Purchaser and Merger Sub, the actual knowledge Kevin Mooney and Jeffrey Kline have or would have had after a reasonable inquiry of their direct internal reports.

“Law” means any federal, state, county, local, municipal, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, license, permit, decision, order, edict, writ, decree, rule, regulation, judgment, ruling, injunction, guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.10(b).

“Letter of Transmittal” has the meaning set forth in Section 2.8(b).

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, reservation, equitable interest, charge, easement, lease, sublease, license, conditional sale or other title retention agreement, right of first refusal, hypothecation, covenant, title defect, servitude, right of way, variance, option, warrant, claim, community property interest, restriction (including any

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restriction on use, voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership) or encumbrance of any kind.

“Losses” means any loss, liability, claim, damage, cost or expense (including without duplication any reasonable and foreseeable mitigation costs, but excluding any punitive or exemplary damages, except to the extent actually paid to a third party), including Taxes and reasonable legal fees and expenses, whether involving a Third-Party Claim or a claim solely between the parties; it being agreed that the term “Loss” shall include any such items arising out of the continued operation of any member of the Company Group after the Closing in substantially the same manner as before the Closing or the continuation after the Closing of any circumstance that existed before the Closing.

“Malicious Code” has the meaning set forth in Section 3.16(j).

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect (an “Event”) (a) that individually, or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) that materially and adversely affects the ability of the Company to timely consummate the Merger and to perform its obligations under this Agreement and the Related Documents; provided, however, that no Event to the extent arising or resulting from any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether there has occurred or would reasonably be expected to occur a Material Adverse Effect, (i) changes in general economic conditions or in the industry in which the Company and its Subsidiaries operate, (ii) changes from, or effects arising from or relating to, the occurrence, escalation or material worsening of any act of God or other calamity, natural disaster, pandemic (including COVID-19), outbreak, hostility, act of war, sabotage, cyber attack, terrorism or military action, or other force- majeure events, (iii) changes in Law, (iv) changes in GAAP, (v) the failure of the Company or any Company Subsidiary to meet internal projections, forecasts, predictions, estimates or models (provided that the underlying Events giving rise to such failure (to the extent not otherwise falling into any of the exceptions provided in clauses (i)-(iv) and (vi)) may be taken into account in determining whether there has occurred or would reasonably be expected to occur a Material Adverse Effect), (vi) compliance with the express terms of this Agreement, or (vii) the announcement of this Agreement and the Merger, but any effects resulting from the matters referred to in clauses (i), (ii), (iii) or (iv) shall be excluded only to the extent such matters do not disproportionately impact the Company or its Subsidiaries as compared to other companies operating in the same industry.

“Material Contract” has the meaning set forth in Section 3.13(a).

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the preamble.

“Nasdaq” means the Nasdaq Global Select Market, any successor stock exchange operated by The Nasdaq Stock Market LLC or any successor thereto.

“Nonparty Affiliates” has the meaning set forth in Section 10.15.

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“Non-Employee Option Cash Cancellation Payment” means, with respect to each Non-Employee Optionholder, means an amount in cash equal to the product of (a) the In-the- Money Vested Option Cancellation Payment applicable to such Non-Employee Optionholder), times (b) the difference (expressed as a percentage) of (i) one (1) minus (ii) the Closing Date Stock Consideration Percentage.

“Non-Employee Option Purchaser Stock Cancellation Payment” means, with respect to each Non-Employee Optionholder, a number of shares of Purchaser Common Stock equal to the quotient of (a) the product of (i) the In-the-Money Vested Option Cancellation Payment applicable to such Non-Employee Optionholder), times (ii) the Closing Date Stock Consideration Percentage, divided by (b) the Purchaser Stock Price.

“Non-US Continuing Employees” has the meaning set forth in Section 6.3(a).

“Objection Notice” has the meaning set forth in Section 2.12(b)(i).

“OFAC” has the meaning set forth in Section 3.7(d).

“Off-the-Shelf Software” means any software that is generally, commercially available to the public through retail stores or commercial distribution channels and licensed to any member of the Company Group with a replacement cost or annual license, subscription or other for a license fees of less than $50,000 in the aggregate for each such license.

“Option” means each option to purchase Common Stock granted under any employee stock option plan or arrangement of the Company, including options granted under the Incentive Plan.

“Option Agreement” has the meaning set forth in Section 3.2.

“Option Surrender Form” has the meaning set forth in Section 2.9.

“Optionholder” means a holder of one or more Options.

“Order” means any award, decree, decision, injunction, judgment, ruling, verdict, subpoena, injunction or settlement entered, issued, made or rendered by, or any consent, agreement, memorandum of understanding or other Contract with, any Governmental Authority or arbitrator (in each case whether temporary, preliminary or permanent).

“Ordinary Course of Business” means an action taken by the Company or its Subsidiaries only in the ordinary and usual course of its business consistent with past practice.

“Organizational Documents” means (a) the articles or certificates of incorporation and the by-laws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company, (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation

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or organization of a Person not described in clauses (a) through (d), and (f) any amendment to or equivalent of any of the foregoing.

“Outside Date” has the meaning set forth in Section 8.1(e).

“Outstanding Common Shares” means the aggregate number of shares of Common Stock issued and outstanding as of immediately prior to the Closing.

“Outstanding Preferred Shares” means the aggregate number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Junior Preferred Stock issued and outstanding as of immediately prior to the Closing.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by any member of the Company Group.

“Paying Agent” means PNC Bank, National Association.

“Paying Agent Agreement” means the paying agent agreement to be entered into at Closing by and among Purchaser, the Seller Representative, and the Paying Agent in substantially the form attached hereto as Exhibit B.

“Payoff Letters” has the meaning set forth in Section 2.4(d)(vi).

“Permit” means all permits, authorizations, licenses, certificates, franchises, authorizations, consents and other approvals from any Governmental Authority.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, (c) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP, (d) Liens that secure debt reflected on the Balance Sheet or Liens the existence of which is referred to in the notes to the Balance Sheet, (e) easements, covenants, rights-of-way and other similar restrictions of record that do not materially detract from the value of the property and do not materially interfere with the current or proposed use and occupancy of the property, (f) any conditions that may be shown by a current, accurate survey or physical inspection of any property and do not materially interfere with the current or proposed use and occupancy of the property, (g) non-exclusive licenses granted by a member of the Company Group in the Ordinary Course of Business, (h)(i) zoning, building and other similar restrictions that are not violated in any material respect by the current or proposed use or occupancy of the property and (ii) Liens that have been placed by any developer, landlord or other third party on property over which the Company Group has easement rights or on any Leased Real Property and subordination or similar agreements relating thereto, and (i) Liens discharged at or prior to Closing.

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Authority.

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“Personal Data” means any information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including, but not limited to: (a) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a natural person’s financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier; or (b) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by applicable Privacy Requirements.

“Personal Property Leases” has the meaning set forth in Section 3.10(d).

“Pre-Closing Statement” has the meaning set forth in Section 2.10.

“Pre-Closing Taxes” means (a) any and all Taxes of or with respect to the Company Group for or relating to any Pre-Closing Tax Period and (b) any liabilities for amounts that the Company Group has deferred pursuant to Section 2302 of the CARES Act; provided, that, for purposes of determining Pre-Closing Taxes, (i) in the case of a Straddle Period, (x) the amount of any Taxes based on or measured by income, payroll or receipts of the Company Group for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (y) the amount of other Taxes of the Company Group for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period, (ii) the taxable year of any pass-through entity or controlled foreign corporation (as defined in Section 957 of the Code) shall be deemed to terminate as of the end of the Closing Date (including for purposes of recognizing any income pursuant to Section 951 or Section 951A of the Code), (iii) Subpart F income (within the meaning of Section 952 of the Code) of any controlled foreign corporation shall be determined without regard to Section 952(c) of the Code, and (iv) all deferred Tax liabilities (other than those described in the foregoing clause (b)) and deferred Tax assets shall be excluded.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preference Amount” means an amount equal to the aggregate amount of all Preference Payments payable to holders of Preferred Stock outstanding immediately prior to the Effective Time.

“Preference Payment” means an amount per share of Preferred Stock payable to holders of the Preferred Stock outstanding immediately prior to the Effective Time equal to (a) with respect to the Series A Preferred Stock, $2.00 per share of Series A Preferred Stock outstanding immediately prior to the Effective Time, plus all declared and unpaid dividends with respect to such share pursuant to the Company Charter, (b) with respect to the Series B Preferred

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Stock, $3.901 per share of Series B Preferred Stock outstanding immediately prior to the Effective Time, plus all declared and unpaid dividends with respect to such share pursuant to the Company Charter, (c) with respect to the Series C Preferred Stock, $8.405 per share of Series C Preferred Stock outstanding immediately prior to the Effective Time, plus all declared and unpaid dividends with respect to such share pursuant to the Company Charter, (d) with respect to the Series D Preferred Stock, $11.52 per share of Series D Preferred Stock outstanding immediately prior to the Effective Time, plus all declared and unpaid dividends with respect to such share pursuant to the Company Charter, and (e) with respect to the Junior Preferred Stock, $4.103995 per share of Junior Preferred Stock outstanding immediately prior to the Effective Time, plus all declared and unpaid dividends with respect to such share pursuant to the Company Charter.

“Preferred Stock” means the Company’s Preferred Stock, par value $0.001 per share.

“Privacy Requirements” means any and all Laws, binding industry requirements, and contracts relating to the protection or Processing of Personal Data that are applicable to the Company Group, including, but not limited to: (a) the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227, et seq.; HIPAA; the Family Educational Rights and Privacy Act of 1974, 20 U.S.C. § 1232g, et seq.; the Children’s Online Privacy Protection Act, 15 U.S.C. § 6501, et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. §§ 2701-12, et seq.; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the California Customer Records Act, Cal. Civ. Code §§ 1798.80 to 84; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 N.Y.C.R.R. § 500, et seq.; the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. § 17.00, et seq.; Nev. Rev. Stat. 603A, et seq.; Cal. Civ. Code § 1798.82, et seq.; N.Y. Gen. Bus. Law § 899-aa, et seq.; N.Y. Gen. Bus. Law § 899-bb, et seq.; 11 N.Y.C.R.R. § 420, et seq.; 11 N.Y.C.R.R. § 421, et seq.; the Illinois Biometric Information Privacy Act, 740 I.L.C.S. § 14, et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679); U.S. state and federal Laws that prohibit unfair or deceptive acts and practices, such as the Federal Trade Commission Act, 15 U.S.C. § 45, et seq.; and all other Laws and binding regulations relating to data protection, information security, cybercrime, Security Incident notification, social security number protection, outbound communications and/or electronic marketing, use of electronic data and privacy matters (including online privacy) in any applicable jurisdictions; (b) each contract relating to the Processing of Personal Data applicable to the Company Group; and (c) each applicable rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards that are binding on a Company Group member, including, to the extent applicable, the Payment Card Industry Data Security Standard.

“Processing”, “Process”, or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Privacy Requirements) of Company Data or IT Systems.

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“Pro Rata Share” means with respect to each Seller, the amount, expressed as a percentage, equal to (a) the number of (i) Outstanding Common Shares held by such Seller plus (ii) As-Converted Outstanding Preferred Shares held by such Seller, plus (iii) the number of shares of Common Stock issuable upon the exercise of all In-the-Money Vested Options held by such Seller and outstanding as of immediately prior to Closing, plus (iv) the number of shares of Common Stock issuable upon the exercise of all Warrants held by such Seller and outstanding as of immediately prior to Closing divided by (b) the Fully Diluted Shares.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Bylaws” has the meaning set forth in Section 4.1.

“Purchaser Charter” has the meaning set forth in Section 4.1.

“Purchaser Common Stock” means the Common Stock of Purchaser, par value
$0.001 per share.

“Purchaser Documents” has the meaning set forth in Section 4.2.

“Purchaser Financial Statements” has the meaning set forth in Section 4.8(c).

“Purchaser Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Purchaser Plans” has the meaning set forth in Section 6.3(a).

“Purchaser SEC Documents” has the meaning set forth in Section 4.8(a).

“Purchaser Stock Price” means $78.0351, which represents the daily volume- weighted average sales price per share of Purchaser Common Stock on Nasdaq, as reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for the twenty (20) consecutive trading days ending on and including the trading day immediately preceding the date on which this Agreement is executed.

“Real Property Leases” has the meaning set forth in Section 3.10(b).

“Registered IP” means all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority or domain name registrar, including all Internet domain names, patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Registration Rights Agreement” has the meaning set forth in Section 2.4(e).

“Related Claims” means all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement, the Related Documents and any other document or instrument delivered pursuant to this Agreement or the Related Documents, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this

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Agreement or the Related Documents or otherwise arising from the Transactions or the relationship between the parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement or the Related Documents).

“Related Documents” means the Escrow Agreement, the Paying Agent Agreement, the Key Employee Agreements, the Restrictive Covenant Agreements, the Registration Rights Agreement, and any other document, agreement, certificate or instrument entered into in connection with this Agreement; provided, however, that the Escrow Agreement, the Paying Agent Agreement, the Key Employee Agreements, the Restrictive Covenant Agreements, and the Registration Rights Agreement shall not be a Related Document solely for purposes of applying the provisions in Article 10 to the extent, and only to the extent, that the Escrow Agreement, the Paying Agent Agreement, the Key Employee Agreements, the Restrictive Covenant Agreements, or the Registration Rights Agreement expressly conflict with Article 10.

“Related Person” means (i) with respect to any Person that is not an individual,(A) any Affiliate of such Person, (B) any Person that serves as a director, officer, partner, executor, or trustee of such Person or an Affiliate of such Person (or in any other similar capacity), (C) any Person with respect to which such Person or an Affiliate of such Person serves as a general partner or trustee (or in any other similar capacity), (D) any Person that has direct or indirect beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power or equity securities or other equity interests representing at least 10% of the outstanding equity interests (a “Material Interest”) in such Person, and (E) any Person in which such Person or an Affiliate of such Person holds a Material Interest and (ii) with respect to any Person that is an individual (A) each other member of such individual's Family, (B) any Affiliate of such Person or one or more members of such Person’s Family, (C) any Person in which such Person or members of such Person’s Family hold (individually or in the aggregate) a Material Interest, and (D) any Person with respect to which such Person or one or more members of such Person’s Family serves as a director, officer, partner, executor, or trustee (or in any other similar capacity).

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.

“Released Matters” has the meaning set forth in Section 10.16.

“Releasees” has the meaning set forth in Section 10.16.

“Releasing Parties” has the meaning set forth in Section 10.16.

“Relevant Date” has the meaning set forth in Section 3.7(a).

“Requisite Stockholder Approval” means the adoption of this Agreement and the Merger by the affirmative vote of (i) the Combined Majority Interest and (ii) the Series D Majority Interest.

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“Restrictive Covenant Agreements” has the meaning set forth in the recitals.

“R&W Insurance Policy” means that certain Purchaser-Side Representations and Warranties Insurance Policy, dated as of the date hereof, issued by the R&W Insurance Provider to Purchaser.

“R&W Insurance Provider” means AIG Specialty Insurance Company.

“Sanctioned Country” has the meaning set forth in Section 3.7(d).

“Sanctioned Party” has the meaning set forth in Section 3.7(d).

“Schedules” has the meaning set forth in Article 3.

“SDN” has the meaning set forth in Section 3.7(d).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any unauthorized access, acquisition or other compromise of Company Data or Company’s IT Systems requiring notification to any person or Governmental Authority under applicable law.

“Seller Indemnified Parties” has the meaning set forth in Section 9.3(a).

“Seller Representative” means Eon Stockholder Representative, LLC, who is appointed by each of the Sellers to act on their behalf for the purposes and on the terms specified in Section 10.1.

“Seller Representative Expense Fund” means $500,000.

“Sellers” means the Stockholders (including any Warrantholders upon deemed exercise of the Warrants at Closing) and Optionholders.

“Selling Expenses” means all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Related Documents or the consummation of the Transactions or in connection with or in anticipation of any alternative transactions considered by the Company, in each case, to the extent such costs, fees, and expenses are payable or reimbursable by the Company or any Company Subsidiary and which are unpaid as of the Calculation Time, including (a) the fees and expenses of DLA Piper and all other fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred (including all fees and expenses incurred pursuant to that certain engagement letter between the Company and Goldman Sachs & Co. LLC dated December 30, 2021), (b) all Change of Control Payments, and (c) 50% of any Transfer Taxes that are attributable to the Sellers pursuant to Section 2.15.

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“Series A Preferred Stock” means the Preferred Stock designated as Series A Preferred Stock in accordance with the Company Charter.

“Series B Preferred Stock” means the Preferred Stock designated as Series B Preferred Stock in accordance with the Company Charter.

“Series C Preferred Stock” means the Preferred Stock designated as Series C Preferred Stock in accordance with the Company Charter.

“Series D Majority Interest” means the holders of at least a majority of the outstanding shares of Series D Preferred Stock, voting exclusively as a single series on an as- converted to common stock basis.

“Series D Preferred Stock” means the Preferred Stock designated as Series D Preferred Stock in accordance with the Company Charter.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair salable value (determined on a going concern basis) of its assets and property will, as of such date, exceed the amounts required to pay its debts as they become absolute and mature, as of such date, (b) such Person will have adequate capital to carry on its business and (c) such Person will be able to pay its debts as they become absolute and mature, in the Ordinary Course of Business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.

“Stockholder” means a holder of Outstanding Common Shares and/or Outstanding Preferred Shares.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subject Materials” has the meaning set forth in Section 9.4(b)(ii).

“Subsidiary” of any Person means another Person with respect to which the first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, greater than fifty percent (50%) of its equity interests). The term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Surrendered Certificate(s)” means one or more stock certificates representing the applicable Outstanding Common Shares or Outstanding Preferred Shares surrendered in accordance with this Agreement or, if any stock certificate representing Outstanding Common Shares or Outstanding Preferred Shares has been lost, stolen or destroyed, compliance with Section 2.11(f) with respect to such applicable Outstanding Common Shares or Outstanding Preferred Shares.

“Surviving Company” has the meaning set forth in Section 2.1.

“Target Working Capital” means ($32,162,000).

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“Tax” (and with correlative meaning, “Taxes”) means (a) any federal, state, local or foreign tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including any income tax, gross receipts, windfall profit, severance, production, franchise, branch profits, capital gains, value-added, sales, use, property, transfer, payroll, social security, withholding, license, excise, employment, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, escheat and unclaimed property obligations, and any fine, penalty, interest, additional amount or addition to tax with respect thereto (including to the extent imposed in respect of an obligation to file a Tax Return), imposed, assessed or collected by or under the authority of any Governmental Authority, or (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) payable as a result of any obligation under any agreement or arrangement (including any tax sharing arrangement), as a result of being a transferee or successor, or by contract or otherwise.

“Tax Overpayment Amount” means the amount of any overpayment federal and/or state income Taxes resulting from any estimated Tax payment paid by the Company Group to an applicable Governmental Authority on December 15, 2021 attributable to any Pre-Closing Tax Period as set forth on Exhibit H.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information (whether in tangible, electronic or other form), including any amendments, schedules attachments, supplements, appendices and exhibits thereto, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment, of any Tax.

“Tendering Optionholder” has the meaning set forth in Section 2.9(a).

“Tendering Stockholder” means each Stockholder (including any Warrantholder) that has delivered to the Company, a Letter of Transmittal and Surrendered Certificate(s) with respect to the Outstanding Common Shares and/or Outstanding Preferred Shares, as applicable, held by such Stockholder.

“Third-Party Claim” has the meaning set forth in Section 9.4(b).

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

“Transfer Taxes” has the meaning set forth in Section 2.15.

“UK” has the meaning set forth in Section 3.7(d).

“Voting Agreement” means the Third Amended and Restated Voting Agreement, effective as of April 13, 2017, by and among the Company, each of the holders of Junior Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock listed on Schedule A thereto, each of the stockholders listed on Schedule B thereto, and each of the stockholders listed on Schedule C thereto.

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“Voting Debt” of any Person, means any bonds, debentures, notes or other Indebtedness of such Person or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares in the capital stock of such Person or holders of equity interests in such Person may vote.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local applicable Law.

“Warrant” means an outstanding warrant to purchase or otherwise acquire Common Stock or Preferred Stock.

“Warrant Agreements” means that certain Warrant to Purchase Stock issued to Silicon Valley Bank and that certain Warrant to Purchase Stock issued to WestRiver Mezzanine Loans – Loan Pool V, LLC, each dated as of April 13, 2017.

“Warrant Shares” means the shares of Common Stock that are issuable pursuant to a deemed exercise pursuant of the terms of the Warrant Agreements.

“Warrantholder” means a holder of a Warrant.

“Willful Breach” means a material breach that is a consequence of an omission by, or act undertaken by or caused by, the breaching party intentionally and with the knowledge that such omission or taking or causing of such act would, or would reasonably be expected to, cause such material breach.

“Working Capital” means an amount equal to the aggregate value of current assets of the Company Group that are included in the line item categories of current assets specifically identified on Exhibit E minus the aggregate value of current liabilities of the Company Group that are included in the line item categories of current assets specifically identified on Exhibit E, in each case, determined on a consolidated basis without duplication and calculated as of the Calculation Time in accordance with the Accounting Methodology; provided, however, that (a) the effects of the Transactions will be disregarded for purposes of calculating Working Capital and
(b) “Working Capital” shall not include any amounts reflected in (1) Indebtedness, (2) Closing Date Cash and Cash Equivalents, (3) Selling Expenses, or (4) deferred Tax assets or deferred Tax liabilities.

“Written Consent” has the meaning set forth in the recitals.

1.2    Other Definitional and Interpretive Matters.

(a)    Unless otherwise expressly provided, for purposes of this Agreement and the Related Documents, the following rules of interpretation shall apply:

(i)    Calculation of Time Period. All references to a day or days shall be deemed to refer to a calendar day or days, as applicable, unless otherwise specifically provided. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period

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is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)    Dollars. Any reference to $ shall mean U.S. dollars, which is the currency used for all purposes in this Agreement and the Related Documents.

(iii)    Exhibits/Schedules. The Exhibits and Schedules to this Agreement are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any disclosure set forth in any Schedule shall be deemed to qualify such Section in the representations and warranties in Article 3, and to be disclosed and incorporated by reference into and qualify any other Section of the Schedules to which such disclosure is relevant, but only to the extent that it is readily apparent that such disclosure is relevant to such other Schedule; provided, however, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific Schedule, or the section or subsection of the Schedule, corresponding to such Fundamental Representation. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed by any Governmental Authority or other third party as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. For all purposes of this Agreement, including any written certificate or instrument delivered pursuant to this Agreement, the representations of the Company in Article 3 and Purchaser in Article 4 shall be given effect as modified, excepted and qualified by the Schedule consistent with this Section 1.2(a)(iii).

(iv)    Gender and Number. Any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)    Headings. The provision of a table of contents, the division of this Agreement or Related Documents into articles, sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement or Related Document, as applicable. Unless otherwise specified, all references in this Agreement to any “Section” or other subdivision are to the corresponding section or subdivision of this Agreement, and all references in a Related Document to any “Section” or other subdivision are to the corresponding section or subdivision of such Related Document.

(vi)    Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Uses of such words in the Related Documents shall refer to such Related Document as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)    Or. The word “or” shall be construed in the inclusive sense of “and/or” unless otherwise specified.

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(viii)    Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix)    Successors. A reference to any party to this Agreement, any Related Document or any other agreement or document shall include such party’s successors and permitted assigns.

(x)    Legislation. A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(xi)    Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statement, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that relates to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statement or (c) such item is set forth in the notes to the balance sheet or financial statement.

(xii)    Made Available. Any document, list or other item shall be deemed to have been “made available, ” “delivered” or “furnished” to Purchaser for all purposes of this Agreement only if such document, list or other item was available in the electronic dataroom established by or on behalf of the Company in connection with the Transactions and Purchaser and the Merger Sub were given full access to such document, list or other item prior to 11:59 p.m. (New York, New York time) one day preceding the date hereof.

(b)    All representations and warranties set forth in this Agreement or the Related Documents are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Each representation, warranty, covenant and agreement contained herein shall have independent significance. Accordingly, if any representation, warranty, covenant or agreement contained herein is breached, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) shall not detract from or mitigate the breach of the first representation, warranty, covenant or agreement. Whenever this Agreement requires any of the Company Subsidiaries to take any action at or prior to Closing, such requirement shall be deemed to involve an undertaking on the part of Company to cause such Subsidiary to take such action. Whenever this Agreement requires the Company or any of its Subsidiaries to take any action after Closing, such requirement shall be deemed to involve an undertaking on the part of Purchaser to cause the Surviving Company or such Subsidiary to take such action.

(c)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Related Documents and, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Related Documents shall be construed as jointly

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drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement and the Related Documents. The parties agree that changes from earlier drafts to the final version of this Agreement do not necessarily imply that the party agreeing to such change is agreeing to a change in meaning (as the party agreeing to such change may believe the change is stylistic and non- substantive); consequently, no presumption should exist by virtue of a change from a prior draft.

ARTICLE 2
THE MERGER; CLOSING

2.1    Merger; Surviving Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the terms of the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving company of the Merger (the “Surviving Company”) and (b) the separate corporate existence of Merger Sub shall cease.

2.2    Effective Time. On December 30, 2021, the Company, Purchaser, and Merger Sub shall cause a certificate of merger, effective as of the Closing and substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and, concurrently with the payment by or on behalf of Purchaser of the payments required to be made by it at the Closing pursuant to this Agreement, shall take all such other actions as may be required by applicable Laws to make the Merger effective as promptly as practicable concurrently with the Closing; provided, that, if the Closing does not occur on December 31, 2021 the Company, Purchaser and Merger Sub shall take such actions to cause the Certificate of Merger to be withdrawn. The Merger shall become effective at such date and time as is specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).

2.3    Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, on the date (the “Closing Date”) that is the first Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article 7 (excluding conditions that, by their terms, are to be satisfied at the Closing), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Sidley Austin LLP, 2021 McKinney Ave., Suite 2000, Dallas, TX 75201, unless another place is agreed to in writing by the parties hereto; provided, however, that the Closing may occur remotely by email or other manner as may mutually be agreed upon by Purchaser and the Seller Representative. Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.4    Closing Deliveries of the Parties. At or prior to the Closing:

(a)    Purchaser, the Seller Representative, and the Escrow Agent shall execute and deliver the Escrow Agreement;

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(b)    Purchaser, the Seller Representative, and the Paying Agent shall execute and deliver the Paying Agent Agreement;

(c)    Purchaser shall deliver, or cause to be delivered, to the Company or the applicable Person each of the following:

(i)    a certificate executed by or on behalf of Purchaser and Merger Sub as to the satisfaction of the conditions set forth in Sections 7.3(a) and 7.3(b);

(ii)    payment of the closing payments set forth in Section 2.11; and

(iii)    a copy of the resolution of each of Purchaser’s and the Merger Sub’s board of directors, certified by an appropriate officer of each as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by Purchaser and Merger Sub of the Transactions;

(d)    the Company shall deliver, or cause to be delivered, to Purchaser or the applicable Person each of the following:

(i)    a certificate executed by or on behalf of the Company as to the satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b);

(ii)    certificates of good standing with respect to each of the Company and its Subsidiaries certified by the Secretary of State (or comparable authority) of the jurisdiction of organization of each such entity, each dated as of a date within five (5) Business Days before the Closing Date;

(iii)    a copy of the resolution of the Company’s board of directors, certified by an appropriate officer of the Company as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by the Company of the Transactions;

(iv)    a duly executed and completed certificate, together with a duly executed and completed notice that Purchaser may provide or cause to be provided to the IRS, in compliance with Section 1.897-2(h) and 1.1445-2(c)(3)(i) of the Treasury Regulations and reasonably satisfactory to Purchaser, stating that the Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;

(v)    duly executed and authorized instructions to the relevant banking parties to transfer the authorized signatories on each bank account of the Company Group to those individuals delegated in writing by Purchaser; and

(vi)    (A) “payoff letters” or similar documents (the “Payoff Letters”), each in form and substance reasonably satisfactory to Purchaser, duly executed by the Company and each of the creditors party to the loan agreements and other documentation

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set forth on Schedule 2.4(d)(vi) and any other creditors determined by Purchaser (collectively, the “Creditors”), specifying (1) the amounts required to pay off in full at the Closing all Indebtedness owing to such Creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment and (2) the written commitment of each such Creditor to release all Liens, if any, which such Creditor may hold on any of the assets of the Company on the Closing Date, and (B) all termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests and other similar discharge or release documents (in recordable form, if applicable) as are reasonably necessary to release as of record all Liens securing any Indebtedness of the Creditors; and

(vii)    written resignations, in form and substance reasonably acceptable to Purchaser, of each director and such officers of the Company and its Subsidiaries as have been requested by Purchaser at least three (3) Business Days prior to the Closing, effective as of the Closing (which officer resignations shall not constitute a termination of employment); and

(e)    Purchaser and each Seller receiving Closing Date Stock Consideration hereunder shall execute and deliver a registration rights agreement, in substantially the form attached hereto as Exhibit G (the “Registration Rights Agreement”); provided, however, that the failure of any such Seller to deliver a duly executed signature page thereto prior to Closing shall not affect the Closing, it being agreed that any such Seller shall become a party to the Registration Rights Agreement upon delivery to Purchaser of a duly executed signature page by such Seller.

2.5    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, but except as provided in Section 10.15, by virtue of the Merger and without further act or deed, at the Effective Time all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

2.6    Organizational Documents of Surviving Company. Subject to Section 6.2(b), by virtue of the Merger and pursuant to the Certificate of Merger, (a) the certificate of incorporation of the Surviving Company shall be amended and restated as of the Effective Time so as to contain the provisions, and only the provisions, contained in the exhibit attached to the Certificate of Merger, and (b) the bylaws of the Surviving Company shall be amended and restated to read as the bylaws of Merger Sub, except for any references to the name of Merger Sub shall be changed to refer to the Surviving Company.

2.7    Directors and Officers.

(a)    Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Company immediately following the Effective Time, to hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Company.

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(b)    The officers of the Company as of the Effective Time shall be the officers of the Surviving Company, until their respective successors are duly appointed and qualified or their earlier resignation or removal or otherwise ceasing to be an officer in accordance with the Organizational Documents of the Surviving Company.

2.8    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a)    Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company;

(b)    Each Outstanding Common Share (other than (i) shares of Common Stock cancelled pursuant to Section 2.8(d) and (ii) Dissenting Shares) shall be converted into the right to receive, upon delivery of a duly executed and completed letter of transmittal substantially in the form attached hereto as Exhibit D (“Letter of Transmittal”) and Surrendered Certificate(s) (if certificated), the Closing Date Per Share Merger Consideration payable in the form of (i) an amount in cash equal to such Outstanding Common Share’s portion of the Closing Date Cash Consideration set forth under the heading “Closing Date Cash Consideration” on the Allocation Schedule, and (ii) a number of shares of Purchaser Common Stock equal to such Outstanding Common Share’s portion of the Closing Date Stock Consideration set forth under the heading “Closing Date Stock Consideration” on the Allocation Schedule, rounded down to the nearest whole share of Purchaser Common Stock and issuable in accordance with the procedures set forth in Section 2.16(b), subject to adjustments at the Closing pursuant to the last paragraph of this Section 2.8 and Section 2.12(d) following the Closing as specified in this Agreement (including release of amounts held in the Escrow Account or the Seller Representative Expense Fund), and such Outstanding Common Share after such conversion shall automatically be cancelled and retired and shall cease to exist;

(c)    Each Outstanding Preferred Share (other than Dissenting Shares) shall be converted into the right to receive, upon delivery of a duly executed and completed Letter of Transmittal and Surrendered Certificate(s), the applicable Preference Payment per share (if any), plus the Closing Date Per Share Merger Consideration payable in the form of (i) an amount in cash equal to such Outstanding Preferred Share’s portion of the Closing Date Cash Consideration set forth under the heading “Closing Date Cash Consideration” on the Allocation Schedule and (ii) a number of shares of Purchaser Common Stock equal to such Outstanding Preferred Share’s portion of the Closing Date Stock Consideration set forth under the heading “Closing Date Stock Consideration” on the Allocation Schedule, rounded down to the nearest whole share of Purchaser Common Stock and issuable in accordance with the procedures set forth in Section 2.16(b), subject to adjustments at the Closing pursuant to the last paragraph of this Section 2.8 and Section 2.12(d) following the Closing as specified in this Agreement (including release of amounts held in the Escrow Account or the Seller Representative Expense Fund), and such Outstanding Preferred Share after such conversion shall automatically be cancelled and retired and shall cease to exist; and

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(d)    Each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made or consideration delivered with respect thereto.

Notwithstanding anything to the contrary in this Agreement, if any holder of Outstanding Common Shares or Outstanding Preferred Shares is not an “accredited investor” as defined in Regulation D promulgated under the Securities Act, such holder shall instead be entitled to receive, in lieu of the portion of the Closing Date Stock Consideration otherwise payable to such holder hereunder, an amount in cash equal to the fair value (calculated based on the Purchaser Stock Price) of such portion of the Closing Date Stock Consideration. Cash paid in lieu of Purchaser Common Stock shall not otherwise increase the amount of Purchaser Common Stock received by other holders of Company Common Stock and Company Preferred Stock at the Closing.

2.9    Treatment of Options and Warrants.

(a)    Subject to this Section 2.9, each Option that is vested and exercisable at the Closing (whether in accordance with the terms of the applicable Option Agreement or at the discretion of the Company’s board of directors) with an exercise price less than the Closing Date Per Share Merger Consideration (an “In-the-Money Vested Option”) shall be deemed exercised, cancelled and converted as of the Effective Time without any future liability to Purchaser (other than as specifically set forth in Section 2.12), the Company, the Surviving Company or any other Person after the Effective Time, into the right to receive from the Surviving Company the In-the- Money Vested Option Cancellation Payment, subject to adjustments following the Closing as specified in this Agreement (including release of amounts held in the Escrow Account or the Seller Representative Expense Fund). The shares with respect to the Options that shall not become vested (i.e., to the extent not vested in accordance with the applicable Option Agreement or at the discretion of the Company’s board of directors) shall immediately prior to the Effective Time automatically be extinguished and cancelled without the right to receive any consideration (with no payment being made hereunder with respect thereto). Options with an exercise price that is equal to or exceeds the Closing Date Per Share Merger Consideration shall immediately prior to the Effective Time, to the extent not exercised by the holder thereof prior to the Effective Time in accordance with the terms of the Incentive Plan, automatically be extinguished and cancelled without the right to receive any consideration (with no payment being made hereunder with respect thereto). As a condition to the receipt of the foregoing consideration provided in this Section 2.9, each holder of an In-the-Money Vested Option shall agree and acknowledge in an option surrender form substantially in the form of Exhibit F hereto (the “Option Surrender Form”), with such modifications as may be necessary, in each case, in a manner reasonably acceptable to each of Purchaser and the Company, that such holder (each holder, a “Tendering Optionholder”) (A)    approves of this Agreement (including the liabilities of such Optionholder set forth in this Agreement), the Escrow Agreement, the other Related Documents and all of the arrangements relating thereto, (B) approves the appointment of the Seller Representative in accordance with the terms of this Agreement, (C) represents and warrants that it is the owner of all such In-the-Money Vested Options free and clear of all Liens and (D) acknowledges that such Optionholder’s portion of the In-the-Money Vested Option Cancellation Payment constitutes all of the consideration such Optionholder is entitled to receive with respect to the In-the-Money Vested Options held by such Optionholder, subject to adjustments following the Closing as specified in this Agreement (including release of amounts held in the Escrow Account or the Seller Representative Expense

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Fund). Without limiting the foregoing, the Company shall take all actions necessary to terminate the Incentive Plan as of the Effective Time and to ensure that neither the Company nor its Subsidiaries will, at the Effective Time, be bound by any options, stock appreciation rights, warrants, restricted stock rights, restricted stock units, phantom equity awards or other rights or agreements which would entitle any Person, other than Purchaser and its Subsidiaries, to own any equity interests in the Surviving Company or to receive any payment in respect thereof. With respect to each Optionholder (including any Non-Employee Optionholder) who shall not have delivered to the Company an Option Surrender Form prior to the Closing Date but does so after the Closing Date, Purchaser shall direct the Company to pay to such Optionholder (promptly following such Optionholder’s delivery to the Company of a duly executed and completed Option Surrender Form) such Optionholders In-the-Money Vested Option Cancellation Payment (and in the case of any Non-Employee Optionholder, Purchaser shall direct the Company to pay to such Non-Employee Optionholder the Non-Employee Option Cash Cancellation Payment and the Non- Employee Option Purchaser Stock Cancellation Payment) such Optionholder would otherwise be entitled pursuant to this Agreement, without any interest thereon, subject to any subsequent adjustments thereto, had such Option Surrender Form had been delivered on or prior to the Closing Date; provided, however, that, for the avoidance of doubt, all of any such Optionholder’s Options shall be cancelled as of the Effective Time regardless of whether such Optionholder delivers to the Company an Option Surrender Form.

(b)    Prior to the Closing, the Company shall deliver to the Warrantholders notice required under the terms of the Warrants. At the Effective Time, pursuant to Section 1.6(b) of the Warrants, all outstanding Warrants immediately prior to the Effective Time shall be exercised pursuant to Section 1.2 and Section 1.4(b) of the applicable Warrant as a “Cashless Exercise” (as defined in the applicable Warrant) and canceled and terminated as of the Closing, and converted into the right of the Warrantholders thereof to receive an amount, without interest and subject to any applicable withholding Taxes, with respect to each Warrant, equal to the amount of the Closing Date Per Share Merger Consideration multiplied by the number of shares of Common Stock such Warrant would have received if immediately prior to the Effective Time exercised pursuant to Section 1.2 of the applicable Warrant, as set forth in the Allocation Schedule. Warrantholders shall be treated as Tendering Stockholders and shall be paid pursuant to Section 2.16 other than the requirement to deliver any stock certificates.

2.10    Pre-Closing Statement. Promptly after execution and delivery of this Agreement, the Company shall prepare and deliver to Purchaser a written statement (the “Pre-Closing Statement”), which shall set forth the Company’s good faith estimate of (a) Closing Date Cash and Cash Equivalents (“Estimated Cash and Cash Equivalents”), (b) Working Capital (“Estimated Working Capital”), (c) the Closing Date Indebtedness (“Estimated Closing Date Indebtedness”), (d) Selling Expenses (“Estimated Selling Expenses”) and a list of Persons to whom such Selling Expenses are payable and, if applicable, invoices relating thereto in form and substance reasonably satisfactory to Purchaser, and wire instructions therefor, and (e) the Closing Date Merger Consideration based upon such items. The Company shall also deliver to Purchaser any and all reasonable supporting or underlying documentation used in the preparation of the Pre- Closing Statement. Purchaser shall have the right, following Purchaser’s receipt of the Pre-Closing Statement, to object thereto by delivering written notice to the Company no later than noon EST on the Business Day before the Closing Date. To the extent Purchaser timely objects to the Pre- Closing Statement (or any component thereof), Purchaser and the Company shall attempt to

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resolve their differences; provided that, if Purchaser and the Company are unable to resolve any such dispute prior to the Closing Date, then, subject to Section 2.12, the Company’s calculations as reflected in the Pre-Closing Statement shall control for purposes of all payments to be made at Closing. To the extent Purchaser and the Company resolve any of their differences prior to the Closing, then Purchaser and the Company shall jointly agree on a revised Pre-Closing Statement that will control for purposes of the payments to be made at the Closing.

2.11    Closing Payments.

(a)    At the Closing, Purchaser shall pay or cause to be paid, on behalf of the Company, to such accounts designated in any Payoff Letters (which shall be delivered to Purchaser promptly after execution and delivery of this Agreement), the amounts set forth in such Payoff Letters by wire transfer of immediately available funds.

(b)    At the Closing, Purchaser shall pay to the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to that portion of the Closing Date Cash Consideration, which shall be paid by the Paying Agent to each Tendering Stockholder in accordance with Section 2.8, equal to (i) with respect to holders of Outstanding Common Shares, the product of (A) the number of Outstanding Common Shares held by such Tendering Stockholder and (B) the product of (1) the Closing Date Per Share Merger Consideration and (2) the difference (expressed as a percentage) equal to one (1) minus the Closing Date Stock Consideration Percentage, in each case, as set forth on the Allocation Schedule, and (ii) with respect to holders of Outstanding Preferred Shares, (A) the product of the number of As-Converted Outstanding Preferred Shares held by such Tendering Stockholder and the applicable Preference Payment, plus (B) the product of (1) the number of As-Converted Outstanding Preferred Shares held by such Tendering Stockholder and (2) the product of (x) the Closing Date Per Share Merger Consideration and (y) the difference (expressed as a percentage) equal to one (1) minus the Closing Date Stock Consideration Percentage, in each case, as set forth on the Allocation Schedule, which amounts shall be payable by wire transfer of immediately available funds on the Closing Date to the account designated in such Stockholder’s Letter of Transmittal. By virtue of its delivery of the Exchange Documents, each Tendering Stockholder shall be deemed to (i) approve of this Agreement (including the liabilities and covenants of such Stockholder set forth in this Agreement), the Escrow Agreement, the Paying Agent Agreement, the other Related Documents and all of the arrangements relating hereto and thereto and (ii) approve the appointment of the Seller Representative in accordance with the terms of this Agreement.

(c)    At the Closing, Purchaser shall deposit, or cause to be deposited, by wire transfer of immediately available funds, with the Escrow Agent, an amount equal to the Escrow Amount to be held in the Escrow Account in accordance with the terms of the Escrow Agreement.

(d)    With respect to Optionholders other than Non-Employee Optionholders, at the Closing, Purchaser shall pay to the Company, for the benefit of and for payment to the Optionholders in accordance with this Article 2, by wire transfer of immediately available funds to one or more accounts designated by the Company to Purchaser, the aggregate amount of all In- the-Money Vested Option Cancellation Payments (other than any Options held by Non-Employee Optionholders). Promptly following the Closing, Purchaser shall, with respect to each such holder of an In-the-Money Vested Option, who shall have delivered to the Company on or prior to the

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Closing Date a completed Option Surrender Form relating to such Optionholder’s In-the-Money Vested Options, cause the Surviving Company to pay to such holder, through the Surviving Company’s payroll system (with respect to Optionholders who are employed by the Company Group at the time of such payment) or pursuant to the payment instructions set forth in such holder’s Option Surrender Form (with respect to Optionholders who are not employed by the Company Group at the time of such payment), in consideration of the cancellation of such In-the- Money Vested Option, the applicable In-the Money Vested Option Cancellation Payment, less any required withholding Taxes, and without interest thereon. Such In-the-Money Vested Option Cancellation Payment shall be payable by the Company in cash and such cash consideration shall not increase the amount of Purchaser Common Stock received as consideration by the holders of Company Common Stock and Company Preferred Stock at the Closing.

(e)    With respect to the Optionholders set forth on Schedule 2.9(e) (the “Non- Employee Optionholders”), at the Closing, Purchaser shall pay to the Company, for the benefit of and for payment to the Non-Employee Optionholders in accordance with this Article 2, by wire transfer of immediately available funds to one or more accounts designated by the Company to Purchaser, the aggregate amount of all Non-Employee Option Cash Cancellation Payments. Promptly following the Closing, Purchaser shall, with respect to each such Non-Employee Optionholder, who shall have delivered to the Company on or prior to the Closing Date a completed Option Surrender Form (including a representation as to such Non-Employee Optionholder’s qualification as an “accredited investor” as defined in Regulation D promulgated under the Securities Act) relating to such Optionholder’s In-the-Money Vested Options, (i) cause the Surviving Company to pay to such holder, pursuant to the payment instructions set forth in such holder’s Option Surrender Form, the applicable Non-Employee Option Cash Cancellation Payment, less any required withholding Taxes on account of such Non-Employees In-the-Money Vested Option Cancellation Payment, and (ii) shall issue to and pay the applicable Non-Employee Option Purchaser Stock Cancellation Payment, in each case, without interest thereon, in consideration of the cancellation of such In-the-Money Vested Option.

(f)    At the Closing, Purchaser shall pay, or cause the Surviving Company to pay, by wire transfer of immediately available funds, the Estimated Selling Expenses to the applicable recipients and designated accounts thereof as set forth on the Pre-Closing Statement.

(g)    In the event that any stock certificate representing Outstanding Common Shares or Outstanding Preferred Shares has been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Stockholder claiming such certificate to be lost, stolen or destroyed, the Surviving Company will pay, in exchange for the Outstanding Common Shares or Outstanding Preferred Shares represented by such lost, stolen or destroyed certificate, the consideration to which such Stockholder would otherwise be entitled pursuant to Section 2.11(b); provided, however, that Purchaser may, in its discretion, and as a condition precedent to the payment thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificate to provide an indemnification agreement, in a form and substance reasonably acceptable to Purchaser, against any claim that may be made against Purchaser with respect to the certificate alleged to have been lost, stolen or destroyed.

(h)    Any remaining cash unclaimed by holders of Outstanding Common Shares or Outstanding Preferred Shares as of a date that is immediately prior to such time as such amounts

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would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

(i)    Notwithstanding anything to the contrary contained herein, each of Purchaser and its Affiliates, the Escrow Agent, and, effective upon the Closing, the Company shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement and any subsequent adjustments thereto, such amounts as it is required to deduct and withhold with respect to such payment under the Code or any provision of federal, state, local or foreign Tax law or under any other applicable Law. If Purchaser, any of its Affiliates, or the Escrow Agent intends to withhold any Taxes from any amounts payable pursuant to this Agreement, it shall use reasonable best efforts to provide prior notice of such withholding to the Company as soon as reasonably practicable after it determines withholding is required. To the extent that such amounts are so deducted or withheld and timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding would otherwise have been paid.

(j)    All payments made by Purchaser pursuant to this Section 2.10 will be made by wire transfer of immediately available funds to the accounts specified by the Company prior to the Closing, and Purchaser shall rely on the accuracy of such accounts delivered by the Company to Purchaser and will not be liable in any way for any inaccuracy thereof.

2.12    Post-Closing Merger Consideration Adjustment and Payments.

(a)    As promptly as practicable, but in no event later than ninety (90) days following the Closing, Purchaser shall in good faith prepare and deliver to the Seller Representative a written statement (the “Closing Statement”), based upon the books and records of the Company Group, which shall set forth Purchaser’s calculation of (i) Closing Date Cash and Cash Equivalents, (ii) Working Capital, (iii) Closing Date Indebtedness, (iv) Selling Expenses and (v) the Final Merger Consideration based upon such items. The parties acknowledge that the sole purpose of the determination of Working Capital in the Closing Statement is to adjust the Merger Consideration to reflect changes in the Working Capital, and such change can only be measured if the calculation is done using the Accounting Methodology, consistent with the preparation of the Target Working Capital.

(b)    During the thirty (30)-day period following the Seller Representative’s receipt of the Closing Statement and following execution of customary non-reliance, confidentiality or similar agreements, the Seller Representative and its representatives shall be permitted reasonable access, during regular business hours and upon prior reasonable written request, to, and be allowed to make copies of, all relevant books and records (including accountant work papers) and reasonable access to accountants of the Company Group to the extent reasonably necessary to complete their review of the Closing Statement, and Purchaser shall, and shall cause the Company Group to, reasonably cooperate with the Seller Representative and its representatives in connection with their review. Following the Closing, Purchaser and the Company Group shall not take any action with respect to the accounting books and records on which the Closing Statement is to be based that would intentionally obstruct or prevent the preparation of the Closing Statement and the determinations set forth in this Section 2.12.

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(i)    If, within thirty (30) days following the delivery of the Closing Statement, the Seller Representative has not given Purchaser notice of its objection to any item in the Closing Statement (an “Objection Notice”), then the Closing Statement shall be deemed final and binding on Purchaser, the Surviving Company, the Sellers and any other party hereto. Any Objection Notice shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on mathematical errors or based on Working Capital not being calculated in accordance with this Section 2.12.

(ii)    If the Seller Representative delivers an Objection Notice, then Purchaser and the Seller Representative shall consult in good faith to resolve the disputed items set forth in the Objection Notice. During such period Purchaser and its auditors shall have access, following execution of customary non-reliance, confidentiality or similar agreements, to the working papers of the Seller Representative and its auditors prepared in connection with the Objection Notice. If all disputed items set forth in the Objection Notice are resolved in writing by the Seller Representative and Purchaser, then the Closing Statement, as revised to reflect the written resolution of the Seller Representative and Purchaser, shall be final and binding on Purchaser, the Surviving Company, the Sellers and any other party hereto.

(iii)    If any disputed items have not been resolved within thirty (30) days following delivery of the Objection Notice, from and after such time either the Seller Representative or Purchaser may submit the remaining disputed items that were properly included in the Objection Notice to Deloitte & Touche LP or, if such firm is unable to serve in such capacity, to such other nationally recognized independent public accountant (or, if none is available, a nationally recognized consulting or valuation firm) that is mutually agreeable to the Seller Representative and Purchaser (or, if the Seller Representative and Purchaser are unable to agree on the choice of such accounting, consulting or valuation firm as applicable, then such firm will be selected by lot, after Seller Representative and Purchaser each submits two proposed firms and then excludes one firm designated by the other party) (the firm actually retained pursuant to this sentence, the “Independent Accountant”) for resolution.

(1)    If any items in dispute are submitted to the Independent Accountant for resolution, (x) Purchaser and the Seller Representative shall use their respective reasonable efforts to cause the Independent Accountant to resolve all remaining disagreements (only to the extent such disagreements remain in dispute) with respect to the Closing Statement as soon as practicable but in any event shall direct the Independent Accountant to render a determination within thirty (30) days after its retention, (y) Purchaser and the Seller Representative shall cooperate with the Independent Accountant during its engagement and furnish to the Independent Accountant and each other such work papers and other documents and information (subject to customary non-reliance letters, confidentiality agreements or similar agreements that may be requested by third parties) relating solely to the disputed issues as the Independent Accountant may request and are available to that party (including, in the case of Purchaser, the Company Group or its accountants), and shall be afforded the opportunity to present to the Independent

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Accountant any materials relating to the determination and to discuss the determination with the Independent Accountant; provided, however, that copies of all such materials are concurrently provided to the other party and that discussions may only occur in the presence (including by telephone) of the other party; provided further, however, that the Independent Accountant shall consider only those items and amounts which are identified as being in dispute and were raised in the Closing Statement or the Objection Notice, and (z) the determination by the Independent Accountant of the disputed items in the Closing Statement, as shall be set forth in a notice delivered to both parties by the Independent Accountant, shall be final and binding on Purchaser, the Surviving Company, the Sellers and any other party hereto on the date the Independent Accountant delivers its final resolution in writing to the Seller Representative and Purchaser. The Independent Accountant shall act as an accounting expert only and not as an arbitrator. Disputes regarding the interpretation of this Agreement shall be resolved pursuant to Section 10.9.

(2)    The Independent Accountant shall set forth its determination of all issues in a written opinion. In resolving any disputed item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accountant shall make its determination based solely on presentations by Purchaser and the Seller Representative and not on the basis of independent review. The final judgment of the Independent Accountant may be entered into any court having jurisdiction over the issues addressed in the arbitration.

(3)    The parties and the Independent Accountant will keep confidential, and will not disclose to any Person, except to their attorneys, investors and representatives or as may be required by Law or in connection with enforcing the decision of the Independent Accountant, the existence of any dispute, claim or controversy under this Section 2.12, the referral of any such dispute, claim or controversy to the Independent Accountant or the status or resolution thereof.

(4)    The fees of the Independent Accountant for such determination shall be borne by Purchaser, on the one hand, and the Sellers, on the other hand, in proportion to the portion of the aggregate amount in dispute that is finally resolved by the Independent Accountant in a manner adverse to such party. For example, if the Purchaser claims the appropriate line item adjustments are $1,000 (in the aggregate) less than the amount determined by the Seller Representative, and the Seller Representative contests only $500 of the amounts claimed by the Purchaser, and if the Independent Accountant ultimately resolves the dispute by awarding Purchaser $300 of the $500 contested, then the costs and expenses of the Independent Accountant will be allocated 60% (i.e. 300/500) to the Sellers and 40% (i.e. 200/500) to the Purchaser.

(c)    The Closing Date Merger Consideration shall be adjusted as follows (without duplication): (i)(A) increased by the amount, if any, by which Closing Date Cash and Cash Equivalents, as finally determined pursuant to Section 2.12(b) (“Final Cash and Cash

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Equivalents”) are greater than Estimated Cash and Cash Equivalents or (B) reduced by the amount, if any, by which Final Cash and Cash Equivalents are less than Estimated Cash and Cash Equivalents; (ii)(A) increased by the amount, if any, by which Working Capital, as finally determined pursuant to Section 2.12(b) (“Final Working Capital”), is greater than Estimated Working Capital or (B) reduced by the amount, if any, by which Final Working Capital is less than Estimated Working Capital;; (iii)(A) reduced by the amount, if any, by which Selling Expenses, as finally determined pursuant to Section 2.12(b) (“Final Selling Expenses”), is greater than the Estimated Selling Expenses or (B) increased by the amount, if any, by which Selling Expenses is less than Estimated Selling Expenses; and (iv)(A) reduced by the amount, if any, by which Closing Date Indebtedness, as finally determined pursuant to Section 2.12(b) (“Final Indebtedness”) is greater than Estimated Closing Date Indebtedness or (B) increased by the amount, if any, by which Final Indebtedness is less than Estimated Closing Date Indebtedness.

(d)    No later than the fifth Business Day following the final determination of the Adjustment Amount:

(i)    if the Adjustment Amount is positive, then (1) Purchaser shall pay, or shall cause the Surviving Company to pay, (a) with respect to Tendering Stockholders, an amount in cash for each share equal to the Adjustment Amount Per Share, which amounts shall be payable by wire transfer of immediately available funds to the account designated in such Tendering Stockholder’s Letter of Transmittal and (b) with respect to Tendering Optionholders, an amount equal to the excess of (x) the product of (I) the number of Common Shares subject to their In-the-Money Vested Options and (II) the Adjustment Amount Per Share less (y) any required withholding Taxes, which amounts shall be paid through the Surviving Company’s payroll system (with respect to Tendering Optionholders who are employed by the Company Group at the time of such payment) or pursuant to the payment instructions set forth in such Tendering Optionholder’s Option Surrender Form (with respect to Tendering Optionholders who are not employed by the Company Group at the time of such payment) and (2) the Escrow Funds shall be released to the Sellers pursuant to Section 2.12(e);

(ii)    if the Adjustment Amount is negative, then (1) Purchaser and the Seller Representative shall provide a joint written instruction to the Escrow Agent to release an amount of cash equal to the Adjustment Amount from the Escrow Fund, and if (and only to the extent) the Adjustment Amount is greater than the Escrow Fund, then Sellers shall pay to Purchaser their Pro Rata Share of such remaining amount and (2) any remaining Escrow Funds shall be released to the Sellers pursuant to Section 2.12(e); or

(iii)    if the Adjustment Amount is zero, then (1) Purchaser shall not be obligated to pay any amounts pursuant to Section 2.12(d) and (2) the Escrow Funds shall be released to the Sellers pursuant to Section 2.12(e).

(e)    Any Escrow Funds remaining following the payment to Purchaser in accordance with Section 2.12(d)(ii) shall be concurrently released to the Sellers or if no payment is made from the Escrow Funds to Purchaser in accordance with Section 2.12(d)(i) or Section 2.12(d)(iii), all Escrow Funds shall be immediately released to the Sellers. With respect to the Tendering Stockholders, the Seller Representative shall direct the Escrow Agent to pay the Pro

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Rata Share of such Tendering Stockholders of the Escrow Funds to such Tendering Stockholders, to the account designated by such Tendering Stockholder’s Letter of Transmittal. With respect to the Tendering Optionholders, the Escrow Agent shall pay the aggregate amount, with respect to the Pro Rata Share of such Tendering Optionholders, to the Surviving Company and Purchaser shall cause the Surviving Company to pay to such Tendering Optionholders, through the Surviving Company’s payroll system (with respect to Tendering Optionholders who are employed by the Company Group at the time of such payment) or pursuant to the payment instructions set forth in such Tendering Optionholder’s Option Surrender Form (with respect to Tendering Optionholders who are not employed by the Company Group at the time of such payment), such amounts in accordance with their Pro Rata Share less any required withholding Taxes. For the avoidance of doubt, Purchaser’s sole and exclusive source of recovery with respect to any amounts owed pursuant to Section 2.12(d) shall be from the Escrow Fund and neither Purchaser nor the Surviving Company nor any of their respective affiliates have any claim against any Seller in respect thereof with respect to such adjustment following the release of the Escrow Funds, and none of the Sellers, the Seller Representative or any of their respective affiliates shall have any liability for amounts due pursuant to this Section 2.12, except to the extent of the Escrow Funds.

(f)    The Adjustment Amount shall be treated as an adjustment to the Closing Date Merger Consideration for federal, state, local and foreign income Tax purposes.

2.13    Notices to Stockholders; Dissenting Shares.

(a)    Notwithstanding any other provision of this Agreement to the contrary, any Outstanding Common Shares or Outstanding Preferred Shares that are held by a Stockholder who shall have not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights to the extent permitted by applicable Law and who shall have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Final Merger Consideration, or any portion thereof, in respect of such Dissenting Shares. Such Stockholder shall instead be entitled to receive payment of the appraised value of such share in accordance with the provisions of Section 262 of the DGCL, except that any Dissenting Shares held by a Stockholder who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost his, her or its rights to appraisal of such shares under Section 262 of the DGCL shall, upon delivery to the Paying Agent of a duly executed and completed the Letter of Transmittal and Surrendered Certificate(s), receive payment in accordance with Section 2.16.

(b)    At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL.

(c)    The Company shall take all actions reasonably necessary to cause the performance of and enforce the drag rights set forth in Section 3 of the Voting Agreement.

2.14    Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Stock or Preferred Stock shall thereafter be made. At the Effective Time, by virtue of the Merger and without any further action on the part of the Sellers, Purchaser, the Company or Merger Sub, the Outstanding Common Shares and Outstanding Preferred Shares shall be cancelled and extinguished, and each certificate or

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instrument previously representing such Outstanding Common Shares or Outstanding Preferred Shares shall represent only the right to receive its respective portion of the Final Merger Consideration pursuant to this Article 2. No dividends or other distributions with respect to capital stock of the Surviving Company with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate(s) representing Outstanding Common Shares or Outstanding Preferred Shares, including Dissenting Shares.

2.15    Transfer Taxes. All transfer, documentary, sales, use, excise, stock transfer, value-added, stamp, recording, registration and other similar taxes, levies and fees (including any penalties, fines and interest), together with any conveyance fees, recording charges and other similar fees and charges, incurred in connection with this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be paid equally by the Sellers, on the one hand, and the Purchaser, on the other hand. Purchaser shall prepare and file all necessary Tax Returns and other documentation with respect to all such Taxes and remit any such Taxes, fees and charges, and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

2.16    Delivery of Letter of Transmittal from and after the Closing Date; Exchange Procedures.

(a)    With respect to each Stockholder who shall not have delivered to the Paying Agent its Exchange Documents prior to the Closing Date but does so after the Closing Date, Purchaser shall direct the Paying Agent to pay to such Stockholder promptly (but in no event later than five (5) Business Days) following such Stockholder’s delivery to the Paying Agent of duly executed and completed Exchange Documents, that portion of the Closing Date Cash Consideration to which such Stockholder would otherwise be entitled pursuant to this Agreement, without any interest thereon, subject to any subsequent adjustments thereto, had such Letter of Transmittal and Surrendered Certificate(s) been delivered on or prior to the Closing Date, and such Stockholder’s shares shall be deemed to have been converted into and to have become exchangeable, as of the Effective Time.

(b)    The Paying Agent shall, promptly after receipt of each properly completed and duly executed Letter of Transmittal, Surrendered Certificate(s), and any other documents reasonably requested by the Paying Agent (collectively, the “Exchange Documents”) (and in no event later than five (5) Business Days following such receipt), provide written notice to Purchaser’s transfer agent of the same so as to permit, and Purchaser shall cause, Purchaser’s transfer agent to cause the issuance of the number of shares of Purchaser Common Stock to be issued to such Stockholder pursuant to Section 2.8 in uncertificated book-entry form on the transfer books of Purchaser as designated by such Stockholder in its Letter of Transmittal. Until such Exchange Documents have been delivered, each Outstanding Common Share or Outstanding Preferred Share held by the Stockholders will be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive, contingent upon such delivery, the amount in cash and the number of shares of Purchaser Common Stock as contemplated pursuant to Section 2.8.

(c)    Any portion of the Final Merger Consideration which remains undistributed to the Stockholders on the first anniversary of the Closing Date shall be delivered to Purchaser, upon demand, and any Stockholder who is not a party to this Agreement and that has not

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theretofore delivered the applicable Exchange Documents to the Paying Agent, subject to applicable Law, shall thereafter look as a general creditor only to Purchaser for payment of such Stockholder’s entitlement to its applicable portion of the Final Merger Consideration.

2.17    Fractional Shares; Certain Adjustments; Legend.

(a)    The number of shares of Purchaser Common Stock that are issuable to a Stockholder as such holder’s portion of the Closing Date Stock Consideration pursuant to this Article 2 shall be rounded down to the nearest whole number of shares of Purchaser Common Stock. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Purchaser Common Stock will be issued, and if, after aggregating all shares of Purchaser Common Stock (including fractional shares) that would be issued hereunder to a Stockholder as such holder’s portion of the Closing Date Stock Consideration, such aggregate number of shares of Purchaser Common Stock includes a fraction of a share of Purchaser Common Stock, no certificates or scrip for any such fractional shares shall be issued hereunder and such holder shall receive an amount in cash equal to the product of (a) such fraction of a share of Purchaser Common Stock multiplied by (b) the Purchaser Stock Price.

(b)    Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Purchaser Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Closing Date Stock Consideration and any other similarly dependent items, as the case may be, without duplication, shall be equitably adjusted to provide the Stockholders the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.17(b) shall be construed to permit the Parties to take any action that is otherwise prohibited by this Agreement.

(c)    The shares of Purchaser Common Stock issued as a portion of the Closing Date Stock Consideration pursuant to this Article 2 shall be issued in book entry form and subject to the restrictive legend set forth below:

“NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR BLACKBAUD, INC. HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT.”

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2.18    Allocation Schedule. Promptly after execution and delivery of this Agreement, the Company shall deliver to Purchaser a draft Allocation Schedule, the final version of which shall be signed by an authorized officer of the Company, setting forth in reasonable detail the Company’s good-faith estimates of the information required to be set forth therein, which shall be prepared in accordance with the applicable provisions of the Company’s Organizational Documents and this Agreement, and which shall include the name and address of each Seller and, if available the e-mail address of each such Seller, the number and series of all shares of Outstanding Common Shares, Outstanding Preferred Shares, Warrants, and Options held by each Seller, and whether any such shares are certificated. The Parties and, by virtue of the adoption and approval of this Agreement, the Sellers hereby acknowledge and agree that Purchaser and each of its Affiliates shall be entitled to rely on the Allocation Schedule in connection with distributing amounts payable pursuant to this Article 2, neither Purchaser nor any of its Affiliates shall have any Liability or obligation to any Person, including to the Sellers, in respect thereof except as expressly contemplated by this Agreement (including the payment obligations hereunder), and none of the Seller Representative or the Sellers shall make any claim in respect of the allocation of Closing Date Cash Consideration, Closing Date Stock Consideration or Adjustment Amount delivered to or for the benefit of any such Person on the Closing Date to the extent that such distribution is made in a manner consistent with the Allocation Schedule.

2.19    Preparation of Closing Statements. The Pre-Closing Statement and the Closing Statement (and all estimates and calculations of Working Capital), as applicable shall be prepared in accordance with the Accounting Methodology, except that the Closing Statement (and all calculations of Working Capital) shall (a) not include any purchase accounting or other adjustment arising out of the consummation of the Transactions, (b) not be impacted by any action of Purchaser, the Surviving Company or any of their Affiliates, and (c) in the case of the calculations of Working Capital, only include the same line items included in the example calculation set forth in Exhibit E.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY GROUP

Except as disclosed in the disclosure schedules herewith delivered by the Company to Purchaser (the “Schedules”), the Company hereby makes the representations and warranties contained in this Article 3 to Purchaser as of the date hereof and as of the Closing Date (other than such representations and warranties that are expressly made as of an earlier date, which shall be made as of such date).

3.1    Organization, Good Standing and Other Matters; Subsidiaries.

(a)    Each of the Company and its Subsidiaries is duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction in which it is organized, which jurisdiction is set forth in Schedule 3.1(a). Each of the Company and its Subsidiaries has full entity power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified and in good standing, where applicable, to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where the failure to be in good standing would not be material

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to the Company Group. A true and complete list of the jurisdictions in which the Company and its Subsidiaries are so qualified is set forth in Schedule 3.1(a).

(b)    Schedule 3.1(b) sets forth for each Subsidiary of the Company (i) its name and jurisdiction of organization and (ii) its form of organization. The Company is the sole direct or indirect beneficial and record owner of the outstanding shares of capital stock or other interests in each of its Subsidiaries, free and clear of all Liens, except (A) for any restrictions on sales of securities under applicable securities Laws, (B) for Permitted Liens, or (C) as otherwise set forth in Schedule 3.1(b). Except as set forth on Schedule 3.1(b), (1) all outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and non-assessable and were not issued in violation of preemptive or other similar rights and (2) there are no (x) outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any share of the capital stock of any Subsidiary of the Company or (y) outstanding obligations, contingent or otherwise, of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any equity interests of any Subsidiary.

(c)    The Company has delivered to Purchaser true and complete copies of the Organizational Documents, each as amended to date, of the Company and each Subsidiary of the Company. The stock certificate and transfer books and the minute books of the Company and each Subsidiary of the Company, all of which have been made available to Purchaser before the date hereof, are true and complete. At the Closing, all such books will be in the possession of the Company or the applicable Subsidiary.

3.2    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock and (ii) 31,037,015 shares of Preferred Stock, of which Preferred Stock (A) 7,700,000 shares are designated Series A Preferred Stock, (B) 2,700,000 shares are designated Series B Preferred Stock, (C) 4,759,071 shares are designated Series C Preferred Stock, (D) 15,626,328 shares are designated Series D Preferred Stock, and (E) 251,616 shares are designated Junior Preferred Stock. As of the date hereof, there are 8,261,537 shares of Common Stock, 1,199,246 shares of Series A Preferred Stock, 1,513,398 shares of Series B Preferred Stock, 2,587,325 shares of Series C Preferred Stock, 15,192,300 shares of Series D Preferred Stock, and no shares of Junior Preferred Stock issued and outstanding. Schedule 3.2(a) sets forth a list of the names of each Stockholder and the class and number of shares of Common Stock and each series of Preferred Stock held by each such Stockholder as of the date hereof. All outstanding shares of Common Stock and Preferred Stock are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or other similar rights. The total number of Options granted by the Company consists of 3,690,259 Options pursuant to option agreements (the “Option Agreements”) and 3,690,259 shares of Common Stock are issuable upon the exercise of such Options as of the date hereof. Except for this Agreement, the Company Charter, the Options, and as set forth on Schedule 3.2(a), are no (A) outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of the capital stock of the Company, (B) outstanding obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any equity interests of the Company, or (C) voting trusts, proxies or other agreements among the

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Stockholders with respect to the voting or transfer of the Company Stock. All of the Stockholders and Optionholders are party, or have executed joinders, to the Voting Agreement and are subject to the drag-along provisions contained in Section 3 thereof. Effective as of the Closing, each of the agreements set forth on Schedule 3.2(a) shall terminate pursuant to its terms or the Written Consent and shall be of no further force or effect.

(b)    Schedule 3.2(b) sets forth for each Subsidiary of the Company the amount of its authorized capital stock or other equity securities or securities containing equity features, the amount of its outstanding capital stock or other equity securities or securities containing equity features and the record and beneficial owners of its outstanding capital stock or other equity securities or securities containing equity features, and there are no other shares of capital stock or other equity securities or securities containing equity features of any Subsidiary of the Company issued, reserved for issuance or outstanding. Except as set forth on Schedule 3.2(b), all of the outstanding equity securities and other securities of the Subsidiary of the Company are owned of record and beneficially by the Company, free and clear of all Liens. Except as set forth on Schedule 3.2(b), no Shares or equity securities of any member of the Company Group are subject to, and none of the Company Group otherwise has any liability with respect to, any stock option, restricted unit, phantom stock, stock appreciation right or other equity or equity-based compensation award, plan or arrangement.

(c)    There are no shares of capital stock, equity interests, partnership interests, joint venture interests and other equity interests in any Person (other than a Subsidiary of the Company) owned, directly or indirectly, by the Company or its Subsidiaries.

3.3    Authority and Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Related Documents and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the Transactions (the “Company Documents”), and, subject to, in the case of the consummation of the Merger, obtaining the Requisite Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Company Documents by the Company, and the consummation by the Company of the Merger and the other Transactions, have been duly authorized and approved by the Company’s board of directors and has been approved and adopted by its Stockholders in the Written Consent, and no other corporate or stockholder action on the part of the Company or its Stockholders is necessary to authorize the execution, delivery and performance of this Agreement and the Company Documents by the Company and the consummation by the Company of the Merger and the other Transactions. This Agreement has been, and each Company Document will be at or prior to the Closing, duly executed and delivered by the Company and, assuming the due execution and delivery by the other parties hereto or thereto, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its respective terms, except to the extent that such enforceability may be subject to, and limited by, the Enforceability Exceptions.

3.4    No Conflict; Required Filings and Consents.

(a)    Except (i) as required by the HSR Act and any other Antitrust Laws that require the consent, waiver, approval, Order or Permit of, or declaration or filing with, or

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notification to, any Person or Governmental Authority, (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such filings as may be required in connection with the Transfer Taxes described in Section 2.15, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws, and (v) as otherwise set forth on Schedule 3.4, the execution and delivery of this Agreement and of the Company Documents and the consummation of the Transactions by the Company will not, after execution of the Written Consent, (A) contravene, conflict with, or violate the provisions of the Organizational Documents of any member of the Company Group, (B) materially contravene, conflict with, or violate any Law or Order to which any member of the Company Group is subject or by which its properties or assets are bound, (C) require any member of the Company Group to obtain any material consent or approval, or give any notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date, (D) result in a material breach of or constitute a material default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the consent of any third party to, any Material Contract or Company Plan to which any member of the Company Group is a party or by which any of their respective properties or assets is bound or (E) result in the imposition or creation of any Lien upon or with respect to any of the assets or properties of any member of the Company Group.

(b)    Neither the consummation of the Transactions nor the negotiation, execution, delivery or performance of this Agreement or the Company Documents will result in any of the following pursuant to the terms of any Contract to which Company or its Subsidiaries is a party or by which any of their respective properties or assets is bound: (i) the grant, license or assignment to any Person of any interest in or to, the modification or loss of any rights with respect to, or the creation of any Lien on, any Company Intellectual Property or any Intellectual Property owned by or licensed to Purchaser or any of its Affiliates, (ii) Purchaser or its Affiliates, or the Surviving Company or its Subsidiaries, being (A) bound by or subject to any noncompete or licensing obligation, covenant not to sue, or other restriction on or modification of the current or contemplated operation or scope of its business, which that Person was not bound by or subject to prior to Closing, or (B) obligated to (1) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable prior to Closing, or (2) provide or offer any discounts to, or other reductions in payment obligations of, any Person in excess of those provided to that Person prior to Closing.

3.5    Financial Statements.

(a)    The Company has delivered to Purchaser: (a) the audited consolidated balance sheets of the Company Group at December 31, 2020 (the “Audit Date”), December 31, 2019 and December 31, 2018, and the related audited consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows of the Company Group for the fiscal years then ended and (b) the unaudited consolidated balance sheet (the “Balance Sheet”) of the Company Group at September 30, 2021 (the “Balance Sheet Date”) and the related unaudited consolidated statement of operations and comprehensive loss, changes in stockholders’ equity, and cash flows of the Company Group for the nine months then ended (collectively, the “Financial Statements”). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects in accordance with GAAP the consolidated financial position of the

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Company Group as of the dates thereof and for the periods covered thereby (except as may be indicated in the footnotes thereto and, in the case of the unaudited Financial Statements, for the absence of footnotes and for normal year-end and other adjustments (the effect of which will not, individually or in the aggregate, be materially adverse)). The books and records of the Company and its Subsidiaries are true and complete, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all the transactions and actions therein described. At the Closing, all such books and records will be in the possession of the Company or the applicable Subsidiary. No financial statements of any Person other than the members of the Company Group are required by GAAP to be included in the consolidated financial statements of the Company.

(b)    The Company and the other members of the Company Group do not have any material liabilities, commitments or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) that would be required to be disclosed on the Balance Sheet in accordance with GAAP, except (i) as specifically and adequately disclosed, reflected or reserved against in the Balance Sheet, (ii) for liabilities, commitments and obligations incurred in the Ordinary Course of Business since the Audit Date (none of which is a liability or obligation for a breach of Contract or Company Plan, material failure to comply with applicable Law, or relating to any tort, infringement or any Action), (iii) liabilities incurred in connection with the Transactions that constitute and are included in Selling Expenses or are otherwise specifically contemplated by this Agreement, or (iv) liabilities for executory Contracts (none of which is a liability for a breach thereof).

(c)    The Company maintains internal accounting controls that are reasonable for a company of similar size and private corporation status and that are designed for such a similarly situated company to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets. The Company has not received any written advice or notification from the Company’s independent accountant or auditor to the effect that the Company has not reflected in the business records of the Company or its Subsidiaries any material property, asset, Liability, revenue, expense, equity account or other account.

(d)    The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive direct control of the Company (including all means of access thereto and therefrom). Neither the Company nor its Subsidiaries has identified or been made aware of (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(e)    All the accounts receivable of the Company Group that are reflected on the Balance Sheet or on the accounting records of any member of the Company Group as of the

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Closing Date (a) represent actual indebtedness incurred by the applicable account debtors and (b) have arisen from bona fide transactions in the Ordinary Course of Business. To the Knowledge of the Company, all such accounts receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Balance Sheet. Since the Balance Sheet Date, there have not been any write-offs as uncollectible of any customer accounts receivable of any member of the Company Group, except for write-offs in the Ordinary Course of Business.

3.6    Absence of Certain Changes and Events. Except as set forth on Schedule 3.6 or as is otherwise contemplated or permitted by this Agreement, since the Balance Sheet Date, (a) each member of the Company Group has conducted its business in the Ordinary Course of Business and (b) there has not occurred a Material Adverse Effect. From the Balance Sheet Date to the date hereof, neither the Company nor its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of Section 5.1.

3.7    Compliance With Laws; Permits; FCPA Matters; Sanctions.

(a)    (i) The Company and its Subsidiaries are and at all times since January 1, 2018 (the “Relevant Date”) have been in compliance in all material respects with all Laws, including those relating to occupational health and safety, and all Orders applicable to the Company, its Subsidiaries or any assets owned or used by any of them and (ii) no circumstances exist and since the Relevant Date no event has occurred that (with or without notice or lapse of time, or both) would constitute or result in a violation by the Company or its Subsidiaries of, or a failure on the part of the Company or its Subsidiaries to comply with, any Law, or any Order applicable to the Company or its Subsidiaries or any assets owned or used by any of them, or would give rise to any obligation on the part of the Company or its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of Sellers, the Company and its Subsidiaries has received any communication since the Relevant Date seeking any Order or that alleges that any member of the Company Group is not in compliance in any material respect with any Law or any Order. To the Knowledge of the Company, none of Sellers nor any member of the Company Group is under investigation by any Governmental Authority for a violation or suspected or potential violation of any Law. Schedule 3.7(a) sets forth a true and complete list of all Orders applicable to any member of the Company Group or any assets owned or used by any of them.

(b)    Except as set forth on Schedule 3.7(b), (i) the Company Group possesses all material Permits required for the operation of the business of the Company Group as currently conducted (the “Company Permits”) and (ii) to the Company’s Knowledge, no member of the Company Group has received any written notice of any cancellation, suspension, revocation, invalidation or non-renewal of any Company Permit since the Balance Sheet Date.

(c)    No member of the Company Group, nor any of their respective directors, officers, employees or agents or any other Person authorized to act, or acting, on behalf of any member of the Company Group, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or for the benefit of any government official, candidate for public office, political party, political campaign or other Person, private or public, regardless of form, whether in money, property, or services (i) for the purpose

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of (A) influencing any act or decision of such government official, candidate, party, campaign or other Person, (B) inducing such government official, candidate, party, campaign or other Person to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature or (E) otherwise securing any improper advantage or (ii) in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. or other Law.

(d)    No member of the Company Group nor any of their respective directors, officers, employees or agents or any other Person authorized to act, or acting, on behalf of any member of the Company Group is a “Sanctioned Party,” defined to include (i) a party that appears on the Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons (“SDN”) List, the OFAC Consolidated List, the European Union (“EU”) Consolidated List or a similar list maintained by its Member States, the United Kingdom (“UK”) Consolidated List of Financial Sanctions Targets, or are otherwise designated as a party with whom business is restricted or prohibited by a Sanctions Authority (defined to include the Governmental Authorities of the U.S., EU and its Member States, the UK, and any other Governmental Authority with relevant jurisdiction); (ii) the government, including any political subdivision, agency, or instrumentality thereof, of any country against which a Sanctions Authority maintains comprehensive economic sanctions or an embargo, which at the time of signing include the Crimea region, Cuba, Iran, North Korea and Syria (“Sanctioned Country”); (iii) the government, including any political subdivision, agency, or instrumentality thereof of Venezuela; (iv) an ordinary resident of, or entity registered in or established under the jurisdiction of a Sanctioned Country; or (v) a party acting or purporting to act, directly or indirectly, on behalf of, or a party owned or controlled by, any of the parties listed in clauses (i)-(iv).

(e)    Since January 1, 2016, no member of the Company Group, nor any of their respective directors, officers, employees or, to the Knowledge of the Company, agents or any other Person authorized to act, or acting, on behalf of any member of the Company Group, has directly or indirectly, conducted any business or other dealings involving any Sanctioned Party or Sanctioned Country.

(f)    Since January 1, 2016, all members of the Company Group have been in compliance with all applicable sanctions laws and in material compliance with all other “Trade Control Laws” of the United States and other relevant Governmental Authorities, including those relevant to importation and exportation, and anti-boycott measures, as administered in the United States by the U.S. Department of Commerce, the U.S. Department of the Treasury, and the U.S. Department of Homeland Security.

(g)    All members of the Company Group have implemented and maintain in effect policies and procedures reasonably designed to promote compliance with Trade Control Laws.

3.8    Litigation. Except (i) as set forth on Schedule 3.8 and (ii) for workers’ compensation claims in the Ordinary Course of Business, there is no Action pending or, to the Company’s Knowledge, threatened, against any member of the Company Group before any Governmental Authority that (a) relates to or involves more than $250,000, (b) seeks any material injunctive relief, (c) relates to the Transactions, or (d) would have a Material Adverse Effect, if

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determined adversely and after taking into effect applicable insurance coverage. No member of the Company Group is a party or subject to or in default under any material Order. To the Knowledge of the Company, no officer, director, agent or employee of any member of the Company Group is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company Group. There is no Action or claim by any member of the Company Group, or that any member of the Company Group intends to initiate, against any other Person. There is no pending or, to the Knowledge of the Company, threatened investigation by a Governmental Authority of or affecting any member of the Company Group.

3.9    Insurance. Schedule 3.9 sets forth a true and complete list of the insurance policies (including self-insurance arrangements) currently maintained by or on behalf of the Company Group relating to their respective assets and properties, or their directors, officers or employees. True and complete copies of all such insurance policies, together with all modifications and amendments thereto, have been made available to Purchaser before the date hereof. All such policies are in full force and effect, including, for the avoidance of doubt, with coverage consistent in all material respects with the binder made available in respect to each such insurance policy, and all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date), and no written or, to the Knowledge of the Company, oral notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms before the date of such cancellation. The Company and its Subsidiaries have performed, in all material respects, all of their respective obligations under each policy to which the Company or any Subsidiary is a party or that provides coverage to the Company or any Subsidiary or any director, officer or employee thereof. Schedule 3.9 describes any self-insurance arrangement by or affecting the Company or its Subsidiaries, including any reserves established thereunder. A loss run report for each of the three preceding policy years has been made available to the Purchaser. All insurance policies to which the Company or its Subsidiaries is a party or that provide coverage to any Seller, the Company or its Subsidiaries, or any director, officer or employee of the Company or its Subsidiaries (i) are sufficient for compliance with all Law and Contracts to which the Company or its Subsidiaries is a party or by which any of them is bound and (ii) do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or its Subsidiaries. The Company Group has given timely notice to the insurer of all claims.

3.10    Real Property; Personal Property.

(a)    The Company Group does not own any real property. The Company Group is not obligated or bound by any obligations, options or rights of first refusal or contractual rights to sell, lease or acquire any real property except under the Real Property Leases.

(b)    Schedule 3.10(b) sets forth a true and complete list of each lease, sublease, license or similar occupancy agreement (each, a “Real Property Lease”) under which any member of the Company Group is lessee, sublessee or licensee of, or holds, uses or operates, any real property owned by any third Person (the “Leased Real Property”). The Company Group has the right to use all of the Leased Real Property for the full term of each such Real Property Lease (and any renewal options) relating thereto. The Company Group has not assigned, transferred or

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pledged any interest in any of the Real Property Leases. The applicable member of the Company Group has a valid, binding and enforceable leasehold interest under each of the Leased Real Properties, free and clear of all Liens except for Permitted Liens. The Company has made available to Purchaser true, correct and complete copies of each Real Property Lease, together with all amendments, renewal notices, guarantees and subordination, nondisturbance and attornment agreements thereto.

(c)    Neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Authority, and, to the Knowledge of the Company, no such condemnation or other taking is threatened or contemplated. The use and occupancy of the Leased Real Property by the Company Group and the conduct of the Company Group business thereat as presently conducted does not violate in any material respect any applicable Laws (including zoning Laws). There are no leases, subleases, licenses, or other agreements granting to any Person the right of use or occupancy of any portion of the Leased Real Property (except under the Real Property Leases). All buildings, structures, facilities and improvements located on the Leased Real Property, including buildings, structures, facilities and improvements which are under construction (collectively, “Improvements”) comply in all material respects with valid and current certificates of occupancy or similar Permits to the extent required by Laws for the use thereof, and conform in all material respects with all applicable Laws. The Improvements are in all material respects (A) in good operating condition and repair (ordinary wear and tear excepted) and (B) suitable and adequate for continued use in the manner in which they are presently being used.

(d)    Schedule 3.10(d) sets forth a list of all leases of tangible assets and other personal property of any member of the Company Group as of the date hereof involving annual payments in excess of $12,000 (the “Personal Property Leases”). Except as would not be material to the Company Group, a member of the Company Group has good and valid title to, or in the case of leased tangible assets and other personal property, a valid leasehold interest in (or other right to use), all of the material tangible assets and other personal property that are necessary for the Company Group to conduct the business of the Company Group as it is conducted on the date hereof, in each case, free and clear of all Liens (other than Permitted Liens). All such material tangible assets and other personal property are in good condition and repair, normal wear and tear excepted. All material leased equipment and other personal property of the Company Group is in all material respects in the condition required of such property by the terms of the lease applicable thereto. The buildings, plants, and structure of the Company Group are structurally sound, are in good condition and repair (normal wear and tear excepted), and are adequate for the uses to which they are being put, and none of such buildings, plants, or structures are in need of maintenance or repairs except for ordinary, routine maintenance, and repairs that are not material in nature or cost.

3.11    Environmental Matters. Except as set forth on Schedule 3.11:

(a)    Each member of the Company Group is, and at all times since the Relevant Date, has been in compliance in all material respects with all Environmental Laws.

(b)    The Company and its Subsidiaries hold all material Environmental Permits for the lawful conduct of their respective businesses as presently conducted, and the Company and its Subsidiaries are, and at all times since the Relevant Date have been, in compliance in all

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material respects with such Environmental Permits, all such Environmental Permits are in full force and effect, and there are no Actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, suspension or adverse modification of any Environmental Permit.

(c)    No member of the Company Group has received any written notice, citation, claim, or other correspondence related to any actual or alleged violation of, or obligation or liability under, any applicable Environmental Laws or related to Hazardous Substances that has not been fully resolved.

(d)    No member of the Company Group is subject to any pending or, to the Knowledge of the Company, threatened, Action, Order or investigation related to any actual or alleged violation of, or obligation or liability under, any Environmental Law or relating to any Hazardous Substances and, to the Knowledge of the Company, there are no facts, circumstances, conditions or occurrences that could reasonably be expected to form the basis of any such Action, Order or investigation.

(e)    There has been no Release of, or exposure to, any Hazardous Substances at, on, under, or from any real property currently or formerly owned, leased or operated by the Company or its Subsidiaries or at any off-site location to which Hazardous Substances generated by the Company or its Subsidiaries were sent for treatment, recycling, storage or disposal in a manner that could reasonably be expected to result in material liability to the Company or its Subsidiaries under Environmental Law.

(f)    No member of the Company Group has assumed or provided indemnity against any liability of any other Person arising under any Environmental Laws or relating to any Hazardous Substance.

(g)    The Company Group has made available to Purchaser accurate and complete copies of all environmental site assessments, compliance audits, notices of violation, Orders, Environmental Permits and other material environmental documents related to the operation of the Company and any its Subsidiaries or to any property or facility currently or formerly owned, leased or operated by the Company or its Subsidiaries that are in the possession or control of the Company or its Subsidiaries.

3.12    Tax Matters.

(a)    Each member of the Company Group has timely filed (taking into account extensions properly obtained) all income and other material Tax Returns required to be filed by it and has timely paid all material Taxes due and owing by it (whether or not shown on any Tax Return). All such Tax Returns are true, correct and complete in all material respects.

(b)    Except as set forth on Schedule 3.12(b), as of the date of this Agreement, no member of the Company Group is currently the subject of an audit or other examination or Action relating to the payment of or failure to pay Taxes, and no member of the Company Group has received (i) written notice from any Governmental Authority that such an audit, examination or Action will be initiated in the future, (ii) written request for information related to Tax matters,

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or (iii) written notice of deficiency or proposed Tax adjustment, in each case, that has not been resolved or settled in full.

(c)    No member of the Company Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)    No member of the Company Group has received a written claim from any Governmental Authority in a jurisdiction in which such member of the Company Group does not file a specific type of Tax Return that such member of the Company Group is or may be subject to such type of taxation by that jurisdiction which claim remains outstanding.

(e)    Each member of the Company Group has withheld and timely paid the appropriate Governmental Authority, in each case, all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party, and each member of the Company Group has substantially complied with all reporting and recordkeeping requirements with respect thereto.

(f)    Neither Purchaser (as a result of its acquisition of the Merger) nor the Surviving Company will be required to include or accelerate an item of income in, or exclude or defer an item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or improper use of, method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount (including advanced payments or deferred revenue) received prior to the Closing; (v) intercompany transaction described in U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) entered into prior to the Closing; or (vi) election under Section 965 of the Code (or any corresponding or similar provision of state, local, foreign or other Law).

(g)    No member of the Company Group has been a member of an affiliated, consolidated, combined, unitary or similar group for Tax purposes (other than a group of which the common parent is the Company). No member of the Company Group has any liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law); (ii) under any agreement or arrangement, (iii) as a transferee or successor; or (iv) by contract, operation of Law or otherwise.

(h)    No member of the Company Group has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.

(i)    No member of the Company Group has consummated or participated in, nor is currently participating in, any transaction which was or is a “listed transaction” or “reportable transaction” as currently defined in Section 6707A(c) of the Code or the U.S. Treasury Regulations promulgated thereunder or any “tax shelter” within the meaning of Section 6662 of the Code (or any similar provision of applicable law).

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(j)    No member of the Company Group has requested or received any private letter ruling or closing agreements relating to Taxes of the IRS or comparable written rulings or guidance issued by any other Governmental Authority.

(k)    Within the last two (2) years, no member of the Company Group has been the distributing corporation or controlled corporation with respect to a transaction described in Code §§355 or 361.

(l)    No member of the Company Group is a party to or bound by, or has any obligation under, any Tax allocation, indemnity or sharing agreement or similar Contract (other than any agreement, contract, or arrangement the primary purpose of which does not relate to Taxes) or has any other obligation to indemnify any other Person with respect to Taxes that will be in effect after the Closing.

(m)    There are no Liens (other than Permitted Liens) with respect to Taxes on any of the assets of any member of the Company Group.

(n)    There has been made available to Purchaser true, correct and complete copies of all income, franchise and other material Tax Returns that have been filed by Company Group for all taxable periods ending after December 31, 2018.

(o)    The charges, accruals and reserves for Taxes with respect to the Company Group reflected on the books of the Company Group (excluding any provision for deferred income taxes) are adequate to cover its liabilities for Taxes accruing through the end of the last period for which the Company Group has recorded items on its books, and since the end of the last period for which the Company Group has recorded items on its books, the Company Group has not incurred any liability for Taxes, engaged in any transaction, or taken any other action, other than in the ordinary course of business.

(p)    There are no material Tax credits, grants, exemptions, holidays, concessions or other similar amounts or reductions that are or could be subject to clawback or recapture as a result of (i) the transactions contemplated by this Agreement or (ii) a failure by the Company Group to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

(q)    Each member of the Company Group is, and has at all times been, resident in their respective jurisdictions of incorporation for Tax purposes and is not, and have not at any time been, treated as resident in any other jurisdiction (whether within or without of the United States) for any Tax purpose (including any double taxation arrangement). No Company Group member (i) has or has had a permanent establishment in any country other than the country of its organization, (ii) has engaged in a trade or business in any country other than the country in which it is organized that subjected it to Tax in such country and (iii) is or has been subject to Tax in a jurisdiction outside the country in which it is organized.

(r)    The Company Group (i) have materially complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, has materially complied with all legal requirements and duly accounted for any available tax credits under Sections 7001

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through 7005 of the Families First Coronavirus Response Act, and (iii) has not received or claimed any tax credits under Section 2301 of the CARES Act.

(s)    None of the Company’s Subsidiaries organized under the laws of a country other than the United States (i) has any item of income which could constitute subpart F income within the meaning of Section 952 of the Code, (ii) is engaged in a United States trade or business for U.S. federal income Tax purposes, (iii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iv) is, or has ever been, a “personal holding company” within the meaning of Section 542 of the Code, (v) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code or (vi) has election under Section 897(i) of the Code to be treated as a domestic corporation.

(t)    The Company Group would not be required to include any amounts in gross income with respect to any foreign Subsidiary pursuant to Section 951 of the Code if the taxable year of such foreign Subsidiary were deemed to end on the date after the Closing Date, but not taking into account any activities or income of such foreign Subsidiary on such date. Schedule 3.12(t) sets forth with respect to each member of the Company Group that are not organized within the United States the final date of the taxable period of such entity.

(u)    Neither the Company nor any of its Subsidiaries is a party to any gain recognition agreement under Section 367 of the Code.

3.13    Material Contracts.

(a)    Schedule 3.13(a) sets forth a list of all of the following Contracts to which a member of the Company Group is a party or by which a member of the Company Group is bound (and any amendments, supplements and modifications thereto), except for purchase orders and sales orders entered into in the Ordinary Course of Business and excluding any Company Plan (each, a “Material Contract”):

(i)    any collective bargaining agreement or other Contract with any labor organization, works council, or union or association representing employees of the Company Group;

(ii)    any Contract or covenant not to compete or other Contract restricting the development, manufacture, marketing or distribution of the products and services of any member of the Company Group, or Contract which provides for “most favored nation”, exclusivity or other such terms, or any Contract that contains any restrictions or requirements with respect to purchase or sale volumes;

(iii)    any Contract with (A) any Seller or any current or former Related Person of any Seller or (B) (other than those Contracts consistent in all material respects with the Company’s standard form agreements made available to Purchaser before the date hereof) any current or former officer, director or employee of the Company, a Subsidiary of the Company, any Seller or any current or former Related Person of any Seller;

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(iv)    any lease, sublease or similar Contract with any Person under which any member of the Company Group is a lessor or sublessor of, or makes available for use to any Person, any Leased Real Property;

(v)    any (A) continuing Contract for the future purchase of materials, supplies or equipment, (B) management, service, consulting or other similar Contract or (C) advertising Contract, in any such case that has an aggregate future payment obligation to any Person in excess of $250,000 in fiscal year 2022 (unless terminable by the member of the Company Group without payment or penalty upon no more than 60 days’ notice);

(vi)    any Contract pursuant to which any Person has granted any member of the Company Group a license, covenant not to sue or right under or with respect to any Intellectual Property, other than (A) licenses for Off-the-Shelf Software and (B) non- exclusive licenses that are merely incidental to the transaction contemplated in the Contract;

(vii)    any Contract pursuant to which any member of the Company Group licenses any Owned Intellectual Property to a third party, other than (A) non-exclusive licenses granted to end users in the Ordinary Course of Business and (B) non-exclusive licenses that are merely incidental to the transaction contemplated in the Contract;

(viii)    any Contract under which any member of the Company Group has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness for borrowed money to, any Person (other than another member of the Company Group) or any other note, bond, debenture or other evidence of Indebtedness for borrowed money of any member of the Company Group (other than in favor of another member of the Company Group);

(ix)    any Contract (including any so called take-or-pay or keepwell agreements) under which (A) any Person including any member of the Company Group, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any member of the Company Group or (B) any member of the Company Group has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including any other member of the Company Group (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

(x)    any Contract under which any member of the Company Group has, directly or indirectly, made any outstanding advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than any member of the Company Group) in excess of $100,000;

(xi)    any Contract granting a Lien (other than a Permitted Lien) upon any Company property or any other asset;

(xii)    any Contract (A) providing for indemnification of any Person with respect to liabilities relating to any current or former business of any member of the Company Group or any predecessor Person outside the Ordinary Course of Business, (B) pursuant to which any member of the Company Group is or may be required to make

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any “earn out”, deferred compensation or similar payments or (C) relating to any completed material business acquisition by any member of the Company Group since the Relevant Date or pursuant to which any member of the Company Group is subject to continuing obligations;

(xiii)    any Contract (including a purchase order), involving payment by any member of the Company Group of more than $250,000 in fiscal year 2021 (unless terminable by the member of the Company Group without payment or penalty upon no more than 60 days’ notice);

(xiv)    any Contract (including a sales order) involving the obligation of any member of the Company Group to deliver products or services for payment of more than $250,000 in fiscal year 2021 (unless terminable without payment or penalty upon no more than 60 days’ notice);

(xv)    any Contract for the sale of any material asset of any member of the Company Group other than in the Ordinary Course of Business or the grant of any preferential rights to purchase any such asset other than in the Ordinary Course of Business;

(xvi)    any material Contract with any Governmental Authority;

(xvii)    any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of profits, losses, costs, or liabilities by any member of the Company Group with any other Person;

(xviii)    any Real Property Lease or Personal Property Lease (unless terminable by the member of the Company Group without payment or penalty upon no more than 60 days’ notice);

(xix)    any other Contract that has an aggregate future liability to any Person in excess of $500,000 (unless terminable by the member of the Company Group without payment or penalty upon no more than 60 days’ notice).

(b)    Except as set forth on Schedule 3.13(b), (i) since the Relevant Date, no member of the Company Group has received any written notice of any default or event that (with due notice or lapse of time or both) would constitute a default by any member of the Company Group under any Material Contract, other than defaults that have been cured or waived in writing or would not reasonably be expected to have a Material Adverse Effect, (ii) each Material Contract is a legal, valid and binding obligation of the applicable member of the Company Group and is in full force and effect (except to the extent subject to, and limited by, the Enforceability Exceptions), (iii) to the Company’s Knowledge, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any Material Contract, (iv) since the Relevant Date, no party to any Material Contract has exercised or, to the Company’s Knowledge, formally threatened in writing to exercise any termination rights with respect to any such Material Contract, and (v) since the Balance Sheet Date, the Company Group has not amended, modified, or terminated (other than any expiration thereof in accordance with its terms) any Material Contract, or waived, released, or assigned any material rights or claims under any Material Contract. The Company has made available to Purchaser true, correct and

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complete copies of each written, and a true, correct and complete description of the material terms of any oral, Material Contract listed on Schedule 3.13(a), together with all amendments, supplements and modifications thereto. There are no current renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any member of the Company Group under current or completed Material Contracts with any Person, and no such Person has made demand for such renegotiation.

3.14    Labor Matters.

(a)    Schedule 3.14(a) contains a true, correct and complete list of each employee who performs services for the Company Group as of the date hereof (including all employees who are on an approved leave of absence), including each such employees’ name or unique identifier, employing entity, job title or position, hire date (and continuous service date, if different), and whether remote or at a Company Group office, classification as exempt or non-exempt under the Fair Labor Standards Act, hourly wage rate or annual salary, as applicable, leave status (if any) (including the type of leave and anticipated return date (if known)) and immigrant or non- immigration visa status (and visa expiration date), as applicable.

(b)    Schedule 3.14(b) shall separately contain a true, correct and complete list of each consultant and independent contractor whose services have been retained by a member of the Company Group and who was paid more than $20,000 by such member of the Company Group in any of the past three years, identifying in each case the name of the consultant or independent contractor, total amount paid to the consultant or contractor during the preceding twelve (12) months. Notwithstanding the foregoing, the Company may anonymize the foregoing data to the extent that Company reasonably determines necessary to comply with applicable privacy Laws

(c)    Except as set forth on Schedule 3.14(c), since the Relevant Date, no member of the Company Group is or has been a party to, is or has been bound by, is or has been negotiating, or has been asked to negotiate any collective bargaining agreement, understanding or other Contract with a labor organization, works council, or union or association representing employees of the Company Group, and no employee of any member of the Company Group is or has been represented by any labor organization, works council, or other union or association representing employees of the Company Group with respect to such employee’s employment with a member of the Company Group. Since the Relevant Date, to the Knowledge of the Company, no union organization campaign is in progress or has been in progress with respect to any employee or group of employees of any member of the Company Group. Since the Relevant Date, there has not been and there is not currently any strike, work stoppage, picketing, work slowdown, lock-out, interruption of work, arbitrations, grievances, unfair labor practice charges or proceedings, or other labor disputes with a labor organization or with respect to unionization or collective bargaining involving or affecting any member of the Company Group pending or, to the Company’s Knowledge, threatened in writing. Neither the Company nor any member of the Company Group has or will become subject to any obligation under applicable Law, any collective bargaining agreement, or otherwise, to notify or consult with any Governmental Authority or other Person (including any labor union, labor organization, works council or other staff representative body) with respect to the impact of the transactions contemplated by this Agreement, including on the employment of any employees of any of the Company Group or the compensation or benefits provided to any such employees.

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(d)    Since the Relevant Date, each member of the Company Group is, and for the past three years has been, in compliance in all material respects with all applicable Laws pertaining to employment, employment practices and the engagement of workers, including wages, hours, compensation, equal pay, employee classification (either as exempt or non-exempt, or as independent contractor versus employee), fringe benefits, employee leave issues (including the calculation of holiday pay), employment policies, work authorization, collective bargaining and labor relations, equal employment opportunity practices, disability rights or benefits, reasonable accommodations, workers’ compensation, unemployment compensation and insurance, health insurance continuation, privacy rights, harassment, discrimination, retaliation, whistle-blowing, privacy, work and meal breaks, affirmative action (if applicable), wage payment, plant closings and occupational safety and health (including COVID-19 measures, public health guidance, and risk assessment obligations). No Action brought by or on behalf of any employee, former employee, applicant, consultant, independent contractor, labor organization or other representative of the employees of any member of the Company Group is pending or, to the Company’s Knowledge, threatened in writing against any member of the Company Group (other than ordinary workers’ compensation claims that would not reasonably be expected to result in material Loss to the Company) involving any such employment-or labor-related matter (including any representative or class action claims), nor, to the Company’s Knowledge, is there any basis therefor.

(e)    Since the Relevant Date, each Person classified or treated by the Company Group as an independent contractor or otherwise as a non-employee has been for the past three years properly classified as such pursuant to applicable Law and the Company Group has fully and accurately reported each such Person’s compensation of any kind on IRS Form 1099 or as otherwise required by any and all such applicable Laws. Since the Relevant Date, all employees of the Company Group have been correctly classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar applicable state law, and overtime has been properly recorded and paid for all Company Group employees classified as non-exempt.

(f)    Since the Relevant Date, no allegations of harassment, discrimination or misconduct have been made against any (A) director, senior manager, officer, or senior level executive of the Company Group; (B) any employee of any member of the Company Group who, directly or indirectly, supervises or has managerial authority over other employees or service providers of any member of the Company Group. In the past three (3) years, no member of the Company Group has entered into any settlement agreement or conducted any investigation related to allegations of harassment, discrimination or misconduct by a director, senior manager, officer, or senior level executive of any member of the Company Group.

(g)    Since the Relevant Date, the members of the Company Group have properly completed and retained a Form I-9 with respect to each of its current and past employees in the United States and have carried out right to work checks for employees outside the United States in accordance with applicable Law. All employees of the Company Group are legally eligible to work in the location where assigned.

(h)    Since the Relevant Date, to the Knowledge of the Company, no Person has claimed or has reason to claim that any Company Group employee or other Person affiliated with the Company Group: (i) is in violation of any term of any employment Contract, non-disclosure

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agreement, noncompetition agreement or any other restrictive covenant with such Person or any Affiliate or successor of such Person; (ii) has disclosed or utilized any trade secret or proprietary information or documentation of such Person; or (iii) has interfered in the employment relationship between such Person and any of its present or former employees. To the Company’s Knowledge, no Company Group employee or other Person affiliated with the Company Group has used or proposed to use any trade secret, information or documentation proprietary to any former employer or violated any confidential relationship with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of the Company Group.

(i)    Since the Relevant Date, there has been no “mass layoff” or “plant closing” (as defined by the WARN Act or similar applicable Law) or collective redundancy or dismissal consultation process with respect to any member of the Company Group within the three (3) years prior to the date hereof, and no member of the Company Group has incurred or otherwise has any outstanding WARN Act liability or similar liability under applicable Law.

(j)    Since the Relevant Date, no member of the Company Group (nor, to the Knowledge of the Company, any predecessor or owner of any part of their businesses) has been a party to a relevant transfer for the purposes of the Acquired Rights Directive (Directive 2001/23) or equivalent or similar applicable Laws affecting any current or former employee.

3.15    Employee Benefits.

(a)    Schedule 3.15(a) contains a list of each material Company Plan (other than offer letters for “at-will” employment that do not provide severance, change in control, transaction, retention or similar payments or benefits or benefits not otherwise set forth on Schedule 3.15(a) and generally available to all similarly situated benefits (“At-Will Agreements”)). For purposes of this Agreement, “Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other written or unwritten employee benefit or compensation plan, policy, program, agreement, practice or arrangement, whether covering a single individual or a group of individuals, including any employment, consulting, independent contractor, stock purchase, stock option, restricted stock, stock appreciation right, equity, equity-based, severance, retention, termination, change-in-control, bonus, incentive compensation, deferred compensation, pension, savings, medical, welfare benefit, paid time off, profit-sharing, fringe benefit, flexible spending account, scholarship, vacation plan or similar plan, policy, program, agreement, practice or arrangement that is sponsored, maintained or contributed to by any member of the Company Group or with respect to which any member of the Company Group has any liability or is a party, excluding in each case any employee benefit plan that is sponsored or maintained by a Governmental Authority. With respect to each material Company Plan, the Company has provided or made available to Purchaser true, correct and complete copies of, if applicable (i) all plan documents and each writing constituting such Company Plan (or (x) with respect to any unwritten Company Plan, a written summary of the material terms thereof, and (y) with respect to At-Will-Agreements, template agreements), trust agreements, insurance contracts and policies and all amendments thereto, (ii) the most recent summary plan description and all summaries of material modifications thereto, (iii) the most recent favorable determination, advisory or opinion letter from the IRS, (iv) the Form 5500 filings and financial reports and actuarial reports for the three (3) most recently completed

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plan years, (v) nondiscrimination and coverage testing results for the three (3) most recent plan years and (vi) all material correspondence received from or provided to any Governmental Authority during the past three (3) years.

(b)    Each Company Plan has been, in all material respects, established and administered in accordance with its terms and in compliance with applicable Law. Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified has received a favorable IRS determination letter or is entitled to rely on a favorable IRS opinion or advisory letter and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to result in any such Company Plan not being so qualified. No member of the Company Group has any material liability in connection with a violation of Section 409A of the Code or the Patient Protection and Affordable Care Act of 2010, the Health Care and Education Reconciliation Act of 2010 or under Chapter 43 of the Code.

(c)    No Company Plan is, and no member of the Company Group nor any of their respective ERISA Affiliates sponsors, maintains, participates in or contributes to or is required to contribute to, or has within the past six (6) years sponsored, maintained, participated in or contributed to or been required to contribute to, or otherwise has any liability with respect to, a (i) plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” (as defined in Section 3(37)(A) of ERISA) or (iii) multiple employer plan as described in Section 413(c) of the Code. No Company Plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or a multiple employer plan as described in Section 413(c) of the Code.

(d)    Except to the extent required by COBRA or pursuant to a severance arrangement that subsidizes COBRA, no Company Plan provides medical, dental or life insurance coverage or any other welfare benefits to (i) any employee following his or her termination of employment or (ii) to any individual who is not a current or former employee of a member of the Company Group (other than as a dependent of such an employee). No member of the Company Group or any of their respective ERISA Affiliates has any material liability on account of a violation of COBRA.

(e)    There are no pending Actions or claims that have been asserted or instituted with respect to any Company Plan (other than routine claims for benefits), and to the Company’s Knowledge, no such Action has been threatened. There is no audit, inquiry or examination pending with or, to the Company’s Knowledge, threatened by any Governmental Authority with respect to any Company Plan.

(f)    Except as set forth on Schedule 3.15(f) or as otherwise contemplated by this Agreement, neither the execution and delivery of this Agreement nor the approval or consummation of the Transactions will (either alone or in connection with any other event) (i) result in any compensation becoming due to any current or former employee or director of any member of the Company Group, (ii) increase any payments or benefits payable under any Company Plan or (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Company Plan. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property or in the form of benefits) by any member of the Company Group or to any current or former service provider of any member of the Company

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Group in connection with the transactions contemplated by this Agreement (either alone or in connection with any other event) is reasonably expected to be an “excess parachute payment” within the meaning of Section 280G of the Code. No member of the Company Group has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.

(g)    No member of the Company Group is a party to, or is proposing to introduce, a formal or informal severance or redundancy payment scheme or customary arrangement in addition to or that provides entitlements in excess of statutory minimums under applicable Law.

(h)    With respect to each Company Plan maintained primarily for employees and former employees located outside the United States (each, an “International Plan”): (i) if intended to qualify for special Tax treatment, each International Plan is so qualified, (ii) if required to be registered with a Governmental Authority, is so registered, and (iii) the fair market value of the assets of each International Plan, the liability of each insurer for any International Plan funded through insurance, or the book reserve established for any such plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such plan. No member of the Company Group has been a party to, a sponsoring employer of, or otherwise is under any liability with respect to any defined benefit pension scheme, any final salary scheme or any death, disability or retirement benefit calculated by reference to age, salary or length of service or any other item.

3.16    Intellectual Property; Data Privacy.

(a)    Schedule 3.16(a) sets forth a true and complete list of all (i) Owned Intellectual Property that is Registered IP, including, for each item listed, the record owner, jurisdiction and issuance, registration or application number and date, as applicable, of such item, (ii) material unregistered trademarks owned by any member of the Company Group, and (iii) material Company Software currently made generally available. All registrations set forth on Schedule 3.16(a) are valid and in force, and all applications set forth on Schedule 3.16(a) are pending and in good standing. All payments and filings required to be made or taken to obtain, perfect, or maintain in full force and effect each item of Intellectual Property set forth on Schedule 3.16(a) have been timely paid and made through the Closing Date.

(b)    (i) A member of the Company Group, as applicable, is the sole and exclusive owner of all right, title and interest in and to the Owned Intellectual Property (including all Intellectual Property required to be set forth on Schedule 3.16(a)), free and clear of all Liens (other than Permitted Liens); and (ii) a member of the Company Group owns or has a valid right to use in the manner currently used, all Intellectual Property or necessary for the conduct of the business of the Company Group as currently conducted (the “Company Intellectual Property”).

(c)    No member of the Company Group nor the operation or conduct of their businesses is currently or has during the three-year period prior to the date of this Agreement infringed, misappropriated or otherwise violated any Intellectual Property of any other Person.

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There are no Actions pending and during the three-year period prior to the date of this Agreement, no member of the Company Group has received any written notice from any Person or, to Company’s Knowledge, any threats (i) alleging that any member of the Company Group or the conduct of the business of the Company Group is or has infringed, misappropriated or violated any Intellectual Property of any Person or (ii) challenging the registration, use or ownership by any member of the Company Group of or the validity or enforceability of any Owned Intellectual Property, excluding any patent or trademark prosecution or maintenance related communications or actions in the ordinary course before the U.S. Patent and Trademark Office or similar Governmental Authority.

(d)    To the Company’s Knowledge, no Person has during the three-year period prior to the date of this Agreement infringed, misappropriated or otherwise violated and no Person is currently infringing, misappropriating or otherwise violating any Owned Intellectual Property.

(e)    Each member of the Company Group has used commercially reasonable efforts to maintain and protect the confidentiality of all trade secrets included in the Owned Intellectual Property. To the Company’s Knowledge, there has been no unauthorized disclosure or use of any trade secrets included in the Owned Intellectual Property.

(f)    All Persons who are or were involved in the creation or development of any material Intellectual Property for or on behalf of any of the members of the Company Group have done so pursuant to a valid and enforceable agreement that includes a present assignment to the applicable member of the Company Group of all right, title and interest in and to all such Intellectual Property created within the scope of such Person’s employment or engagement thereby.

(g)    Except as set forth on Schedule 3.16(g), no member of the Company Group has licensed or provided to any Person, or allowed any Person to access or use, any source code for any material Company Software, other than employees, contractors and consultants of any member of the Company Group that have confidentiality obligations to any member of the Company Group with respect to such source code. No source code for any Company Software is in escrow. No member of the Company Group has a duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person.

(h)    Except as set forth on Schedule 3.16(h), no material Company Software uses, incorporates, contains, is combined with, is distributed with, is derived from, has embedded in it or is being or was developed using any software that is subject to an “open source,” copyleft, or similar license in a manner that: (i) imposes or could impose a requirement or condition that the any member of the Company Group grant a license under its patent rights or that any Company Software or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) otherwise imposes or could impose any other material limitation, restriction, or condition on the right or ability of any member of the Company Group to use, distribute or control any such Company Software.

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(i)    None of the Company Software contains, as of or prior to Closing, any bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Software.

(j)    To the Company’s Knowledge, no Company Software contains, as of or prior to Closing, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”).

(k)    The Company and its Subsidiaries maintain an Information Security Program and there have been no material violations of the Information Security Program. The Company has assessed and tested its Information Security Program on a no less than annual basis; remediated all critical and high risks and vulnerabilities; and the Information Security Program has proven sufficient and compliant with Privacy Requirements in all material respects. The IT Systems currently used by the Company Group are in good working condition, do not contain any Malicious Code, and perform in a manner sufficient to conduct the business of the Company Group. The IT Systems have been properly maintained, in all material respects, in accordance with prudent industry standards, to ensure proper operation, monitoring and use. All Company Data will continue to be available for Processing following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

(l)    The Company Group complies and has complied at all times, in all material respects, with Company Privacy Policies and the Privacy Requirements. To the extent required by Privacy Requirements or Company Privacy Policies, (i) Personal Data is stored and transmitted by the Company and its Subsidiaries in an encrypted manner, and (ii) Personal Data is securely deleted or destroyed by the Company and its Subsidiaries. Neither the execution, delivery or performance of this Agreement nor any of the Related Documents, nor the consummation of any of the transactions contemplated by this Agreement or any Related Documents violate any Privacy Requirements or Company Privacy Policies. Where the Company or its Subsidiaries uses a Data Processor to Process Personal Data, the Data Processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, and security measures, and has agreed to comply with those obligations in a manner sufficient for the Company’s and its Subsidiaries’ compliance with Privacy Requirements.

(m)    The Company, its Subsidiaries, and, to the Company’s Knowledge, their respective Data Processors, have not suffered a Security Incident, have not been required to notify any Person or Governmental Authority of any Security Incident, and have not been adversely affected in any material respects by any Malicious Code, ransomware or malware attacks, or denial-of-service attacks on any IT Systems. No member of the Company Group nor any third party acting at the direction or authorization of the Company Group has paid any perpetrator of any actual or threatened Security Incident or cyber attack, including, but not limited to a ransomware attack or a denial-of-service attack. No member of the Company Group received a

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written notice (including any enforcement notice), letter, or complaint from a Governmental Authority or any Person alleging noncompliance or potential noncompliance with any Privacy Requirements or Company Privacy Policies and has not been subject to any proceeding relating to noncompliance or potential noncompliance with Privacy Requirements or the Company’s Processing of Personal Data. No member of the Company Group is in material breach or default of any contracts relating to the IT Systems or to Company Data and does not transfer Personal Data internationally except where such transfers comply with applicable Privacy Requirements and Company Privacy Policies. The Company Group maintains, and has maintained, cyber liability insurance with reasonable coverage limits.

3.17    Brokers and Finders. No Company Group member has, directly or indirectly, entered into any agreement with any Person that would obligate any Company Group member to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

3.18    Related Party Transactions. No member of the Company Group has purchased, acquired or leased any material property or services from, or sold, transferred or leased any material property or service to, or loaned or advanced a material amount of money to, or borrowed money from or entered into any Material Contract with, any of their Related Persons, other than (i) as set forth on Schedule 3.18 and (ii) employment agreements entered into with employees in the Ordinary Course of Business or equity compensation related agreements and (iii) loans and other extensions of credit to employees, officers or directors of the Company Group for travel, business or relocation expenses or other employment-related purposes in the Ordinary Course of Business.

3.19    Minute Books. The minute books of the Company and its Subsidiaries accurately reflect all material actions and proceedings taken to date by the stockholders (or equivalent equityholders) and board of directors (or equivalent governing bodies) of the Company and its Subsidiaries, as applicable.

3.20    Bank Accounts; Powers of Attorney. Schedule 3.20 sets forth a true, correct and complete list of the names and locations of all banks in which the Company or its Subsidiaries has depository bank accounts, safe deposit boxes or trusts, the account numbers of such accounts and the names of persons authorized to draw thereon or otherwise have access thereto. Except as set forth on Schedule 3.20, no Person holds a power of attorney to act on behalf of any member of the Company Group.

3.21    Customers. Schedule 3.21 sets forth a true and complete list of each customer who generates in excess of $250,000 of annual recurring revenue of the Company Group in fiscal year 2021. Since the Balance Sheet Date, to the Knowledge of the Company, there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with any customer set forth or required to be set forth in Schedule 3.21 or (ii) any change in any material term (including credit terms) of the sales agreements or related agreements with any such customer. Since the Relevant Date, the Company and its Subsidiaries have not received any customer complaint concerning their products and services, nor have they had any of their products returned by a purchaser thereof, other than complaints and returns in the Ordinary Course of Business that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect.

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3.22    Suppliers. Since the Balance Sheet Date, no member of the Company Group has entered into or made any contract or commitment for the purchase of merchandise other than in the Ordinary Course of Business. Schedule 3.22 sets forth a true and complete list of the suppliers to whom the Company has paid or owes in excess of $250,000 during the nine-month period ended September 30, 2021. Since the Balance Sheet Date, to the Knowledge of the Company, there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with any supplier of merchandise set forth or required to be set forth in Schedule 3.22 or (ii) any change in any material term (including credit terms) of the supply agreements or related arrangements with any such supplier.

3.23    No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, no member of the Company Group nor any other Person on behalf of the Company Group makes any other express or implied representation or warranty with respect to the Company Group or with respect to any other information provided to Purchaser or its representatives, and the Company Group disclaims any other representations or warranties, whether made by a member of the Company Group or any of their respective Affiliates, officers, directors, employees, agents or representatives. No member of the Company Group nor any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Purchaser or its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever (electronic or otherwise) or otherwise in expectation of the Transactions.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Purchaser and Merger Sub hereby make the representations and warranties contained in this Article 4 to the Company as of the date hereof and as of the Closing Date (other than such representations and warranties as are made as of an earlier date, which shall be true and correct as of such date).

4.1    Organization, Good Standing and Other Matters. Each of Purchaser and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own its properties and to carry on its business as now being conducted. Each of Purchaser and Merger Sub is duly qualified or licensed to conduct its business as currently conducted and is in good standing in each jurisdiction in which the location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on its ability to consummate the Transactions. The Amended and Restated Certificate of Incorporation of Purchaser (the “Purchaser Charter”) and the Amended and Restated Bylaws of Purchaser (the “Purchaser Bylaws”) on file with the SEC as of the date hereof are currently in effect, and there have been no amendments thereto prior to the date hereof not filed with the SEC.

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4.2    Authority and Enforceability. Each of Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser or Merger Sub in connection with the Transactions (the “Purchaser Documents”), to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Purchaser Documents by each of Purchaser and Merger Sub, and the consummation of the Merger and the other Transactions, have been duly authorized and approved by its board of directors (or equivalent governing body) and in the case of Merger Sub, by its sole stockholder, and no other action on the part of either Purchaser or Merger Sub or their respective stockholders is necessary to authorize the execution, delivery and performance of this Agreement and the Purchaser Documents by each of Purchaser and Merger Sub and the consummation of the Merger and the other Transactions. This Agreement has been, and each Purchaser Document will be at or prior to Closing, duly executed and delivered by each of Purchaser and Merger Sub and, assuming the due execution and delivery by the other parties hereto or thereto, constitutes a valid and binding obligation of each of Purchaser and Merger Sub enforceable against each of them in accordance with its respective terms, except to the extent that such enforceability may be subject to, and limited by, the Enforceability Exceptions.

4.3    No Conflict: Required Filings and Consents. Except (a) as required by the HSR Act and any other Antitrust Laws that require the consent, waiver, approval, Order or Permit of, or declaration or filing with, or notification to, any Person or Governmental Authority, (b) for the filing of the Certificate of Merger with the Secretary of State of Delaware, (c) such filings as may be required in connection with the Transfer Taxes described in Section 2.15, (d) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws, and (e) for the consent of the board of directors of Purchaser and Merger Sub to the Transactions, the execution and delivery of this Agreement and of the Purchaser Documents and the consummation of the Transactions by each of Purchaser and Merger Sub will not (i) contravene, conflict with, violate the provisions of its Organizational Documents, (ii) contravene, conflict with, violate any Law or Order to which it is subject or by which any of its properties or assets are bound, (iii) require it to obtain any consent or approval, or give any notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date, (iv) result in a material breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the consent of any third party to, any material Contract to which it is a party or (v) result in the imposition or creation of any Lien upon or with respect to any of its assets or properties; excluding from the foregoing clauses (ii) through (v) consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, (A) have a material adverse effect on the ability of Purchaser or Merger Sub to perform its obligations under this Agreement or (B) otherwise prevent, hinder or delay the consummation of the Transactions.

4.4    Financing. Purchaser (a) has, and at the Closing will have, sufficient internal funds (after giving effect to any unfunded committed financing) available to pay the Closing Date Merger Consideration and any other fees, expenses, or obligations incurred by Purchaser in connection with the Transactions, and (b) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder ((a) and (b) collectively, the “Financing”). For the avoidance of doubt, and notwithstanding any term herein to the contrary,

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Parent’s obligations to perform hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining any additional financing and the Financing is not a condition to the Closing. The Financing is in full force and effect as of the date hereof and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or, to the Knowledge of Parent, any other parties thereto under any financing arrangement, or a failure of any condition to the Financing arrangement, or otherwise result in any portion of the Financing being unavailable on the Closing Date. Parent does not have any reason to believe that any of the conditions to the Financing will fail to timely be satisfied or that the full amount of the Financing will be unavailable on the Closing Date.

4.5    Solvency. Neither Purchaser nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions, including the making of the payments contemplated by Sections 2.11 and 2.12, and assuming satisfaction of the conditions to Purchaser’s obligation to consummate the Merger as set forth herein, the accuracy of the representations and warranties of the Company Group set forth herein and the performance by the Company of its obligations hereunder in all material respects, the Surviving Company will be Solvent.

4.6    Litigation. There is no Action pending or, to Purchaser’s Knowledge, formally threatened in writing against Purchaser or Merger Sub or involving any of their properties or assets that would be reasonably be expected to (a) have a material adverse effect on the ability of Purchaser or Merger Sub to perform its obligations under this Agreement, (b) otherwise prevent, hinder or delay the consummation of the Transactions, or (c) have a material adverse effect on the consolidated businesses, operations or assets of Purchaser and its Subsidiaries.

4.7    Capital Structure. The authorized capital stock of Purchaser as described in Purchaser’s Form 10-Q filed with the SEC on November 4, 2021 was accurate in all material respects as of September 30, 2021. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable. All shares of Purchaser Common Stock to be issued at the Closing will be duly authorized, validly issued, fully paid and non-assessable and free and clear of any Liens except (a) any restrictions on sales of securities under applicable securities laws or (b) any restrictions on transferability imposed by any Related Document or Organizational Document of Purchaser.

4.8    SEC Filings.

(a)    Purchaser has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act or the Exchange Act since January 1, 2019 (the “Purchaser SEC Documents”).

(b)    As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Purchaser SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Document and did not contain any untrue statement of a material fact or omit to state a

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material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)    The consolidated financial statements of Purchaser included in the Purchaser SEC Documents (including, in each case, any notes or schedules thereto) (the “Purchaser Financial Statements”) fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of Purchaser and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Purchaser Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of any interim unaudited Purchaser Financial Statements, to normal year-end adjustments and the absence of notes and other presentation items.

(d)    Purchaser has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Purchaser’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Purchaser in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Purchaser’s management has completed an assessment of the effectiveness of Purchaser’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Purchaser SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Purchaser’s management has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Purchaser’s ability to record, process, summarize and report financial information, and Purchaser does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting.

(e)    Purchaser and the Subsidiaries of Purchaser do not have any material liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) required by GAAP to be reflected or reserved on a consolidated balance sheet of Purchaser (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Purchaser Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Purchaser Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement and the Transactions, and (iv) for liabilities and obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the consolidated businesses, operations or assets of Purchaser and its Subsidiaries.

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4.9    Absence of Changes. Since September 30, 2021 to the date of this Agreement, there has not occurred any Event which has resulted or would be reasonably be expected to result, in a material adverse effect on the consolidated businesses, operations or assets of Purchaser and its Subsidiaries.

4.10    Activities of Merger Sub. Purchaser owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of any and all Liens, other than Liens resulting from this Agreement. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

4.11    Brokers and Finders. None of Purchaser or its Affiliates have, directly or indirectly, entered into any agreement with any Person that would obligate any Seller or the Company to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

4.12    No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither Purchaser nor Merger Sub, nor any other Person on behalf of Purchaser or Merger Sub, makes any other express or implied representation or warranty with respect to Purchaser or Merger Sub or with respect to any other information provided to the Company Group or its representatives, and Purchaser and Merger Sub disclaim any other representations or warranties, whether made by Purchaser or Merger Sub or any of their respective Affiliates, officers, directors, employees, agents or representatives.

ARTICLE 5
PRE-CLOSING COVENANTS

5.1    Conduct of Business. Except (w) for any actions taken reasonably and in good faith in response to applicable COVID-19 Measures, (x) as set forth on Schedule 5.1, (y) as may be approved by Purchaser (which approval will not be unreasonably withheld, delayed or conditioned) or (z) as is otherwise contemplated or required by this Agreement or by applicable Laws, from the date hereof through the earlier of the Closing or the termination of this Agreement:

(a)    the Company shall, and shall cause its Subsidiaries to, conduct its respective business in the Ordinary Course of Business (including with respect to research and development efforts, advertising, promotions, capital expenditures and inventory levels) and shall use commercially reasonable efforts to keep intact its respective business and properties, keep available the services of its current employees and independent contractors and preserve its relationships with customers, suppliers, payors, licensors, and other Persons having business relationships with any member of the Company Group; provided, however, that, the foregoing notwithstanding, the Company Group may use all of its available cash to repay any Indebtedness of the Company, declare and pay cash dividends, or to pay any Selling Expenses prior to the Calculation Time; and

(b)    the Company shall not, and shall cause each other Subsidiary of the Company not to:

(i)    amend its Organizational Documents;

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(ii)    reclassify, combine, split, subdivide or amend the terms of any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

(iii)    declare, set aside, make or pay any dividends in respect of shares of its capital stock (except as may be required under its Organizational Documents and other than dividends completed prior to the Calculation Time in cash and so long as the Company and its Subsidiaries have a sufficient amount of cash thereafter to continue to operate in the Ordinary Course of Business);

(iv)    issue, sell, purchase, redeem or retire any shares of its capital stock or any other securities, including any securities convertible into, or options, warrants or rights to purchase or subscribe for, its capital stock or other securities, other than issuances of replacement certificates for shares of the Company Group following receipt of a customary affidavit of loss in respect of the certificates for such shares or pursuant to exercises of outstanding Options or Warrants;

(v)    (A) increase the compensation or benefits of any employee of the Company Group, other than as required by any Company Plan in force as of the date hereof; (B) establish, amend, provide discretionary benefits under or terminate any Company Plan; (C) terminate the employment or service of any employee or consultant with annual compensation or severance in excess of $200,000; or (D) hire any employee or individual consultant or independent contractor whose annual compensation is expected to exceed $200,000;

(vi)    grant recognition to any labor union or establish any works council or other employee representative body except as required by law, enter into any new collective bargaining agreement or amend any existing collective bargaining agreement;

(vii)    modify, waive or decline to enforce any non-competition, non- solicitation, confidentiality or other similar obligation of any employee or consultant;

(viii)    take any action that could create any obligation or other liability under the WARN Act or similar applicable Law;

(ix)    sell, lease, license, abandon or otherwise dispose of any material asset or property of the Company Group other than, in each case, in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets (and, in the case of Owned Intellectual Property grant licenses solely on a non-exclusive basis);

(x)    except in the Ordinary Course of Business, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of any business or any corporation, partnership or other business organization or otherwise acquire any assets (except inventory), in each case, if such acquisition individually exceeds $50,000;

(xi)    change its present accounting methods or principles in any material respect, except as required by GAAP;

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(xii)    make or commit to make any capital expenditure that, individually, is in excess of $200,000 or make or incur any such expenditures that, in the aggregate, are in excess of $400,000;

(xiii)    prepare or file any Tax Return inconsistent with past practice except as required by applicable Law, or, on any such Tax Return, make or change or revoke any Tax election, take any position or adopt or change any Tax accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods, change an annual accounting period, file any amended Tax Return, initiate or enter into any closing agreement, voluntary disclosure agreement, or similar arrangement relating to Taxes, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes or surrender any right to claim a refund, offset or other reduction of Taxes or execute any power of attorney with respect to any Tax;

(xiv)    incur any Indebtedness or guarantee any Indebtedness;

(xv)    permit, allow or suffer any assets of the Company or any Subsidiary of the Company to become subjected to any Lien (other than Permitted Liens);

(xvi)    initiate, settle, compromise, discharge, waive, release or assign any material claim, right or Action;

(xvii)    pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Sellers or any of their current or former Related Persons, except for (A) transactions among the Company and its Subsidiaries and (B) dividends and distributions permitted under clause (iii) above;

(xviii)    delay payment of any liabilities (including accounts payable) that are, in the aggregate, material in amount beyond their respective due dates or the respective dates when such payments would otherwise be made in the Ordinary Course of Business or accelerate the collection of any debts (including accounts receivable) that are, in the aggregate, material in amount sooner than their respective due dates or the respective dates when such debts would otherwise be collected in the Ordinary Course of Business;

(xix)    other than in the Ordinary Course of Business, enter into any Contract that would have been required to be listed as a Material Contract if it were in effect on the date hereof or amend, modify, renew or terminate, or waive, release or assign any material rights or claims under, any Material Contract;

(xx)    fail to maintain insurance coverage under the insurance policies in the amounts of the types set forth on Schedule 3.9 (other than replacement thereof by policies with comparable coverage prior to cancelation or termination); or

(xxi)    authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

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Notwithstanding anything to the contrary, nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the Company Group’s operations prior to the Effective Time. Prior to the Effective Time, the Company Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective businesses, assets and operations.

5.2    Access to Information; Confidentiality.

(a)    From the date hereof until the earlier of the Closing Date and the termination of this Agreement, the Company shall grant Purchaser and its representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, book and records of the Company that are in the possession or under the control of the Company to the extent relating to the transition of the Company’s business to Purchaser; provided, however, that (i) all requests for access shall be directed to Thomas Hartenstein or such other person(s) as the Company may designate in writing from time to time (the “Company Access Contact”), (ii) such activities do not unreasonably interfere with the ongoing business or operations of the Company Group and (iii) nothing herein shall require any member of the Company Group or its representatives to furnish to Purchaser or provide Purchaser with access to information that (A) is subject to an attorney-client or an attorney work-product privilege, or (B) external legal counsel for the Company reasonably concludes may give rise to antitrust or competition law issues or violate a protective order or otherwise may not be disclosed pursuant to applicable Law.

(b)    Any information provided to or obtained by Purchaser, Merger Sub or their representatives, including pursuant to this Section 5.2, is confidential information and subject to the terms of, and the restrictions contained in, the Confidentiality Agreement. Purchaser and Merger Sub agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Effective upon (and only upon) the Closing, the Confidentiality Agreement shall automatically terminate and none of the parties thereto shall have any further liability or obligation thereunder except with respect to any confidential information provided to or obtained by Purchaser, Merger Sub or their representatives concerning the Sellers, which information shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

(c)    By virtue of the adoption and approval of this Agreement, each Seller hereby agrees that from the Closing Date through the second (2nd) anniversary of the Closing Date, except as otherwise expressly provided herein, each Seller and its Affiliates and its and their respective representatives shall maintain in confidence and not disclose or use any written, oral or other confidential information of, relating to or reflecting on Purchaser or any of its Affiliates or the Company, its Subsidiaries or the business of any of them (including information concerning the Transactions and this Agreement, including the existence or terms thereof), except that the foregoing confidentiality requirements of this Section 5.2(c) shall not apply to the extent that any such information is reasonably necessary to be disclosed (A) in connection with any dispute with respect to this Agreement, any Related Document or the Transactions, or in order to perform its express obligations thereunder, (B) to any Tax authority in connection with any Tax affairs of or Tax positions taken by the disclosing party, (C) to satisfy accounting or financial reporting obligations, in which case of this clause (C), such information may be made available to such party’s applicable representatives on a need-to-know-basis for such purpose and (D) as required

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by Law, subject, in the case of this clause (D), to compliance with the last two sentences of this Section 5.2(c). Each Seller shall cause its Affiliates and shall direct its and their respective representatives to comply with the terms of this Section 5.2(c) that are applicable to such parties and shall be responsible for any breach of the terms of this Section 5.2(c) by any of its Affiliates or its or their respective representatives. If a Seller or any of its Affiliates determines in good faith, after consultation with its legal counsel, that it is legally compelled in any Action or required by any Governmental Authority or required by Law or other legal process to disclose any information that is subject to the obligations in this Section 5.2(c), such party shall, to the extent practicable and not prohibited by applicable Law, promptly notify Purchaser in writing of such requirement so that Purchaser may seek at its expense an appropriate protective order or waive in writing the requesting party’s compliance with the provisions of this Agreement (and reasonably cooperate, at Purchaser’s expense, with Purchaser’s efforts to obtain such a protective order). If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller or its Affiliates determines in good faith, after consultation with its legal counsel, that it is nonetheless legally compelled or required to disclose any such information, such Seller or such Affiliate may disclose such information only to the extent required by applicable Law and shall use commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to any information so disclosed.

5.3    Efforts to Consummate. Except as otherwise provided in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to cause the Closing to occur as soon as possible after the date hereof, including satisfying the conditions precedent set forth in Article 7 applicable to such party, including executing any additional instruments reasonably requested by another party hereto (without cost or expense to the executing party) necessary to carry out the Transactions and to fully carry out the purposes of this Agreement; provided, however, that, for purposes of “reasonable best efforts” standard as required by this Section 5.3 or Section 5.4, neither the Company Group nor its Affiliates or representatives shall be required to (other than as may be necessary to obtain the required consents under Section 2.4(d)(v)) offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise expend any money or suffer any detriment, to expend any money to remedy any breach of any representation or warranty hereunder, to commence any Action, to waive or surrender any right, to modify any agreement (including any Material Contract) or to provide financing to Purchaser for the consummation of the Transactions.

5.4    Notices and Consents. Reasonably promptly following the execution of this Agreement, the Company will give applicable notices to third parties in form and substance reasonably acceptable to Purchaser and thereafter will use all reasonable efforts (as limited by Section 5.3) after prior consultation with Purchaser to obtain the third-party consents set forth on Schedule 5.4; provided, however, that except as provided in Section 2.4(d)(v), no representation, warranty, covenant or agreement of the Company Group or any Seller shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such third-party consent, (b) any termination of a Contract as a result of the failure to obtain such third-party consent or (c) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such termination.

5.5    Public Announcements. Purchaser shall have the right to issue a press release or other public announcement related to this Agreement and the transactions contemplated hereby in

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connection with the execution of this Agreement; provided, however, that the Company shall have a reasonable opportunity to review such press release, announcement or communication prior to its issuance, distribution or publication and comment thereon, which comments shall be considered in good faith by Purchaser, to the extent practicable under the circumstances. Between the date of this Agreement and the Closing Date, except to the extent required by any applicable Law, none of Purchaser, Merger Sub or the Company shall, and Purchaser, Merger Sub and the Company shall cause their respective Affiliates and representatives not to, directly or indirectly, issue any other press release or public announcement of any kind without the prior written consent of Purchaser and the Company. Purchaser and the Company shall cooperate in good faith to prepare a joint press release to be issued on the Closing Date, the terms of which shall be mutually agreed upon by the parties. None of Purchaser, Merger Sub or the Company shall, and Purchaser, Merger Sub and the Company shall cause their Affiliates and representatives not to, directly or indirectly, make any disclosure to any third parties concerning the Transactions (including the existence or terms thereof or of this Agreement) without the prior written consent of Purchaser and the Seller Representative; provided, however, that any party and its Affiliates may disclose such information (a) to its attorneys, advisors, representatives and members as is necessary in the Ordinary Course of Business (so long as such person agrees to, or is bound by contract to, keep the terms of this Agreement confidential) or (b) in connection with enforcing its rights under this Agreement or the Related Documents. Notwithstanding anything to the contrary in this Section 5.6, Purchaser and its Affiliates may issue, file or publish a press release or make such other public disclosure as may be required by applicable Law or applicable stock exchange rules, in which case, the party required to issue, file or publish such press release or public disclosure shall allow the Company a reasonable opportunity to review and comment on such press release or public disclosure in advance of such issuance, filing or publication to the extent practicable, and the party required to issue, file or publish such press release or public disclosure shall consider any such comments in good faith.

5.6    Related Party Transactions. On or prior to the Closing Date, the Company Group shall terminate all Contracts with current or former Related Persons (other than the Contracts set forth on Schedule 5.7 and Contracts the continuation of which Purchaser has requested or approved in writing to not be so terminated) and shall take such actions and make such payments as may be necessary so that, as of the Closing, there shall be no outstanding monetary obligations or other liabilities for which any member of the Company Group is liable or is otherwise bound pursuant to a Contract with a current or former Related Person other than the Contracts set forth on Schedule 5.7 and Contracts the continuation of which Purchaser has requested or approved in writing to not be so terminated).

5.7    Exclusive Dealing. From the date hereof until the earlier of the Closing Date and the termination of this Agreement, neither the Sellers nor any member of the Company Group or any of their respective Affiliates or representatives shall take any action to knowingly encourage, initiate, continue or engage in discussions or negotiations with, enter into any agreement with or provide any information to, any Person (other than Purchaser, its Affiliates and their respective representatives) concerning any purchase, transfer or other disposition of shares of Common Stock and Preferred Stock to such Person, any merger or other business combination involving the Company, any sale of all or a material portion of the assets of the Company or any similar transaction involving the Company (other than any assets sold in compliance with Section 5.1).

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5.8    Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article 7 becoming incapable of being satisfied.

5.9    Merger Sub. Immediately following the execution and delivery of this Agreement, Purchaser will or will cause the sole stockholder of Merger Sub, to execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

5.10    Financing. Sellers and the Company shall use commercially reasonable efforts to provide, and shall cause the Company and its Subsidiaries to use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause their respective Representatives to provide, all reasonable cooperation reasonably requested by Purchaser in connection with any debt financing required to consummate the Acquisition; provided, however, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. Without limiting the foregoing, Sellers and the Company shall use commercially reasonable efforts to, and shall cause the Company and its Subsidiaries to use commercially reasonable efforts to, (i) assist Purchaser and its financing sources in preparing any offering document and materials for syndication and rating agency presentations, (ii) prepare and furnish business projections, financial statements, pro forma statements and other financial data customarily included in offerings of the type contemplated by the financing, (iii) make senior management of the Company and its Subsidiaries reasonably available for customary syndication presentations and conference calls as well as lender or proposed financing source meetings and rating agencies presentations, (iv) reasonably cooperate with prospective lenders in performing their due diligence, and (v) enter into customary agreements or other documents for the financing, including pledge and security documents, accountants’ comfort letters, other definitive financing documents or other requested certificates or documents, including a customary certificate of the Chief Financial Officer of the Company with respect to solvency matters and legal opinions and real estate title documentation to the extent reasonably required, provided that no documentation binds or becomes effective against the Company until the Closing and no documentation shall create any liability for the Sellers; provided, however, that neither the Company or its Subsidiaries shall be required to pay any commitment or other similar fee in connection with the financing prior to the Closing. For the avoidance of doubt and without limiting any representation or warranty in this Agreement, it is agreed and acknowledged that neither (x) prior to Closing, the Company nor its Subsidiaries, nor (y) prior to or after the Closing, any Seller, is making, will make, or shall be required to make, any representations or warranties to Parent, the financing sources, or any other Person with respect the completeness or accuracy of any information provided, or assistance rendered, in connection with this Section 5.10. The Company hereby consents to the use of its logo in connection with the financing, provided, however, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or its business. All non-public or otherwise confidential information regarding the Company obtained by Purchaser or its Representatives pursuant to this Section 5.10 shall be kept confidential in accordance with the Confidentiality Agreement, except that such information may be disclosed to potential syndicate members, other potential lenders or potential participants, subject to customary confidentiality undertakings by such potential syndicate members, other potential lenders or potential participants, and except as otherwise required by applicable securities laws and other applicable law. In no event shall the Company or the Company Subsidiaries or any of their

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respective Affiliates be in breach of this Agreement because of the failure to deliver any financial or other information that is not currently readily available or is not otherwise prepared in the ordinary course of business of the Company and the Company Subsidiaries at the time requested by Parent. Parent shall indemnify and hold harmless the Company and its Subsidiaries (and their respective Representatives) from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with any financing and any information used in connection therewith. Notwithstanding anything to the contrary herein, any breach (other than a willful breach) by the Company or its Subsidiaries of their obligations under this Section 5.10 shall not constitute a breach of this Agreement for purposes of Section 8.1 or the condition precedent set forth in Section 7.2.

ARTICLE 6
POST-CLOSING COVENANTS

6.1    Books and Records. From and after the Closing, Purchaser and its Affiliates shall (a) afford the Seller Representative, the Sellers and their respective representatives reasonable access, during normal business hours, upon reasonable advance notice and under reasonable circumstances, to the books and records of Purchaser and the Company Group and shall permit the Seller Representative, the Sellers and their respective representatives to examine and copy such books and records to the extent reasonably requested by such party at the requesting Seller’s expense and (b) cause their representatives to furnish all information reasonably requested by the Seller Representative, the Sellers or their respective representatives in connection with bona fide business purposes of Sellers related to financial or regulatory reporting, audit, third party litigation, preparing or filing of any Tax Return or the defense of any Tax claim or assessment; provided, however, that nothing in this Section 6.1 shall require Purchaser or its Affiliates to furnish to the Seller Representative, the Sellers or their respective representatives any materials that is subject to an attorney-client or solicitor-client privilege or an attorney or solicitor work-product privilege or which may not be disclosed pursuant to applicable Law. For a period of six (6) years following the Closing, or such longer period as may be required by applicable Law or necessitated by applicable statutes of limitations, Purchaser shall, and shall cause its Affiliates (including the Company Group) to, maintain all such books and records in the jurisdiction in which such books and records were located prior to the Closing Date and shall not destroy, alter or otherwise dispose of any such books and records; provided that Purchaser may dispose of such books and records prior to the expiration of the six-year period if the same are first offered in writing to the Seller Representative and not accepted by the Seller Representative within thirty (30) days of such offer.

6.2    Indemnification of Directors and Officers; Insurance.

(a)    For a period of six years following the Closing Date, Purchaser agrees to honor all rights of the directors, officers, employees, fiduciaries or agents of any member of the Company Group (collectively, the “Indemnitees”) to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective Organizational Documents of each member of the Company Group as now in effect and the indemnification agreements or arrangements of any member of the Company Group with respect to Indemnitees shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. During such six year period, such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless

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such modification is required by applicable Law. Purchaser shall pay all fees, costs and expenses, including legal fees that may be incurred by an Indemnitee in enforcing this Section 6.2 to the extent such Indemnitee is the prevailing party in any such Action.

(b)    For not less than six (6) years after the Effective Time, unless otherwise required by applicable Law, the Organizational Documents of the Surviving Company and its Subsidiaries shall contain provisions no less favorable to the Indemnitees with respect to indemnification and advancement of expenses to, and exculpation of, directors, officers and employees than are set forth in the governing documents of the Company in effect on the date hereof.

(c)    At or prior to the Closing Date, the Company shall purchase and pay in full a “tail” prepaid insurance policy with respect to the Indemnitee’s existing directors’ and officers’ liability insurance coverage that shall provide such directors and officers coverage for six (6) years following the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the Transactions on terms with respect to such coverage and amount no less favorable to the Indemnitees than those of such policies in effect on the date hereof). Purchaser shall pay all of the premiums for such “tail” prepaid insurance. Purchaser shall, and shall cause the Surviving Company to, maintain such policy in full force and effect.

(d)    The obligations of Purchaser, the Surviving Company and its Subsidiaries under this Section 6.2 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.2 applies without the consent of the affected Indemnitee (it being expressly agreed that (i) the Indemnitees and their heirs and legal representatives to whom this Section 6.2 applies shall be express third-party beneficiaries of this Section 6.2 and shall be entitled to enforce the covenants contained herein and (ii) the rights set forth in this Section 6.2 are in addition to, and not in substitution of, any other rights to indemnification or contribution that any Indemnitee may have).

(e)    This Section 6.2 survives the consummation of the Transaction at the Effective Time and shall be binding on all successors and assigns of the Surviving Company and its Subsidiaries. If Purchaser or any of its successors or assigns (i) is not the continuing or surviving entity following an arrangement, amalgamation, merger or consolidation with any other Person or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser, as the case may be, shall assume the obligations set forth in this Section 6.2.

6.3    Employee Matters.

(a)    Purchaser shall, or shall cause the applicable member of the Company Group or any of their respective Affiliates to, with respect to those employees who are, as of immediately prior to the Closing, employed by the Company Group (including employees on vacation, leave of absence, or short or long-term disability) (the “Continuing Employees”) (i) during their employment until the date this is twelve (12) months following the Closing Date, provide employee benefits (excluding retiree health, life or other welfare benefits, deferred compensation, equity or equity-based incentive compensation opportunities, long-term incentive compensation and transaction or retention payments or benefits) that are substantially similar in

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the aggregate to those provided to similarly situated employees of Purchaser, save that with respect to Continuing Employees located outside the United States (“Non-US Continuing Employees”), Purchaser may make changes to the terms of employment and benefits of such Non-US Continuing Employees to the extent permitted under applicable Law, (ii) give full credit for purposes of eligibility, vesting and the calculation of benefit accruals (including for purposes of vacation and severance but not for purposes of determining eligibility to participate, vesting and benefit accruals under a defined benefit plan, retiree welfare plan or with respect to equity or equity-based awards) under any employee benefit plans or arrangements maintained by Purchaser or the Company Group (collectively, the “Purchaser Plans”) for such Continuing Employees’ service with the Company Group (or any predecessor entity) to the same extent recognized by the Company Group, or, with respect to the Non-US Continuing Employees, to the extent permitted under applicable Law or the applicable Purchaser Plan, (iii) use commercially reasonable efforts to, or cause the Company Group to, waive all limitations as to preexisting conditions, exclusions, waiting periods, actively at work requirements and evidence of insurability with respect to participation and coverage requirements applicable to the Continuing Employees under any Purchaser Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Closing Date, and (iv) use commercially reasonable efforts to provide credit or cause the Company Group to provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; provided, however, that no such service shall be recognized or credit given to the extent such recognition or credit would result in the duplication of benefits. An employee shall only remain a Continuing Employee during the period he or she is employed by the Company Group after the Closing.

(b)    Nothing contained in this Section 6.3 shall (i) be treated as the establishment, an amendment or other modification of any particular benefit plan, (ii) require Purchaser, the Surviving Company, any successor thereto or any other member of the Company Group to employ or continue to employ any particular employee of the Company Group or maintain any benefit plan or arrangement after the Closing Date and will not create any right in any employee or any other Person to any continued employment for any specific period of time or under any specific terms, with the Company Group, subject to applicable Laws, or (iii) give any third party any right to enforce the provisions of this Section 6.3.

6.4    Tax Matters. After the Closing, each of the Seller Representative and Purchaser shall (and shall cause their respective Affiliates to):

(a)    timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes;

(b)    assist the other party in preparing any Tax Returns and in connection therewith, provide the other party with any necessary powers of attorney;

(c)    cooperate fully in preparing for and defending any audits or proceedings of or disputes with Governmental Authorities regarding any Tax Returns required to be filed by, or Taxes due from, the members of the Company Group for any Pre-Closing Tax Period or any Straddle Period;

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(d)    furnish the other parties with copies of all correspondence received from any Governmental Authority in connection with any Tax audit, proceeding, assessment or information request relating to Taxes of the members of the Company Group for a Pre-Closing Tax Period or a Straddle Period; provided, that Purchaser shall only be obligated to furnish copies of such correspondence to the Seller Representative to the extent such audit or information request relates to Taxes for which the Sellers would be liable under the terms of this Agreement; and

(e)    maintain and preserve until the expiration of the applicable statutes of limitations, and make available to the other parties as reasonably requested and to any Governmental Authority as reasonably required, all information, records and documents relating to Taxes of the members of the Company Group for any Pre-Closing Tax Period or any Straddle Period.

6.5    R&W Insurance Policy. At Purchaser’s reasonable request, the Company and each Seller shall use commercially reasonable efforts to cooperate in good faith with Purchaser to obtain and bind the R&W Insurance Policy. During the term of the R&W Insurance Policy, Purchaser (i) shall, and shall cause the Surviving Company and their respective Affiliates, to maintain the R&W Insurance Policy in full force and effect and (ii) shall not and shall not permit the Surviving Company to (A) amend, restate, supplement, modify or alter the R&W Insurance Policy (or waive any terms thereof) in any manner that results or could reasonably be expected to result in any incremental liability to any Seller or any of its shareholders, trustees or beneficiaries and each of the heirs, executors, successors and permitted assigns of any of the foregoing without the prior written consent of the Seller Representative, (B) take any action or omit to take any action that would result in the cancellation, termination, amendment or modification of the R&W Insurance Policy or coverage thereunder other than by payment of claims thereunder, (C) permit the assignment, substitution or transfer of the rights or obligations of the R&W Insurer other than as allowed by the terms of the R&W Insurance Policy. Buyer shall be responsible for 100% of the retention costs and 100% of the total premium, underwriting costs, brokerage commission, and Taxes related to the R&W Insurance Policy. The parties hereto acknowledge and agree that the failure of Purchaser to obtain the R&W Insurance Policy by the Closing and/or to maintain the R&W Insurance Policy in accordance with this Section 6.5 shall not in any manner increase or expand the liability of the Seller Indemnified Parties or the Company otherwise applicable under the provisions in Article 9.

ARTICLE 7
CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation. The respective obligations of Purchaser, Merger Sub, and the Company hereto to effect the Transactions are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Company and Purchaser), at or prior to the Closing, of the following condition:

(a)    No Injunctions or Restraints. No Order or Law preventing the consummation of the Transactions shall be in effect.

7.2    Conditions to Obligation of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to effect the Transactions is subject to the satisfaction (or, to the extent

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permitted by applicable Law, waiver by Purchaser), at or prior to the Closing, of the following conditions:

(a)    Representations and Warranties. Each Fundamental Representation of the Company Group shall be true and correct as of the date hereof and as of the Closing Date as though made as of such time, except to the extent such Fundamental Representation is expressly made as of an earlier date (in which case as of such earlier date). Each of the representations and warranties of the Company Group set forth in Article 3 (other than the Fundamental Representations) shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect” or words of similar import set forth therein other than the term “Material Contract”) as of the date hereof and as of the Closing Date as though made at and as of such time (other than such representations and warranties as are expressly made as of an earlier date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect.

(b)    Performance of Covenants and Obligations. The Company shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing.

(c)    Closing Deliverables. The Company shall have delivered to Purchaser the closing deliveries required to be delivered by the Company pursuant to Sections 2.4(a), (b), (d), and (e). The Escrow Agent shall have delivered its duly executed signature page of the Escrow Agreement to Purchaser pursuant to Section 2.4(a). The Paying Agent shall have delivered its duly executed signature page of the Paying Agent Agreement to Purchaser pursuant to Section 2.4(b).

(d)    Absence of Material Adverse Effect. Since the date of this Agreement, there has not been any Material Adverse Effect.

(e)    Written Consent. The Written Consent containing the Requisite Stockholder Approval shall be in full force and effect and shall not have been modified, amended or withdrawn.

(f)    Key Employee Agreements. The Key Employee Agreements shall be in full force and effect and shall not have been modified, amended or terminated without Purchaser’s prior written consent.

(g)    Restrictive Covenant Agreements. The Restrictive Covenant Agreements shall be in full force and effect and shall not have been modified, amended or terminated without Purchaser’s prior written consent.

(h)    Written Release to Escrow Agent. The Escrow Agent to each of the Joint Escrow Instructions to the Company set forth on Schedule 3.18 shall have received written instructions from the Buyer and Seller’s Representative thereunder directing the Escrow Agent in writing to release the Collateral (as defined therein) immediately prior to the Closing and delivered such written instruction to the Purchaser along with evidence, in form and substance reasonably acceptable to Purchaser, of the Escrow Agent’s release of the Collateral.

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7.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Company), at or prior to the Closing, of the following conditions:

(a)    Representations and Warranties. Each Fundamental Representation of Purchaser and Merger Sub shall be true and correct as of the date hereof and as of the Closing Date as though made as of such time, except to the extent such Fundamental Representation is expressly made as of an earlier date (in which case as of such earlier date). Each of the representations and warranties of Purchaser and Merger Sub set forth in Article 4 shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality” or words of similar import set forth therein) as of the date hereof and as of the Closing as though made at and as of such time (other than such representations and warranties as are expressly made as of an earlier date, which shall be so true and correct as of such date) except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, (i) have a material adverse effect on the ability of Purchaser or Merger Sub to perform its obligations under this Agreement or (ii) otherwise prevent, hinder or delay the consummation of the Transactions.

(b)    Performance of Covenants and Obligations of Purchaser and Merger Sub. Each of Purchaser and Merger Sub shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing.

(c)    Closing Deliverables. Purchaser and Merger Sub shall have delivered to the Company the closing deliveries required to be delivered by Purchaser and Merger Sub pursuant to Sections 2.4(a), (b), (c) and (e). The Escrow Agent shall have delivered its duly executed signature page of the Escrow Agreement to the Company pursuant to Section 2.4(a). The Paying Agent shall have delivered its duly executed signature page of the Paying Agent Agreement to Purchaser pursuant to Section 2.4(b).

ARTICLE 8
TERMINATION

8.1    Events of Termination. Notwithstanding anything to the contrary, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after receipt of the Requisite Stockholder Approval:

(a)    by mutual written consent of Purchaser and the Company;

(b)    by Purchaser, by written notice from Purchaser to the Company, if there has been a breach or inaccuracy of a covenant, representation or warranty made by the Company in this Agreement, such that the conditions in Section 7.1 or Section 7.2 are not capable of being satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by the Company prior to the earlier of (i) thirty (30) Business Days after receipt of written notice from Purchaser requesting such breach be cured or (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to Purchaser if the failure of Purchaser or Merger Sub to fulfill any of its obligations under this

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Agreement has been the primary cause of, or resulted in, such breach, or if the conditions in Section 7.1 or Section 7.2 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by Purchaser or Merger Sub in this Agreement;

(c)    by the Company, by written notice from the Company to Purchaser, if there has been a breach or inaccuracy of a covenant, representation or warranty made by Purchaser or Merger Sub in this Agreement, such that the conditions in Section 7.1 or Section 7.3 are not capable of being satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by Purchaser prior to the earlier of (i) thirty (30) Business Days after receipt of written notice from the Company requesting such breach be cured or (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Company if the failure of the Company to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach, or if the conditions in Section 7.1 or Section 7.3 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by the Company in this Agreement;

(d)    by Purchaser or the Company, by written notice from Purchaser or the Company to the other, if any Governmental Authority of competent jurisdiction shall have issued an Order, enacted any Law or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and, in the case of Orders and other actions, such Order or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the party seeking to terminate if any action of such party or any failure of such party to act has contributed to such Order or other action and such action or failure constitutes a breach of this Agreement;

(e)    by Purchaser or the Company, by written notice from Purchaser or the Company to the other, if the Closing has not occurred on or prior to January 7, 2022 (the “Outside Date”); provided, however, that the party exercising the right to terminate this Agreement pursuant to this Section 8.1(e) shall not have been responsible for such failure of the Closing to occur through a breach or inaccuracy of a covenant, representation or warranty contained in this Agreement; or

(f)    by the Purchaser if the Requisite Stockholder Approval is not obtained and delivered to Purchaser within eight hours after execution of this Agreement.

Any termination by the Company under this Section 8.1 shall not require any approval of the Stockholders or other Sellers, regardless of whether before or after the Written Consent shall have been executed by the Stockholders.

8.2    Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 8.1, (a) Purchaser and its representatives shall promptly return or destroy all documents, work papers and other materials of the Company and the Sellers including any confidential information and (b) all further obligations of the parties hereto under this Agreement shall terminate without further liability or obligation to the other parties hereto; provided, however, that, notwithstanding the foregoing, (i) the liabilities and obligations under (A) the Confidentiality Agreement, and (B) Section 5.6, Section 8.2, and Article 10 and the first sentence of Section 5.2(c)

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shall continue in full force and effect, and (ii) termination shall not relieve any party hereto from liability, whether at law or equity, in contract, in tort, or otherwise, for Losses resulting from any Willful Breach by such party of this Agreement (including the failure of such party to consummate the Transactions following the satisfaction of all the conditions to the obligations of such party set forth in Article 7 other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would have occurred).

ARTICLE 9
SURVIVAL; INDEMNIFICATION

9.1    Survival of Representations, Warranties and Covenants.

(a)    The Fundamental Representations and all claims for indemnification with respect thereto shall survive the Closing until the date that is the four year anniversary of the Closing Date. Other than the Fundamental Representations, the representations and warranties contained in Article 3 and Article 4 and those covenants to be performed at or prior to the Closing contained in this Agreement shall terminate at, and not survive, the consummation of the Closing, and the parties hereto acknowledge and agree that, in the event that the Closing occurs, no party may bring a cause of action against any other party claiming, based upon or arising out of a breach of any such representations, warranties or covenants; provided, however, (x) Section 5.1 shall survive the Closing until the determination of the final Closing Date Merger Consideration and Adjustment Amount pursuant to Section 2.12 and (y) those covenants and other agreements that by their nature are required to be performed at or after the Closing shall survive the Closing for the period of time set forth in such covenants and agreements, if any, or until fully performed; provided, further, that nothing in this Section 9.1 shall limit the ability of Purchaser to recover its Losses suffered or incurred as a result of fraud on the part of the Company or the Sellers, and nothing in this Section 9.1 is intended to effect or limit the ability of Purchaser to recover under the R&W Insurance Policy for any matters covered thereunder.

(b)    Any claim for indemnification not made by the Person to be indemnified before the termination of the applicable survival period will be irrevocably and unconditionally released and waived, and the parties hereby agree that the statute of limitations shall be shortened to the applicable survival period; provided, however, that any obligation to indemnify and hold harmless shall not terminate with respect to any claim to which the Person to be indemnified shall have asserted in good faith and given notice in writing setting forth the specific claim and the basis therefor to the indemnifying party in accordance with Section 9.4 before the termination of the applicable survival period so long as formal legal proceedings with respect to such claim have been commenced in accordance with the terms of this Agreement within twelve (12) months of the notification of such claim to the indemnifying party.

9.2    Indemnification by the Sellers.

(a)    By virtue of the adoption and approval of this Agreement, each Seller shall be deemed to have irrevocably agreed that, subject to the provisions of this Article 9, from and after Closing, the Sellers, severally and not jointly, proportionately in accordance with their respective Pro Rata Share, shall from and after the Closing, indemnify and hold Purchaser and its

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directors, managers, officers, employees, Affiliates, equityholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any Losses arising from, related to, or in respect of:

(i)    any inaccuracy in or breach of any Fundamental Representation of the Company contained herein;

(ii)    any inaccuracy in the Allocation Schedule; and

(iii)    any breach or failure of the Company to perform Section 5.1 or any covenant or agreement of such Seller contained in this Agreement and required to be performed at or after the Closing.

(b)    No Purchaser Indemnified Party shall have any claim for any Loss to the extent that such Loss (i) is caused by any action taken by Purchaser, the Company or any other Person (other than the Sellers or the Seller Representative in breach of this Agreement) after the Closing Date, or (ii) would not have arisen but for any action expressly provided for or restricted by this Agreement or the other agreements entered into pursuant to this Agreement or which is otherwise taken or not taken at the request of Purchaser.

9.3    Indemnification by Purchaser.

(a)    Subject to the provisions of this Article 9, Purchaser hereby agrees, from and after the Closing, to indemnify and hold the Sellers, the Seller Representative and their respective directors, managers, officers, employees, Affiliates, equityholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any Losses directly arising from

(i)    any inaccuracy in or breach of any Fundamental Representation of Purchaser contained herein; and

(ii)    any breach or failure to perform any covenant or agreement of the Company, Purchaser or Merger Sub contained in this Agreement and required to be performed after the Closing.

(b)    No Seller Indemnified Party shall have any claim for any Loss to the extent that such Loss is caused by any action taken by the Sellers or the Seller Representative after the Closing Date in breach of this Agreement.

9.4    Indemnification Procedures.

(a)    Subject to Section 9.1, in the event a Person (the “Indemnified Party”) has a claim for indemnification for any matter not involving a third-party claim (a “Direct Claim”), the Indemnified Party shall, promptly after becoming aware of such claim, deliver written notice of such claim to the indemnifying party (the “Indemnifying Party”) setting forth in reasonable detail the specific claim, the basis therefor and the amount of the Loss, including copies of all material written evidence thereof; provided, however, that failure to give such notification shall

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not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim and the amount of the Loss, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such reasonable information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not notify the Indemnified Party within 10 Business Days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 9.2(a) or Section 9.3(a), such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(b)    Subject to Section 9.1, in the event that any Action shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Section 9.2 or Section 9.3 (regardless of the limitations set forth in Sections 9.5 and 9.6) (a “Third-Party Claim”), the Indemnified Party must notify the Indemnifying Party in writing of such Third-Party Claim (setting forth in reasonable detail the facts giving rise to such Third-Party Claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such Third-Party Claim) within 10 Business Days after receipt by such Indemnified Party of written notice of such Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(i)    If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and (unless (i) the Indemnifying Party is also a party to such Third-Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its willingness and financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), if the Indemnifying Party so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of a Third-Party Claim in accordance with this Section 9.4, (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof and (ii) it shall be conclusively established for purposes hereof that such Third-Party Claim is within the scope of and subject to indemnification hereunder. Any such participation or assumption shall not constitute a waiver by any party of any attorney- client privilege in connection with such Third-Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim in accordance with this Section 9.4, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying

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Party, it being understood that the Indemnifying Party shall control such defense; provided, however, that the Indemnifying Party shall pay the fees and expenses of separate counsel if the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with defending such claim or the Indemnified Party shall have been advised by counsel that (A) there may be defenses available to the Indemnified Party that are different to or additional to those available to the Indemnifying Party or (B) there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available at such times and places as may be reasonably necessary to defend against such Third-Party Claim for the purpose of providing additional information, explanation or testimony in connection with such Third-Party Claim. If notice is given to an Indemnifying Party of a Third-Party Claim in accordance with this Section 9.4 and the Indemnifying Party does not, within 10 Business Days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will be bound by any determination made in such Third-Party Claim or any settlement, compromise or discharge effected by the Indemnified Party. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party shall defend such Third-Party Claim vigorously and diligently to final conclusion or settlement of such Third-Party Claim; provided, however, that the Indemnifying Party shall not settle such Third-Party Claim without the consent of the Indemnified Party unless such settlement (i) does not involve any finding or admission of any violation of Law or any violation of the rights of any Person and would not have any adverse effect on any other claims that may be made against the Indemnified Party, (ii) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Party and (iii) completely, finally and unconditionally releases the Indemnified Party in connection with such Third-Party Claim and would not otherwise adversely affect the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third-Party Claim) if (i) the Third-Party Claim seeks an injunction or other equitable relief or relief other than monetary damages for which the Indemnified Party would be entitled to indemnification under this Agreement or may otherwise adversely affect the Indemnified Party or (ii) the Third-Party Claim is a criminal, civil or administrative Proceeding, or relates to such a Proceeding, or the underlying facts or circumstances of which could reasonably be expected to give rise to such a Proceeding or relates to Taxes.

(ii)    If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged

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materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party (the “Subject Materials”) relating to such Third Party Claim. Each party hereto mutually acknowledges and agrees, on behalf of itself and its Affiliates, that (i) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Third-Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with the Indemnifying Party, the Indemnified Party shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection. The Indemnified Party shall not be required to make available to the Indemnifying Party any information that is subject to an attorney- client or other applicable legal privilege that based on the advice of outside counsel would be impaired by such disclosure or any confidentiality restriction under applicable Law.

(c)    With respect to any notices, responses, consents, approvals or exercise of rights (but for the avoidance of doubt, not obligations to pay money) regarding claims by (i) a Purchaser Indemnified Party, reference in this Agreement to an Indemnifying Party shall mean the Seller Representative and (ii) a Seller Indemnified Party, references in this Agreement to an Indemnified Party shall include the Seller Representative.

9.5    Certain Limits on Indemnification.

(a)    Notwithstanding anything to the contrary, in no event shall the aggregate indemnification obligation of each Seller with respect to breaches of Fundamental Representations, together will all other indemnification obligations under this Agreement or any Letter of Transmittal or Option Cancellation Agreement, exceed the Final Merger Consideration paid to such Seller.

(b)    The Sellers shall not be required to indemnify any Purchaser Indemnified Party, and Purchaser shall not be required to indemnify any Seller Indemnified Party, to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of the party seeking indemnification.

(c)    The indemnification obligations of Sellers and Purchaser shall only relate to Losses resulting from facts and circumstances in existence on the Closing Date.

(d)    Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party shall be liable to the Indemnified Party for Losses and indemnification obligations pursuant to this Article 9 to the extent (i) that any Indemnified Party shall have otherwise been compensated for such matter pursuant to, or the Loss was taken into account under, any other provision of this Agreement, so as to avoid duplication or "double counting" of the same Loss (including to the extent such Loss was including in the calculation of the Closing Date Merger Consideration), or (ii) in the case of the Seller Indemnified Parties, no Seller Indemnified Parties shall be liable to any Purchaser Indemnified Party in respect of Loss that results from any other Seller Indemnified Party’s Fraud or breach of, or non-compliance with, any Related Document.

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9.6    Calculation of Losses.

(a)    The amount of any Losses for which indemnification is provided under this Article 9 shall be net of any amounts actually recovered by the Indemnified Party under any insurance policy with respect to such Loss; provided, however, that the Indemnified Parties shall not have any obligation to seek any such insurance recoveries; provided, further, the Indemnified Parties will take commercially reasonable actions to timely and diligently pursue claims for indemnification under the R&W Insurance Policy to the extent coverage thereunder is applicable.

(b)    Notwithstanding anything to the contrary elsewhere in this Agreement, no party hereto shall, in any event, be liable to any other Person for any Losses that are not legally recoverable under applicable Law as actual breach of contract damages of such other Person.

9.7    Materiality Scrape. For purposes of determining whether there has been a breach of any Fundamental Representation contained in Article 3 and Article 4 (and for purposes of determining the amount of Losses resulting therefrom), all qualifications or exceptions therein referring to the terms “material”, “materiality”, “in all material respects” or “Material Adverse Effect” shall be disregarded, provided that the foregoing shall not apply to any defined terms or any Schedule requiring such items to be listed (e.g., Schedule 3.13(a) (Material Contracts)).

9.8    Tax Treatment of Indemnity Payments. The Seller Representative (on behalf of the Sellers) and Purchaser agree to treat any indemnity payment made pursuant to this Article 9 as an adjustment to the Final Merger Consideration for federal, state, local and foreign income Tax purposes except as otherwise required by Law after consultation with the other parties.

9.9    Exclusive Remedy. Except as otherwise specifically provided in this Agreement, each party to this Agreement acknowledges and agrees that its sole and exclusive monetary remedy after the Closing with respect to any and all claims relating to this Agreement and the Transactions for any Losses shall be pursuant to the indemnification provisions set forth in this Article 9, other than (i) claims with respect to adjustments to be paid out of the Escrow Funds pursuant to Section 2.12(d), (ii) claims pursuant to the Letter of Transmittal and the Related Documents, (iii) claims under Section 10.13, and (iv) claims against any particular person for Fraud. For the avoidance of doubt, nothing in this Agreement (including this Section 9.10) shall affect or limit the rights of any party with respect to any insurance policies held by such party.

ARTICLE 10
GENERAL PROVISIONS

10.1    Seller Representative.

(a)    By virtue of the adoption and approval of this Agreement, each Seller shall be deemed to have irrevocably agreed that as of the date hereof, the Seller Representative is hereby constituted, appointed and empowered to act, with full power of substitution, as a representative by and for the benefit of Sellers, as the exclusive agent and attorney-in-fact to act on behalf of each Seller in connection with, and to facilitate the consummation of, the Transactions, and the power and authority of the Seller Representative shall include the power and authority (i) to consummate

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the Transactions on behalf of the Sellers, (ii) to pay each Seller’s expenses (whether before, on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (iii) to the extent applicable, to receive, give receipt of and disburse any funds received hereunder on behalf of or to each Seller, (iv) to hold back from disbursement to all of the Sellers collectively any such funds to the extent Seller Representative reasonably determines may be necessary or required under the terms and conditions of this Agreement or applicable Law or may be required for future expenses or obligations, (v) to execute and deliver on behalf of each Seller all documents contemplated herein, any amendment or waiver hereto, and any consents, in each case, with such modifications or changes as to which the Seller Representative, in its sole discretion, determines is desirable, (vi) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Seller Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Transactions, (vii) to enforce and protect the rights and interests of the Sellers and to enforce and protect the rights and interest of the Seller Representative arising out of or under or in any manner relating to this Agreement and the Related Documents, (viii) to refrain from enforcing any right of Sellers or any of them or the Seller Representative arising out of, under or in any manner relating to this Agreement and Related Documents; provided, however, that no such failure to act on the part of the Seller Representative, except as otherwise provided in this Agreement or in the Related Documents, shall be deemed a waiver of any such right or interest by the Seller Representative or by such Sellers unless such waiver is in writing signed by the waiving party or by the Seller Representative, (ix) to negotiate, settle, compromise and otherwise handle all disputes with Purchaser or any other Purchaser Indemnified Party under this Agreement, including disputes regarding any adjustment pursuant to Section 2.12 and any Indemnification Claims made by any Purchaser Indemnified Party, (x) to give and receive notices on behalf of the Sellers, including any notice of an indemnification claim for which indemnification is sought by the Sellers pursuant to Article 9 and to provide notice and instructions to the Escrow Agent and to authorize disbursement of funds from the Escrow Account in accordance with this Agreement and (xi) to do each and every act and exercise any and all rights which the Sellers are permitted or required to do or exercise under this Agreement; provided, however, that the Seller Representative shall have no obligation to act on behalf of the Sellers. The Sellers, by accepting the consideration payable to them hereunder, irrevocably grant unto the Seller Representative as said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or required to be done in connection with the Transactions as fully to all intents and purposes as the Sellers might or could do. Such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of the Seller Representative, and survive the death, incompetency, bankruptcy or liquidation of any Seller and the consummation of the Transactions. All actions, decisions and instructions of the Seller Representative taken, made or given pursuant to the authority granted to the Seller Representative pursuant to this Section 10.1 shall be conclusive and binding upon each Seller, and no Seller shall have the right to object to, dissent from, protest or otherwise contest the same. The terms and conditions of this Agreement are hereby made, and are hereby acknowledged to be, dependent on the determinations and actions that are contemplated or permitted to be made by the Seller Representative pursuant to this Section 10.1, and the rights of all Sellers shall be qualified by and dependent upon such determinations and actions, irrespective of whether the Seller Representative is acting as an agent or power of attorney of such Seller. All actions,

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decisions and instructions of Seller Representative shall be deemed to be facts ascertainable outside this Agreement pursuant to Section 251(b) of the DGCL or under other applicable Law.

(b)    All decisions, actions, consents and instructions of the Seller Representative authorized to be made, taken or given pursuant to Section 10.1(a) shall be final and binding upon all the Sellers, and no such Person shall have any right to object, dissent, protest or otherwise contest the same, except for the Willful Breach or gross negligence of the Seller Representative in connection therewith. Neither the Seller Representative nor any agent employed by the Seller Representative shall incur any liability to any Seller relating to the performance of its duties as authorized hereunder or the failure to act, except for actions or omissions constituting Willful Breach or gross negligence of the Seller Representative in connection therewith. The Seller Representative shall at all times be entitled to rely on any directions received from the majority (based on Pro Rata Share) of Sellers; provided, however, that the Seller Representative shall not be required to follow any such direction and shall be under no obligation to take any action in its capacity as the Seller Representative based upon any such direction. The Seller Representative shall not have by reason of this Agreement a fiduciary relationship or other special relationship with any Seller, except in respect of amounts actually received on behalf of such Person. The relationship created between the Seller Representative and any Seller shall not be construed as a joint venture or any form of partnership for purposes of U.S. federal or state law, including federal or state Tax purposes. The Seller Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(c)    The Sellers shall be bound by all actions taken and documents executed by the Seller Representative in connection with this Agreement, the Company Documents, and the Escrow Agreement, and Purchaser and the other Purchaser Indemnified Parties shall be entitled to rely on any action or decision of the Seller Representative (and, for the avoidance of doubt, the Sellers shall be responsible to Purchaser and the other Purchaser Indemnified Parties severally (and not jointly and severally) proportionately in accordance with their Pro Rata Shares for any action or inaction of the Seller Representative in its capacity as such under this Agreement, any Company Document, or the Escrow Agreement as if the same were taken or not taken by the Sellers under this Agreement, such Company Document, or the Escrow Agreement). Notices or communications to or from the Seller Representative shall constitute notice to or from each of the Sellers. The Sellers assign to the Seller Representative the right to pursue claims or other causes of action that may arise in the Sellers’ favor in connection with the Transactions.

(d)    In the event that the Seller Representative becomes unable to perform the Seller Representative’s responsibilities or resigns from such position, the Sellers shall, within 10 Business Days of such resignation, removal, or vacancy, select another representative to fill such vacancy and such substituted representative shall (i) be deemed to be the Seller Representative for all purposes of this Agreement and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Seller Representative.

(e)    The Sellers agree, severally (and not jointly and severally) based on their Pro Rata Share, to indemnify the Seller Representative for, and to hold the Seller Representative harmless against, any Loss incurred without Willful Breach or gross negligence on the part of the Seller Representative, arising out of or in connection with the Seller Representative’s carrying out

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its duties under this Section 10.1, including costs and expenses of successfully defending the Seller Representative against any claim of liability with respect thereto. The Seller Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel. The indemnity obligations of this Section 10.1(e) shall survive the resignation, replacement or removal of the Seller Representative or the termination of this Agreement pursuant to Article 8.

(f)    Each of Purchaser (on its own behalf and on behalf of the other Purchaser Indemnified Parties), Merger Sub and the Company acknowledges that the Seller Representative is a party to this Agreement solely for purposes of serving as the “Seller Representative” hereunder and no claim shall be brought by or on behalf of Purchaser or any other Purchaser Indemnified Parties or, after the Effective Time, the Surviving Company or its Subsidiaries, against the Seller Representative with respect to this Agreement or the agreements or Transactions or any certificate, opinion, instrument or other document delivered hereunder (with it being understood that any covenant or agreement of or by the “parties” or “each of the parties” shall not be deemed to require performance by, or be an agreement of, the Seller Representative unless performance by the Seller Representative is expressly provided for in such covenant or the Seller Representative expressly so agrees in writing, but the Seller Representative shall receive the benefit of any provision of the “parties” or “each of the parties” including with respect to the miscellaneous provisions set forth in this Article 10).

(g)    At the Effective Time, Purchaser shall deliver to the Seller Representative the Seller Representative Expense Fund, to be held in trust to cover and reimburse the fees, expenses and other monetary obligations incurred by the Seller Representative in connection with the carrying out by the Seller Representative of its duties under this Section 10.1. Any balance of the Seller Representative Expense Fund not incurred for such purposes shall be returned to the Sellers in accordance with their respective Pro Rata Share. With respect to the Tendering Stockholders, the Seller Representative shall pay such Seller the portion of the Seller Representative Expense Fund attributable to such Seller with respect to the Pro Rata Share of such Seller, which amount shall be payable by wire transfer of immediately available funds to the account designated in such Seller’s Letter of Transmittal. With respect to Tendering Optionholders, the Seller Representative shall pay the aggregate amount, with respect to the Pro Rata Share of such Optionholders, to the Surviving Company and Purchaser shall cause the Surviving Company to pay to such Optionholders, through the Surviving Company’s payroll system (with respect to Optionholders who are employed by the Company Group at the time of such payment) or pursuant to the payment instructions set forth in such holder’s Option Surrender Form (with respect to Optionholders who are not employed by the Company Group at the time of such payment), such amounts in accordance with their Pro Rata Share less any required withholding Taxes. In the event that any amount is owed to the Seller Representative, whether for fees, expense reimbursement or indemnification, that is in excess of the Seller Representative Expense Fund, the Seller Representative shall be entitled to be reimbursed by the Sellers proportionately in accordance with each such Person’s Pro Rata Share, and the Sellers agree to so reimburse the Seller Representative. Upon written notice from the Seller Representative to the Sellers as to any such owed amount, including a reasonably detailed description as to such owed amount, the Sellers shall promptly deliver to the Seller Representative full payment of his, her or

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its Pro Rata Share of such owed amount. The Seller Representative also has the right to recover any amount owed to the Seller Representative from the Escrow Account.

10.2    Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the Related Documents, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (including any letters of intent or term sheets), whether written or oral, among the parties with respect to such subject matter (other than, for the avoidance of doubt, the Confidentiality Agreement and the Related Documents) or any prior course of dealings. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and conditions of this Agreement and the Related Documents, and the parties hereto expressly disclaim that they are owed any duties or entitled to any remedies not expressly set forth in this Agreement and the Related Documents. Furthermore, the parties each hereby acknowledge that this Agreement and the Related Documents embody the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties to this Agreement and the Related Documents specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s- length transaction.

10.3    Amendment; No Waiver. This Agreement and the Related Documents may be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by a written instrument making specific reference to this Agreement (and, if applicable, the Related Documents) executed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any party of a breach of any provision of this Agreement or the Related Documents shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall a single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.4    Severability; Specific Versus General Provisions. Whenever possible, each provision of this Agreement and the Related Documents shall be interpreted in such manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement or the Related Documents is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement and the Related Documents shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, in whole or in part, such term or provision is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under applicable Law. No party hereto shall assert, and each party shall cause its respective Affiliates or related parties not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable.

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10.5    Expenses and Obligations. Except as otherwise provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the Transactions shall be borne solely and entirely by the party that has incurred such expenses; provided, however, that the Purchaser shall be solely responsible for all of fees and expenses (i) of the Escrow Agreement pursuant to the Escrow Agreement and (ii) all of the fees and expenses of the Paying Agent pursuant to the Paying Agent Agreement, and (iii) all of the fees and expenses of the R&W Insurance Policy.

10.6    Notices. All notices, consents, waivers, and other communications under this Agreement or the Related Documents must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if delivered by electronic mail (upon confirmation of successful transmission or appropriate response), on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day), and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 10.6):

If to Purchaser or Merger Sub, or, after the Closing, to the Surviving Company:

Blackbaud, Inc.
65 Fairchild Street
Charleston, South Carolina 29492
Attention: Jon W. Olson, Senior VP and General Counsel
Email: jon.olson@blackbaud.com

with a copy to (which will not constitute notice):

Sidley Austin LLP
1001 Page Mill Road, Building 1
Palo Alto, California 94304
Attention:    Martin A. Wellington
Sara Garcia Duran
Email:     mwellington@sidley.com
sduran@sidley.com

If to the Company prior to the Closing:

EverFi, Inc.
2300 N Street NW, Suite 500
Washington, DC 20037
Attention: Walter Leach
Email: wleach@everfi.com

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with a copy to (which will not constitute notice):

DLA Piper LLP (US)
One Fountain Square
11911 Freedom Drive
Suite 300
Reston, VA 20190-5602
Attention:     Jeffrey K. Lehrer
J.A. Glaccum

Email: J.A.Glaccum@us.dlapiper.com

If to the Seller Representative:

Eon Stockholder Representative, LLC
c/o TPG Global, LLC
301 Commerce Street, Suite 330
Fort Worth, Texas 76102
Attention: General Counsel
Email: officeofgeneralcounsel@tpg.com; nkarkar@tpg.com

with a copy to (which will not constitute notice):

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention:    Carl Marcellino;
Ben Rogers
Email: carl.marcellino@ropesgray.com;
benjamin.rogers@ropesgray.com

10.7    Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, by facsimile or other agreed format shall be sufficient to bind the parties to the terms and conditions of this Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any Related Document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

10.8    Governing Law. This Agreement, the Related Documents and all Related Claims shall be governed by the internal laws of the State of Delaware (including its statute of limitations), without giving effect to any choice or conflict of law principles or rules that would cause the application of the Laws of any other jurisdiction.

10.9    Submission to Jurisdiction; Consent to Service of Process.

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(a)    The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware) over all Related Claims, and each party hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. The parties hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Related Claim brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)    Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 10.6 (other than by email) along with a notification that service of process is being served in conformance with this Section 10.9(b). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

10.10    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING OR RELATED CLAIM BROUGHT BY OR AGAINST IT, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS.

10.11    Rights Cumulative. All rights and remedies of each of the parties under this Agreement and the Related Documents will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement, the Related Documents or applicable Law.

10.12    Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. No assignment of this Agreement or any of the rights, interests or obligations under this Agreement may be made by any party at any time, without the prior written consent of (a) prior to the Closing, the Company and Purchaser and (b) from and after the Closing, the Seller Representative and Purchaser, and any attempted assignment without the required consent shall be void; provided, however, that Purchaser may assign any of its rights or delegate any of its duties under this Agreement to (a) any Affiliate of Purchaser and (b) lenders and other financing sources of Purchaser and its Affiliates as collateral security; provided, further, however, that, in each case, such assignment shall not release Purchaser from its obligations under this Agreement and the Company shall have no obligation to pursue remedies against any assignee of Purchaser before proceeding against Purchaser for any breach of its obligations hereunder. Upon Purchaser’s sale, disposition or other transfer, in whole or in part, of the shares of capital stock or other equity interests in, or business or assets or properties of, the Company or any Company Subsidiary, the

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parties (including the Seller Representative) hereby agree that Purchaser may assign, in whole or in part, any of its rights or delegate any of its duties under this Agreement to the purchaser (or its Affiliates) under such transaction without consent.

10.13    Specific Enforcement. The parties hereto agree that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) Purchaser, on the one hand, and the Company Group, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise and that this shall include the right of the Company Group or Purchaser, as applicable, to cause the other parties hereto to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Laws and to thereafter cause this Agreement and the Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement, and (ii) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Company nor Purchaser would have entered into this Agreement. Remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement. Each of the parties hereto hereby (A) waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, (B) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief and (C) agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. If any party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall be automatically extended for so long as the party bringing such Action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement plus five (5) Business Days. Notwithstanding anything to the contrary, in no event shall this Section 10.13 be used, alone or together with any other provision of this Agreement, to require the Company to remedy any breach of any representation or warranty of the Company.

10.14    Third-Party Beneficiaries. Except as set forth in Article 2 (with respect to Sellers), Section 6.2 (with respect to the Indemnities), Article 9 (with respect to the Purchaser Indemnified Parties and the Seller Indemnified Parties), Section 10.15 (with respect to the Nonparty Affiliates) and Section 10.18 (with respect to Persons named therein), nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement. From and after the Closing, all of the Persons identified as third-party beneficiaries in the first sentence of this Section 10.14 shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement. This Agreement does not constitute an amendment of any benefit plan and does not impose any obligations on Purchaser under any benefit plan. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or

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liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any party hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.15    No Personal Liability of Directors, Officers and Owners. All Related Claims may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Related Documents.

10.16    Release. By virtue of the adoption and approval of this Agreement, each Seller, on behalf of such Seller and each of such Seller’s current or former Related Persons, and its and their respective successors, heirs and executors (the “Releasing Parties”), shall be deemed to hereby irrevocably and voluntarily release, discharge and forever waive and relinquish all claims, Losses, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, causes of action and other Actions of whatever kind or nature, whether known or unknown, which any such party has, may have or might have or may assert, now or in the future (“Claims”), against the Company, its Subsidiaries or any of its or their respective past, present and future directors, officers, trustees, beneficiaries, controlled Affiliates, managers, employees and agents and successors, assigns, heirs and executors (collectively, the “Releasees”), arising out of any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, in each case that relate to or arise out of (i) the business or operations of the Company or its Subsidiaries, (ii) such Releasing Party’s prior relationship with the Company or its Subsidiaries, or (iii) such Releasing Party’s rights or status as a direct or indirect equityholder, officer or director of the Company or its Subsidiaries, in each case, that occurred, existed, was taken, permitted or began before the Closing (the “Released Matters”); provided, however, that nothing set forth in this Section 10.16 shall release (A) Fraud of any Releasee or (B) any rights or remedies of the Releasing Parties under any of the following: (1) this Agreement or any Related

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Document, (2) any Contract set forth in Schedule 5.7, (3) the Organizational Documents of any Releasee with respect to exculpation, indemnification and reimbursement of expenses of any Releasing Party in its capacity as a director or officer of the Company or its Subsidiaries, (4) any Contract entered into by any Releasing Party, on the one hand, and any Releasee, on the other hand, after the Closing, or (5) any Claims in connection with a Releasing Party’s status as a current or former employee or consultant of the Company Groups for (A) reimbursement of expenses, (B) compensation or benefits earned, accrued, accruing, vested, payable or due to a Releasing Party, including any severance benefits payable to the undersigned by the Company Group, (C) any unreimbursed claims incurred by the Releasing Party undersigned the Company Group’s employee health and welfare plans prior to the Effective Time in accordance with the terms of such plans, (D) a Releasing Party’s right to continued participation in the Company Group’s health plan pursuant to the terms and conditions of COBRA or (E) any claims that cannot be released as a matter of law or by private agreement. By virtue of the adoption and approval of this Agreement, each Seller shall be deemed to hereby represent and warrant to Purchaser that neither it nor its Affiliates has filed, and Seller shall not, and shall cause its Affiliates not to, file or otherwise seek to assert or assist any other Person in filing or otherwise seeking to assert, nor as of the date hereof has, any Claim arising out of or based upon any of the Released Matters against any of the Releasees. Each Seller agrees that if it or any of its Affiliates hereafter commences, joins in, or in any manner seeks relief through any Action arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, including through any motion to reconsider, reopen or appeal the dismissal of the Action, then Seller shall pay to the Releasees against whom such Claim(s) is asserted all Losses incurred by such Releasees in defending or otherwise responding to such Claim.

10.17    Deemed Seller Agreement. Upon delivery of the Written Consent by the Requisite Stockholder Approval and the respective Letters of Transmittal, each Seller shall be deemed to have irrevocably agreed to each of the provisions of this Agreement that are binding upon, or purport to be binding upon, a Seller, including the provisions of Section 5.2, Section 5.6, Section 5.8, Article 9, or Article 10 (including this Section 10.17).

10.18    Attorney-Client Privilege and Conflict Waiver.

(a)    Purchaser, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Company) acknowledges and agrees that DLA Piper LLP (US) (“DLA Piper”) has acted as counsel for the Company and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, DLA Piper has not acted as counsel for any other Person, including the Purchaser.

(b)    Only the Company (and not the Surviving Company) and its Subsidiaries shall be considered clients of DLA Piper in the Acquisition Engagement. Purchaser, on behalf of itself and its Affiliates (including after the Closing, the Surviving Company) acknowledges and agrees that all confidential communications occurring prior to the Closing between the Sellers, the Company and its Subsidiaries and their respective Affiliates, on the one hand, and DLA Piper, on the other hand, directly related to the Acquisition Engagement, and any attendant attorney-client privilege and attorney work product protection shall be deemed to belong solely to the Sellers and their Affiliates (other than the Company and its Subsidiaries), and not the Company and its

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Subsidiaries, and shall not pass to or be claimed, held, or used by Purchaser or the Surviving Company or its Subsidiaries upon or after the Closing. Accordingly, Purchaser shall not have access to any such communications, or to the files of DLA Piper directly relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of DLA Piper directly relating to the Acquisition Engagement constitute property of the client, only the Sellers and their Affiliates shall hold such property rights and (ii) DLA Piper shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Company or its Subsidiaries or Purchaser by reason of any attorney-client relationship between DLA Piper and the Company and its Subsidiaries; provided, however, that notwithstanding the foregoing, DLA Piper shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Sellers and their Affiliates; provided, that such representatives, accounts and advisors are instructed to maintain the confidence of such attorney- client communications).

(c)    Purchaser, on behalf of itself and its Affiliates (including after the Closing, the Surviving Company and its Subsidiaries) acknowledges and agrees that DLA Piper has acted as counsel for one or more of the Sellers, the Company and its Subsidiaries and their respective Affiliates for several years and that the Sellers reasonably anticipate that DLA Piper will continue to represent them and/or their Affiliates in future matters. Accordingly, Purchaser, on behalf of itself and its Affiliates (including after the Closing, the Surviving Company and its Subsidiaries) expressly (i) consents to DLA Piper’s representation of the Sellers and/or the Seller Representative and/or their Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter relating to the transactions contemplated by this Agreement or any matter regarding a dispute or litigation over the transactions contemplated by this Agreement, and (ii) consents to the disclosure by DLA Piper to the Sellers or their Affiliates of any information learned by DLA Piper in the course of its representation of the Company and its Subsidiaries in connection with the Acquisition Engagement, whether or not such information is subject to attorney-client privilege, attorney work product protection, or DLA Piper’s duty of confidentiality.

(d)    From and after the Closing, the Surviving Company shall have no ongoing attorney-client relationship with DLA Piper, unless and to the extent DLA Piper is expressly engaged in writing by the Surviving Company to represent the Surviving Company after the Closing. DLA Piper, in its sole discretion, shall be permitted to withdraw from representing the Surviving Company in order to represent or continue so representing the Stockholders.

(e)    DLA Piper is an express third party beneficiary of this Section 10.18.

10.19    Non-Reliance.

(a)    Purchaser and Merger Sub hereby acknowledge and agree (each for itself and on behalf of its Affiliates and Representatives) that, as of the date of this Agreement, Purchaser, Merger Sub and their respective Affiliates and Representatives (a) have received access to (i) such books and records, facilities, equipment, contracts and other assets of the Company that Purchaser and Merger Sub and their respective Affiliates and Representatives, as of the date of this Agreement, have requested to review and (ii) the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement (the “Electronic Data

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Room”), and (b) have had opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)    In connection with the due diligence investigation of the Company by Merger Sub and Purchaser and their respective Affiliates and Representatives, Merger Sub and Purchaser and their respective Affiliates and Representatives have received and may continue to receive after the date of this Agreement from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Merger Sub and Purchaser hereby acknowledge and agree that: (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans; (ii) Merger Sub and Purchaser are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward- looking information or business plans); and (iii) except in the case of Fraud or for the specific representations and warranties expressly made by the Company in Article 3 as further limited by the specifically bargained-for exclusive remedies as set forth in Section 2.12 and Article 9 of this Agreement, Merger Sub and Purchaser hereby waive any claim against the Company Group, or any of their respective Affiliates or Representatives with respect to any information described in this Section 10.18 and have relied solely on the results of their own independent investigation. Accordingly, Merger Sub and Purchaser hereby acknowledge and agree that none of the Company nor any Subsidiaries of the Company, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward- looking statements or business plans).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BLACKBAUD, INC.

By:	/s/ Michael P. Gianoni
Name:	Michael P. Gianoni
Title:	President and Chief Executive Officer

PROJECT MONTESSORI ACQUISITION, INC.

By:	/s/ Jon W. Olson
Name:	Jon W. Olson
Title:	Senior Vice President and Secretary

EVERFI, INC.

By:	/s/ Thomas Davidson
Name:	Thomas Davidson
Title:	Chief Executive Officer

EON STOCKHOLDER REPRESENTATIVE, LLC
(solely in its capacity as the Seller Representative and only for the express purpose provided herein and no other purpose)

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]